Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF MISSOURI

EASTERN DIVISION

In re: Peabody Energy Corporation, et al., Debtors.	Case No. 16-42529-399 CHAPTER 11 Jointly Administered

SECOND AMENDED JOINT PLAN OF REORGANIZATION

OF DEBTORS AND DEBTORS IN POSSESSION AS REVISED MARCH 15, 2017

JONES DAY

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Telephone: (216) 586-3939

Facsimile: (216) 579-0212

Heather Lennox (admitted pro hac vice)

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JONES DAY

51 Louisiana Avenue, N.W.

Washington, D.C. 20001-2113

Telephone: (202) 879-3939

Facsimile: (202) 626-1700

Amy Edgy (admitted pro hac vice)

Daniel T. Moss (admitted pro hac vice)

Attorneys for Debtors and Debtors in Possession

ARMSTRONG TEASDALE LLP

7700 Forsyth Boulevard, Suite 1800

St. Louis, MO 63105

Telephone: (314) 621-5070

Facsimile: (314) 612-2239

Steven N. Cousins, MO 30788

Susan K. Ehlers, MO 49855

Attorneys for Debtors and Debtors in Possession

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME		1

A.	Defined Terms	1

B.	Rules of Interpretation and Computation of Time	22

ARTICLE II CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		23

A.	Unclassified Claims	23

B.	Classified Claims and Interests	27

C.	Subordination; Reservation of Rights to Reclassify Claims	36

D.	Special Provisions Regarding the Treatment of Allowed Secondary Liability Claims; Maximum Recovery	36

E.	Special Provisions Regarding Unimpaired Claims	36

F.	Elimination of Vacant Classes	36

G.	Voting Classes; Presumed Acceptance by Non-Voting Classes	37

H.	Confirmation Without Acceptance by All Impaired Classes	37

ARTICLE III TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		37

A.	Executory Contracts and Unexpired Leases to Be Assumed	37

B.	Rejection of Executory Contracts and Unexpired Leases	39

C.	Executory Contract and Unexpired Lease Notice Provisions	40

D.	Obligations to Indemnify Directors, Officers and Employees	40

E.	Surety Bonds; Indemnity Agreements	41

F.	No Change in Control	42

ARTICLE IV MEANS FOR IMPLEMENTATION OF THE PLAN		42

A.	Continued Corporate Existence and Vesting of Assets	42

B.	The Rights Offering and Private Placement	42

C.	Reorganized PEC Common Stock; Rights Offering Equity Rights; Penny Warrants; Preferred Equity; LTIP Shares	44

D.	The Exit Facility; the Replacement Secured First Lien Term Loan; the Additional First Lien Debt and the New Second Lien Notes	45

E.	The Class 5B Cash Pool	45

F.	Restructuring Transactions	46

G.	Securitization Facility	46

H.	Corporate Governance and Directors and Officers	46

I.	Employment-Related Agreements; Retiree Benefits; Workers’ Compensation Programs	47

J.	Gold Fields Liquidating Trust	48

K.	Corporate Action	51

L.	Special Provisions Regarding Insured Claims	52

M.	Cancellation and Surrender of Instruments, Securities and Other Documentation	52

N.	Release of Liens	54

O.	Effectuating Documents; Further Transactions	54

P.	Exemption from Certain Transfer Taxes	54

ARTICLE V CONFIRMATION OF THE PLAN		55

A.	Conditions Precedent to Confirmation	55

B.	Conditions Precedent to the Effective Date	55

C.	Waiver of Conditions to Confirmation or the Effective Date	56

D.	Effect of Nonoccurrence of Conditions to the Effective Date	57

E.	Effect of Confirmation of the Plan	57

ARTICLE VI PROVISIONS REGARDING DISTRIBUTIONS UNDER THE PLAN		64

A.	Distributions for Claims Allowed as of the Effective Date	64

B.	Method of Distributions to Holders of Claims	64

C.	Distributions on Account of Allowed Noteholder Claims	64

D.	Compensation and Reimbursement for Services Related to Distributions	64

E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	65

F.	Timing and Calculation of Amounts to Be Distributed	65

G.	Distribution Record Date	66

H.	Means of Cash Payments	67

I.	Establishment of Reserves and Provisions Governing Same	67

J.	Surrender of Canceled Instruments or Securities	67

K.	Withholding and Reporting Requirements	68

L.	Setoffs	68

M.	Claims Paid or Payable by Third Parties	69

N.	Time Bar to Cash Payments	69

O.	Application of Distributions	70

ARTICLE VII PROCEDURES FOR RESOLVING DISPUTED CLAIMS		70

A.	Designated Co-Administrator	70

B.	Allowance of Claims	71

C.	Prosecution of Objections to Claims	71

D.	Estimation of Claims	72

E.	Distributions on Account of Disputed Claims Once Allowed	73

F.	Offer of Judgment	73

G.	Amendments to Claims	73

ARTICLE VIII CONSOLIDATION		73

A.	Consolidation	73

B.	Order Granting Consolidation	74

ARTICLE IX RETENTION OF JURISDICTION		74

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ARTICLE X MISCELLANEOUS PROVISIONS		75

A.	Modification of the Plan	75

B.	Revocation of the Plan	76

C.	Severability of Plan Provisions	76

D.	Returned Letter of Credit Proceeds	76

E.	Successors and Assigns	77

F.	Plan/Confirmation Order Controls	77

G.	Service of Documents	77

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TABLE OF EXHIBITS

Exhibit I.A.91	Encumbered Guarantor Debtors

Exhibit I.A.118	Gold Fields Debtors

Exhibit I.A.120	Gold Fields Liquidating Trust Agreement

Exhibit I.A.127	Historic Gold Fields Policies

Exhibit I.A.146	Material Terms of LTIP

Exhibit I.A.151	Material Terms of New Second Lien Notes

Exhibit I.A.174	Material Terms of the Preferred Equity

Exhibit I.A.189	Registration Rights Agreement

Exhibit I.A.196	Material Terms of Replacement Secured First Lien Term Loan

Exhibit I.A.244	Unencumbered Debtors

Exhibit III.A.1	Executory Contracts and Unexpired Lease to be Assumed or Assumed and Assigned

Exhibit III.B.1	Executory Contracts and Unexpired Leases to be Rejected

Exhibit IV.F.1	Restructuring Transactions

Exhibit IV.H.1.a	Form of Constituent Documents of Reorganized PEC

Exhibit IV.H.1.b	Form of Constituent Documents of Other Reorganized Debtors

Exhibit IV.H.2	Initial Officers and Boards of Directors of Reorganized PEC and Other Reorganized Debtors

Exhibit V.E.9	Reorganized Debtors’ Retained Causes of Action

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INTRODUCTION

Peabody Energy Corporation (“PEC”), a Delaware corporation, and the other above-captioned debtors and debtors in possession (collectively, as further defined below, the “Debtors”), together with the Creditors’ Committee and the Creditor Co-Proponents, propose the following joint plan of reorganization for the resolution of the outstanding Claims against and equity Interests in the Debtors. The Debtors, the Creditors’ Committee and the Creditor Co-Proponents are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Debtors’ Disclosure Statement, distributed contemporaneously with the Plan, for a discussion of the Debtors’ history, business, results of operations, historical financial information, projections and properties and for a summary and analysis of the Plan. Other agreements and documents supplement the Plan and have been or will be filed with the Bankruptcy Court. These supplemental agreements and documents are referenced in the Plan and the Disclosure Statement and will be made available for review as set forth herein.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

A.	Defined Terms

Capitalized terms used in the Plan have the meanings set forth in this Section I.A. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules.

1. “2018 Senior Notes” means the 6.00% senior unsecured notes due November 2018 and issued under the 2018/2021 Senior Notes Indenture.

2. “2018 Senior Notes Claims” means, collectively, any Claims evidenced by, arising under or in connection with the 2018/2021 Senior Notes Indenture (as it relates to the 2018 Senior Notes), the 2018 Senior Notes or other agreements related thereto, against PEC, the Encumbered Guarantor Debtors and the Gold Fields Debtors, which shall be treated as Allowed Claims in the aggregate amount of $1,555,800,000.00.

3. “2018/2021 Senior Notes Indenture” means the indenture relating to the 2018 Senior Notes and the 2021 Senior Notes, dated November 15, 2011, among PEC, as issuer, the Encumbered Guarantor Debtors and the Gold Fields Debtors, as guarantors, and the 2018/2021 Senior Notes Indenture Trustee, as the same has been or may be subsequently modified, amended, supplemented or otherwise revised from time to time, and together with all instruments, documents and agreements related thereto.

4. “2018/2021 Senior Notes Indenture Trustee” means Wilmington Trust Company, in its capacity as trustee under the 2018/2021 Senior Notes Indenture.

5. “2020 Senior Notes” means the 6.50% senior unsecured notes due September 2020 and issued under the 2020 Senior Notes Indenture.

6. “2020 Senior Notes Claims” means, collectively, any Claims evidenced by, arising under or in connection with the 2020 Senior Notes Indenture, the 2020 Senior Notes or other agreements related thereto, against PEC, the Encumbered Guarantor Debtors and the Gold Fields Debtors, which shall be treated as Allowed Claims in the aggregate amount of $674,200,000.00.

7. “2020 Senior Notes Indenture” means the indenture relating to the 2020 Senior Notes, dated March 19, 2004, among PEC, as issuer, the Encumbered Guarantor Debtors, the Gold Fields Debtors, as guarantors, and the 2020 Senior Notes Indenture Trustee, as the same has been or may be subsequently modified, amended, supplemented or otherwise revised from time to time, and together with all instruments, documents and agreements related thereto.

8. “2020 Senior Notes Indenture Trustee” means Wilmington Trust Company, in its capacity as trustee under the 2020 Senior Notes Indenture.

9. “2021 Senior Notes” means the 6.25% senior unsecured notes due November 2021 and issued under the 2018/2021 Senior Notes Indenture.

10. “2021 Senior Notes Claims” means, collectively, any Claims evidenced by, arising under or in connection with the 2018/2021 Senior Notes Indenture (as it relates to the 2021 Senior Notes), the 2021 Senior Notes or other agreements related thereto, against PEC, the Encumbered Guarantor Debtors and the Gold Fields Debtors, which shall be treated as Allowed Claims in the aggregate amount of $1,373,600,000.00.

11. “2026 Senior Notes” means the 7.875% senior unsecured notes due November 2026 and issued under the 2026 Senior Notes Indenture.

12. “2026 Senior Notes Claims” means, collectively, any Claims evidenced by, arising under or in connection with the 2026 Senior Notes Indenture, the 2026 Senior Notes or other agreements related thereto, against PEC, the Encumbered Guarantor Debtors and the Gold Fields Debtors, which shall be treated as Allowed Claims in the aggregate amount of $256,600,000.00.

13. “2026 Senior Notes Indenture” means the indenture relating to the 2026 Senior Notes, dated March 19, 2004, among PEC, as issuer, the Encumbered Guarantor Debtors, the Gold Fields Debtors, as guarantors, and the 2026 Senior Notes Indenture Trustee, as the same has been or may be subsequently modified, amended, supplemented or otherwise revised from time to time, and together with all instruments, documents and agreements related thereto.

14. “2026 Senior Notes Indenture Trustee” means Wilmington Trust Company, in its capacity as trustee under the 2026 Senior Notes Indenture.

15. “2066 Subordinated Indenture” means the subordinated indenture relating to the 2066 Unsecured Subordinated Debentures, dated as of December 20, 2006, by and between PEC, as issuer, and the 2066 Subordinated Indenture Trustee, as the same may have been subsequently modified, amended, supplemented or otherwise revised from time to time, and together with all instruments, documents and agreements related thereto.

16. “2066 Subordinated Indenture Trustee” means BOKF, National Association, in its capacity as trustee under the 2066 Subordinated Indenture.

17. “2066 Unsecured Subordinated Debentures” means the 4.75% convertible junior subordinated debentures due December 2066 and issued under the 2066 Subordinated Indenture.

18. “ACE Assumption Order” means the Order (I) Authorizing Assumption of the Prepetition Insurance Program, (II) Authorizing the Debtors to Enter Into the Postpetition Insurance Program, and (III) Granting Related Relief [Docket No. 1447], entered by the Bankruptcy Court on October 18, 2016.

19. “Active SERA Plan” means the Peabody Investments Corp. 2017 Supplemental Employee Retirement Account, which is a non-qualified supplemental employee retirement account plan covering certain current employees who are employed as of the Effective Date and providing for benefits such employees had accrued under the Frozen SERA Plan.

20. “Additional First Lien Debt” means additional first lien debt that may be issued by the Debtors on terms consistent with the Exit Facility to holders of Allowed Second Lien Notes Claims in accordance with Sections II.B.2.b and IV.D.

21. “Ad Hoc Group of Second Lien Noteholders” means, collectively, (a) PointState; (b) Contrarian; (c) Panning; and (d) the SDIC.

22. “Ad Hoc Group of Unsecured Senior Noteholders” means, collectively, (a) Aurelius; (b) Elliott; and (c) Discovery.

23. “Additional PEC Cash” means, to the extent payments to Allowed Convenience Claims in Class 6A are less than $2 million, the difference between $2 million and total payments to Allowed Convenience Claims in Class 6A.

24. “Administrative Expense Claim” means a Claim arising on or after the Petition Date and prior to the Effective Date for a cost or expense of administration in the Chapter 11 Cases that is entitled to priority or superpriority under sections 364(c)(1), 503(b), 503(c), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code (other than Securitization Facility Claims and Contingent DIP Facility Surviving Claims), including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code; (c) the Breakup Payments; (d) the Expense Reimbursements; (e) the indemnification obligations owed by the Debtors under the Rights Offering Backstop Commitment Agreement and the Private Placement Agreement; (f) the Commitment Premiums; (g) the Ticking Premiums; (h) the Debtors’ and Reorganized Debtors’ obligations to fund the Class 5B Cash Pool in accordance with Section IV.E below and (i) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930. In addition, Claims pursuant to section 503(b)(9) of the Bankruptcy Code for the value of goods received by the Debtors in the 20 days immediately prior to the Petition Date and sold to the Debtors in the ordinary course of the Debtors’ business shall be treated as Administrative Expense Claims.

25. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

26. “Allowed … Claim” means an Allowed Claim in the particular Class or category specified.

27. “Allowed Claim” when used:

a.	with respect to any Claim other than an Administrative Expense Claim, means a Claim that is not a Disallowed Claim and:

i.	(a) is listed on a Debtor’s Schedules and not designated in the Schedules as either disputed, contingent or unliquidated and (b) is not otherwise a Disputed Claim;

ii.	(a) as to which no objection to allowance has been Filed on or before the Claims Objection Bar Date or such other applicable period of limitation fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order for objecting to such Claims and (b) is not otherwise a Disputed Claim;

iii.	that is allowed: (a) in any Stipulation of Amount and Nature of Claim executed by the applicable Claim holder on or after the Effective Date, (b) in any contract, instrument or other agreement entered into in connection with the Plan and, if prior to the Effective Date, approved or authorized by the Bankruptcy Court, (c) pursuant to a Final Order or (d) pursuant to the terms of the Plan; or

iv.	is asserted in a liquidated proof of Claim that is accepted, and is designated for allowance, by the Debtors or the Reorganized Debtors, as set forth in one or more notices Filed with the Bankruptcy Court; and

b.	with respect to an Administrative Expense Claim, means an Administrative Expense Claim that is not a Disallowed Claim and:

i.	(a) as to which no objection to allowance has been Filed on or before the Claims Objection Bar Date or such other applicable period of limitation fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order for objecting to such Administrative Expense Claims and (b) is not otherwise a Disputed Claim;

ii.	that is allowed: (a) in any Stipulation of Amount and Nature of Claim executed by the applicable Claim holder on or after the Effective Date, (b) in any contract, instrument or other agreement entered into in connection with the Plan and, if prior to the Effective Date, approved or authorized by the Bankruptcy Court, (c) pursuant to a Final Order or (d) pursuant to Section II.A.1; or

iii.	is properly asserted in a liquidated proof of Claim or request for payment of an administrative expense that is accepted, and is designated for allowance, by the Debtors or the Reorganized Debtors, as set forth in one or more notices Filed with the Bankruptcy Court.

28. “Allowed Interest” means an Interest registered in the stock register, membership interest register or any similar register or schedule maintained by or on behalf of a Debtor as of the Distribution Record Date and not timely objected to or that is allowed by a Final Order.

29. “Amended Securitization Facility” means the securitization facility described in the Receivables Purchase Facility Commitment Letter.

30. “Assets” means a Debtor’s property, rights and interests that are property of a Debtor’s Estate pursuant to section 541 of the Bankruptcy Code.

31. “Aurelius” means entities managed by Aurelius Capital Management, LP and any affiliates or funds or entities managed by them.

32. “Ballot” means the form or forms distributed to each holder of an impaired Claim entitled to vote on the Plan on which the holder indicates either acceptance or rejection of the Plan and (when applicable) any election for treatment of such Claim under the Plan.

33. “Bankruptcy Code” means title 11 of the United States Code, as now in effect or hereafter amended, as applicable to these Chapter 11 Cases.

34. “Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Missouri and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the District Court.

35. “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

36. “Bar Date” means the applicable bar date by which a proof of Claim or request for payment of administrative expenses must be, or must have been, Filed, as established by an order of the Bankruptcy Court, including a Bar Date Order and the Confirmation Order.

37. “Bar Date Order” means any order of the Bankruptcy Court establishing Bar Dates for Filing proofs of Claim or requests for payment of administrative expenses in the Chapter 11 Cases, including the Order Establishing Bar Dates for Filing Proofs of Claim and Approving Form and Manner of Notice Thereof [Docket No. 771], entered by the Bankruptcy Court on June 16, 2016, as it may be amended, supplemented, clarified or otherwise modified.

38. “Black Lung Act” means the Black Lung Benefits Act, 30 U.S.C. §§ 901, et seq., as it may be amended.

39. “Bonding Solution” means a solution for all of the Debtors’ continuing self-bonding reclamation obligations in Wyoming, New Mexico, Illinois and Indiana.

40. “Breakup Payments” means, collectively, the “Breakup Payments” as defined in the Private Placement Agreement and the “Breakup Payments” as defined in the Rights Offering Backstop Commitment Agreement.

41. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

42. “Cash” means legal tender of the United States of America and equivalents thereof.

43. “Causes of Action” means any claim, cause of action, controversy, demand, right of setoff or recoupment, cross claim, counterclaim, demand, right, action, lien, indemnity, contribution, guaranty, suit, obligation, liability, debt, damage, judgment, account, remedies, defense, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, fixed or contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, foreseen or unforeseen, direct or indirect, choate or inchoate, assertable directly or derivatively (including without limitation, under alter ego theories), whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

44. “Chapter 11 Cases” means, collectively, the bankruptcy cases commenced in the Bankruptcy Court by the Debtors under chapter 11 of the Bankruptcy Code and jointly administered under the case caption In re Peabody Energy Corporation, et al., No. 16-42529-399 (Bankr. E.D. Mo.).

45. “Citibank” means Citibank, N.A.

46. “Claim” means a claim, as defined in section 101(5) of the Bankruptcy Code, against a Debtor or its Estate.

47. “Claims and Balloting Agent” means Kurtzman Carson Consultants, LLC, in its capacity as Bankruptcy Court-appointed claims and balloting agent for the Chapter 11 Cases.

48. “Claims Objection Bar Date” means, for all Claims, the latest of: (a) 180 days after the Effective Date, subject to extension by order of the Bankruptcy Court; (b) 90 days after the Filing of a proof of Claim or request for payment of Administrative Expense Claims for such Claim; and (c) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order for objecting to such a Claim.

49. “Class” means a class of Claims, as described in Article II.

50. “Class 5B Cash Pool” means $75 million in Cash to be paid by the Debtors and the Reorganized Debtors into a segregated account pursuant to, and in accordance with, Section IV.E of the Plan, for Distribution in accordance with the terms of the Plan to holders of Allowed Class 5B Claims who elect on their Ballots to receive their Pro Rata share thereof.

51. “Class 5B Cash Pool Disputed Claims” means Disputed Claims of a holder of a Claim in Class 5B that elected on their Ballot to receive a distribution from the Class 5B Cash Pool.

52. “CNTA Dispute” means the disputes being litigated in the CNTA Dispute Adversary Proceeding.

53. “CNTA Dispute Adversary Proceeding” means the adversary proceeding captioned Peabody Energy Corporation, et al. v. Citibank, N.A., et al., Adversary Proceeding No. 16-04068, commenced on May 20, 2016 in the Bankruptcy Court.

54. “Commitment Premiums” means, collectively, the Private Placement Commitment Premium and the Rights Offering Backstop Commitment Premium.

55. “Confirmation” means the entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

56. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

57. “Confirmation Exhibits” means, collectively, the documents listed on the “Table of Exhibits” included herein, subject to the Creditor Approval Rights (as applicable), which documents will be Filed no later than ten (10) calendar days before the Confirmation Hearing, to the extent not Filed earlier. All Confirmation Exhibits will be made available on the Document Website once they are Filed. The Debtors reserve the right, in accordance with the terms hereof, to modify, amend, supplement, restate or withdraw any of the Confirmation Exhibits after they are Filed, subject to the Creditor Approval Rights (as applicable), and shall promptly make such changes available on the Document Website.

58. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan, as such hearing may be continued from time to time.

59. “Confirmation Order” means the order, subject to the Creditor Approval Rights (as applicable), of the Bankruptcy Court that confirms the Plan pursuant to section 1129 of the Bankruptcy Code.

60. “Contingent DIP Facility Surviving Claim” means any Claim of the DIP Facility Agent, DIP Facility Lenders or Citigroup Global Markets Inc. (in its capacity as sole lead arranger and book runner under the DIP Facility Credit Agreement) that are related to obligations of the Debtors that (a) arise under or are evidenced by (i) the DIP Facility Credit Agreement (ii) the Final DIP Order or (iii) any other agreements related thereto and (b) pursuant to the DIP Facility Repayment Order, survive termination of the DIP Facility Credit Agreement.

61. “Contract Procedures Order” means, and as such order may be further modified, amended, supplemented or otherwise revised, the Order, Pursuant to Sections 105, 365 and 1123 of the Bankruptcy Code, (I) Establishing Procedures with Respect to the Proposed Assumption, Assumption and Assignment, and Rejection of Executory Contracts and Unexpired Leases and the Treatment of Other Agreements Pursuant to the Joint Plan of Reorganization of Debtors and Debtors in Possession and Applicable Law and (II) Approving the Form and Manner of Notice Thereof [Docket No. 2420], entered by the Bankruptcy Court on February 15, 2017.

62. “Contrarian” means Contrarian Capital Management, L.L.C. and any affiliates or funds or accounts managed by them.

63. “Convenience Claims” means General Unsecured Claims (other than Unsecured Senior Notes Claims) against PEC or any Encumbered Guarantor Debtor that otherwise would be classified in Class 5A or Class 5B, respectively, but, with respect to each such Allowed Claim, the aggregate amount of such Allowed Claim is equal to or less than $200,000; provided, however, that where any portion(s) of a single Claim has been transferred to a transferee, the amount of all such portions will be aggregated to determine whether a Claim qualifies as a Convenience Claim; provided further, that if a holder of an Allowed General Unsecured Claim (other than Unsecured Senior Notes Claims) holds separate and distinct Allowed General Unsecured Claims (other than Unsecured Senior Notes Claims) against more than one Encumbered Guarantor Debtor (other than Secondary Liability Claims), the amount of such Allowed General Unsecured Claims (other than Unsecured Senior Notes Claims) against separate Encumbered Guarantor Debtors shall not be aggregated in determining whether the amount of any such Allowed Claim is equal to or less than $200,000.

64. “Creditor Approval Rights” means, collectively, (a) the Creditors’ Committee Approval Rights and (b) the approval, consent and/or consultation rights of the Requisite Creditor Parties solely to the extent set forth in the PSA and/or Restructuring Term Sheet; provided, however, that for the avoidance of doubt, neither the Creditors’ Committee nor any of the Requisite Creditor Parties have any consent or approval rights relating to any documents concerning the Bonding Solution.

65. “Creditor Co-Proponents” means, collectively, (a) the First Lien Lender Co-Proponents and (b) the Noteholder Co-Proponents.

66. “Creditors’ Committee” means the statutory official committee of unsecured creditors appointed by the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as constituted from time to time.

67. “Creditors’ Committee Alleged Causes of Action” means all of the Causes of Action asserted, alleged, raised or claimed by the Creditors’ Committee, or that could have been raised by the Creditors’ Committee, including with respect to whether Cash at PEC on the Petition Date was encumbered or unencumbered and other challenge actions, including any and all Causes of Action raised in the Claims Disclosure Letter [Docket No. 1267] Filed by the Creditors’ Committee and the supplement thereto delivered to the Debtors, the First Lien Agent and the Second Lien Notes Indenture Trustee on September 15, 2016.

68. “Creditors’ Committee Approval Rights” means, with respect to the documents over which the First Lien Lender Co-Proponents and Noteholder Co-Proponents have approval rights, as set forth in the PSA and Restructuring Term Sheet, that any modification to such documents that materially and adversely affects the amount of Reorganized PEC Common Stock and Cash to be distributed to holders of Allowed General Unsecured Claims that are not Unsecured Senior Notes Claims is reasonably acceptable to the Creditors’ Committee.

69. “Cure Amount Claim” means a Claim based upon a Debtor’s defaults under an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by such Debtor under section 365 of the Bankruptcy Code to the extent such Claim is required to be cured by section 365 of the Bankruptcy Code.

70. “Debtor Group” means each group of one or more Debtor(s) established pursuant to, and set forth more fully in, Section II.B.

71. “Debtors” means, collectively, all of the above-captioned debtors and debtors in possession in the Chapter 11 Cases.

72. “Designated Co-Administrator” means the designee of the Creditors’ Committee who will act after the Effective Date as the co-administrator with the Reorganized Debtors for the reconciliation of Class 5B Cash Pool Disputed Claims.

73. “DIP Facility Agent” means Citibank, in its former capacity as administrative agent and letter of credit issuer under the DIP Facility Credit Agreement.

74. “DIP Facility Credit Agreement” means the now-terminated, as a result of Payment in Full (as defined therein), Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of April 18, 2016 (as amended, modified or supplemented from time to time), by and among PEC (as borrower), the subsidiaries of PEC signatory thereto (as guarantors), the DIP Facility Lenders, the DIP Facility Agent, and Citigroup Global Markets Inc. (as sole lead arranger and sole book runner), including (a) all amendments thereto and extensions thereof and (b) all security agreements, documents and instruments related thereto.

75. “DIP Facility Lenders” means, collectively, those entities identified as “Lenders” or “L/C Issuers” in the DIP Facility Credit Agreement and their respective permitted successors and assigns, solely in their respective capacities as “Lenders” and/or “L/C Issuers” under the DIP Facility Credit Agreement.

76. “DIP Facility Repayment Order” means, and as such order may be further modified, amended, supplemented or otherwise revised, the Order Authorizing the Early Payment of the Debtors’ DIP Obligations and Granting Related Relief [Docket No. 1785], entered by the Bankruptcy Court on December 14, 2016.

77. “DIP Payoff Letter” means that certain Payoff Letter, dated December 15, 2016, from PEC to Citibank, in its capacity as the DIP Facility Agent.

78. “Disallowed,” when used with respect to a Claim, means a Claim that has been disallowed by a Final Order.

79. “Disbursing Agent” means (a) any Reorganized Debtor in its capacity as disbursing agent pursuant to Article VI, (b) solely with respect to Distributions from the Gold Fields Liquidating Trust, the Gold Fields Liquidating Trustee or (c) any Third Party Disbursing Agent.

80. “Disclosure Statement” means the second amended disclosure statement (including all exhibits and schedules thereto or referenced therein), subject to the Creditor Approval Rights (as applicable), that relates to the Plan and has been prepared and distributed by the Debtors, as plan proponents, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified or supplemented.

81. “Discovery” means Discovery Capital Management, LLC and any affiliates or funds or entities managed by them that hold any First Lien Lender Claims, Second Lien Notes, Unsecured Senior Notes, Unsecured Subordinated Debenture Claims and/or PEC Interests.

82. “Disputed Claim” means:

a.	a Claim that is listed on a Debtor’s Schedules as either disputed, contingent or unliquidated, whether or not a proof of Claim has been filed;

b.	a Claim that is listed on a Debtor’s Schedules as other than disputed, contingent or unliquidated, but the nature or amount of the Claim as asserted by the holder in a proof of Claim varies from the nature or amount of such Claim as it is listed on the Schedules;

c.	a Claim that is not listed on a Debtor’s Schedules;

d.	a Claim as to which the applicable Debtor or Reorganized Debtor, or, prior to the Confirmation Date, any other party in interest, has Filed an objection by the Claims Objection Bar Date and such objection has not been withdrawn or overruled by a Final Order;

e.	a Claim for which a proof of Claim or request for payment of Administrative Expense Claim is required to be Filed under the Plan or Bar Date Order and no such proof of Claim or request for payment of Administrative Expense Claim is timely Filed.

83. “Distribution” means one or more payments or distributions under the Plan of Cash, notes, interests, securities or other property, as may be applicable, to the holders of Allowed Claims in accordance with and subject to the terms of the Plan.

84. “Distribution Date” means a date selected by the Reorganized Debtors in accordance with the terms of the Plan to make Distributions on account of Allowed Claims.

85. “Distribution Record Date” means 5:00 p.m., Central Time, on the Confirmation Date; provided, however, that Citibank and the Indenture Trustees, in their capacity as Third Party Disbursing Agents, may set an alternative Distribution Record Date on or after the Confirmation Date for Distributions to holders of the First Lien Lender Claims and Noteholder Claims.

86. “District Court” means the United States District Court for the Eastern District of Missouri.

87. “Document Website” means the internet address www.kccllc.net/peabody, at which the Plan, the Disclosure Statement and all Filed Confirmation Exhibits shall be available to any party in interest and the public, free of charge.

88. “DTC” means the Depository Trust Company.

89. “Effective Date” means a day, as determined by the Debtors, that is the Business Day as soon as reasonably practicable after all conditions to the Effective Date set forth in Section V.B have been met or waived in accordance with Section V.C.

90. “Elliott” means Elliott Management Corporation and any affiliates or funds or entities managed by them.

91. “Encumbered Guarantor Debtors” means, collectively, the Debtors set forth on Exhibit I.A.91.

92. “Environmental Law” means all federal, state and local statutes, regulations and ordinances concerning pollution or protection of the environment, or environmental impacts on human health and safety, including the Atomic Energy Act; the Clean Air Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Clean Water Act; the Emergency Planning and Community Right to Know Act; the Federal Insecticide, Fungicide, and Rodenticide Act; the Resource Conservation and Recovery Act; the Safe Drinking Water Act; the Surface Mining Control and Reclamation Act; the Toxic Substances Control Act; and any state or local equivalents of the foregoing.

93. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001, et seq.

94. “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

95. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

96. “Executory Contract” means a contract to which a Debtor is a party that is subject to assumption, assumption and assignment or rejection under section 365 of the Bankruptcy Code.

97. “Exit Facility” means a senior secured credit facility that may be entered into by one or more of the Reorganized Debtors, the Exit Facility Agent and the other financial institutions party thereto on the Effective Date.

98. “Exit Facility Agent” means the agent or agents for the lenders under the Exit Facility.

99. “Exit Facility Condition” means that the Debtors shall have received commitments for the Exit Facility in the aggregate principal amount of not less than $1.5 billion, the terms of which are no less favorable, when taken as a whole, to the Debtors than the terms of the Replacement Secured First Lien Term Loan as set forth on Exhibit I.A.196, as determined by the Debtors in their reasonable business judgment, and of sufficient size and on appropriate terms, including the ability to enter into up to $250 million of ABL Facilities (as defined in Exhibit I.A.196).

100. “Expense Reimbursements” means, collectively, the “Expense Reimbursement” as defined in the Private Placement Agreement and the “Expense Reimbursement” as defined in the Rights Offering Backstop Commitment Agreement.

101. “Face Amount” means either (a) the full stated amount in any proof of Claim Filed by the Bar Date or otherwise deemed timely Filed under applicable law, if the proof of Claim specifies only a liquidated amount; (b) if no proof of Claim is Filed by the Bar Date or otherwise deemed timely Filed under applicable law, the full amount of a Claim listed on the Debtors’ Schedules, provided that such amount is not listed as disputed, contingent or unliquidated; or (c) the amount of the Claim (i) acknowledged by the applicable Debtor or Reorganized Debtor in any objection Filed to such Claim, (ii) estimated by the Bankruptcy Court for such purpose pursuant to section 502(c) of the Bankruptcy Code or (iii) proposed by the Debtors or the Reorganized Debtors if (A) no proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law and such amount is not listed in the Debtors’ Schedules or is listed in the Debtors’ Schedules as disputed, contingent or unliquidated or (B) the proof of Claim specifies an unliquidated amount (in whole or in part).

102. “Fee Claim” means a Claim under sections 328, 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other Person for services rendered or expenses incurred in the Chapter 11 Cases. For the avoidance of doubt, the Breakup Payments and the Expense Reimbursements are not Fee Claims.

103. “File,” “Filed,” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

104. “Final ARS Order” means, and as such order may be further modified, amended, supplemented or otherwise revised, the Final Order Pursuant to Sections 105, 362(d), 363(b)(1), 363(f), 363(m), 364(c)(1), 364(c)(2), 364(d), 364(e) and 365 of the Bankruptcy Code (I) Authorizing Certain Debtors to Continue Selling and Contributing Receivables and Related Rights Pursuant to a Securitization Facility, (II) Modifying the Automatic Stay and (III) Granting Related Relief [Docket No. 529], entered by the Bankruptcy Court on May 18, 2016.

105. “Final DIP Order” means, and as such order may be further modified, amended, supplemented or otherwise revised, the Final Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) [Docket No. 544], entered by the Bankruptcy Court on May 18, 2016.

106. “Final Order” means an order or judgment of the Bankruptcy Court, or any other court of competent jurisdiction, as entered on the docket in the Chapter 11 Cases or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move, under Bankruptcy Rule 9023 or Rule 59 of the Federal Rules of Civil Procedure, for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceeding for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

107. “First Lien Agent” means Citibank, in its capacity as administrative agent under the First Lien Credit Agreement.

108. “First Lien Credit Agreement” means the Amended and Restated Credit Agreement, dated as of September 24, 2013, among PEC, as borrower, the First Lien Agent, the First Lien Lenders and the other agents, arrangers, book managers and issuers of letters of credit party thereto, as the same has been or may be subsequently modified, amended, supplemented or otherwise revised from time to time, including pursuant to that certain Omnibus Amendment Agreement, dated as of February 5, 2015, and together with all instruments, documents and agreements related thereto.

109. “First Lien Credit Documents” means the First Lien Credit Agreement, that certain Pledge and Security Agreement, dated as of February 5, 2015, by and among PEC, the guarantors thereunder, and the First Lien Agent, that certain Guaranty, made by PEC and certain of its subsidiaries party thereto, in favor of the First Lien Agent, dated September 24, 2013, Swap Contracts and Cash Management Agreements (each as defined in the First Lien Credit Agreement), the Intercreditor Agreement and all guaranties, mortgages, pledges and all other documentation executed in connection with any of the foregoing, and any and all other documents governing such arrangements.

110. “First Lien Full Cash Recovery” means that the holders of Allowed First Lien Lender Claims shall have received Cash equal to the full amount of the Allowed First Lien Lender Claims, including interest at the default rate in accordance with Section II.B.2.a.

111. “First Lien Lender Claims” means, collectively, any Claims evidenced by, arising under or in connection with the First Lien Credit Documents or other agreements related thereto, which shall be Allowed in an amount as agreed between the Debtors and the Requisite First Lien Lender Co-Proponents or as determined by the Bankruptcy Court at the Confirmation Hearing.

112. “First Lien Lender Co-Proponents” means, collectively, (a) Citibank, in its capacity as First Lien Agent; and (b) the First Lien Lenders (excluding the Noteholder Co-Proponents) who were signatories to the PSA as of December 22, 2016.

113. “First Lien Lenders” means, collectively, the lenders party to the First Lien Credit Agreement or their successors or assigns or any other Secured Parties (as defined in the First Lien Credit Agreement).

114. “First Lien Letter of Credit” means a Letter of Credit (as defined in the First Lien Credit Agreement) issued under and in accordance with the terms of the First Lien Credit Agreement.

115. “Frozen SERA Plan” means the Peabody Investments Corp. Supplemental Employee Retirement Account, which was a non-qualified supplemental employee retirement account, amended and restated effective as of January 1, 2005, and as amended on December 21, 2007, December 18, 2008, December 17, 2009, December 2, 2014, December 8, 2015, and May 31, 2016.

116. “General Unsecured Claim” means any Claim that is not an Administrative Expense Claim, Cure Amount Claim, Contingent DIP Facility Surviving Claim, Securitization Facility Claim, Priority Tax Claim, First Lien Lender Claim, Second Lien Notes Claim, Other Secured Claim, Other Priority Claim, Convenience Claim, Unsecured Subordinated Debenture Claim, Intercompany Claim or Section 510(b) Claim and which, for the avoidance of doubt, includes the Unsecured Senior Notes Claims against PEC, the Encumbered Guarantor Debtors and the Gold Fields Debtors.

117. “Gib 1” means Debtor Peabody Holdings (Gibraltar) Limited, a Gibraltar entity.

118. “Gold Fields Debtors” means, collectively, the Debtors set forth on Exhibit I.A.118.

119. “Gold Fields Liquidating Trust” means the trust established pursuant to Section IV.J to, among other things, liquidate the assets of the Gold Fields Liquidating Trust.

120. “Gold Fields Liquidating Trust Agreement” means the trust agreement, to be dated prior to the Effective Date, between the Debtors, the Gold Fields Debtors and the Gold Fields Liquidating Trustee, governing the Gold Fields Liquidating Trust, which shall be substantially in the form of Exhibit I.A.120.

121. “Gold Fields Liquidating Trust Assets” means, collectively, substantially all of the Assets of the Gold Fields Debtors, including, without limitation the Historic Gold Fields Policies, to be set forth in greater detail in the Gold Fields Liquidating Trust Agreement; provided, however, that pursuant to the global settlement embodied in the Plan, all Intercompany Claims by and between the Gold Fields Debtors and any other Debtor and all other Claims and Causes of Action the Gold Fields Debtors have or may have against any other Debtor shall be deemed settled, released and discharged pursuant to the terms of the Plan.

122. “Gold Fields Liquidating Trust Expense” means any and all reasonable fees, costs and expenses incurred by the Gold Fields Liquidating Trust or the Gold Fields Liquidating Trustee (or any Person, entity or professional engaged by the Gold Fields Debtors or the Gold Fields Liquidating Trustee to assist the Gold Fields Liquidating Trustee with its duties under the Gold Fields Liquidating Trust Agreement) in connection with any of their duties under the Plan and the Gold Fields Liquidating Trust Agreement, including, without limitation, any administrative fees, attorneys’ or other professionals’ fees and expenses, insurance fees, taxes, escrow expenses and fees payable under 28 U.S.C. § 1930, costs associated with any maintenance of any going concern as part of the wind down of such going concern business operations or costs to maintain certain assets while they are held for sale.

123. “Gold Fields Liquidating Trust Units” means units of beneficial interest issued by the Gold Fields Liquidating Trust, which provide the holders thereof with the rights as set forth in the Gold Fields Liquidating Trust Agreement.

124. “Gold Fields Liquidating Trustee” means the trustee appointed pursuant to Section IV.J.4 (or any successor trustee), in his, her or its capacity as the trustee of the Gold Fields Liquidating Trust, and who shall be identified in the Gold Fields Liquidating Trust Agreement.

125. “Gold Fields PEP” means the Gold Fields Mining Corporation Non-Qualified Plan, maintained for the purpose of providing deferred compensation for certain former employees of the Gold Fields Debtors and/or their beneficiaries.

126. “Governmental Unit” means a “governmental unit,” as defined in section 101(27) of the Bankruptcy Code.

127. “Historic Gold Fields Policies” means the insurance policies set forth on Exhibit I.A.127.

128. “Impaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

129. “Incremental Additional First Lien Debt” means Additional First Lien Debt that may be issued by the Debtors to holders of Allowed Second Lien Notes Claims in accordance with Sections II.B.2.b and IV.D.

130. “Incremental New Second Lien Notes” means New Second Lien Notes that may be issued by the Debtors to holders of Allowed Second Lien Notes Claims in accordance with Sections II.B.2.b and IV.D.

131. “Incremental Second Lien Notes Claims” means the total amount of Second Lien Notes Claims in excess of $1.158 billion in the event the Effective Date occurs after April 3, 2017.

132. “Incremental Second Lien Shares” means any shares of Reorganized PEC Common Stock that may be issued pursuant to Section II.B.2.b on account Incremental Second Lien Notes Claims.

133. “Indemnity Agreement” means the indemnity agreement of any Debtor in place with any Surety immediately prior to the Petition Date.

134. “Indenture Trustees” means, collectively, (a) the Second Lien Notes Indenture Trustee, (b) the 2018/2021 Senior Notes Indenture Trustee, (c) the 2020 Senior Notes Indenture Trustee, (d) the 2026 Senior Notes Indenture Trustee and (e) the 2066 Subordinated Indenture Trustee.

135. “Indentures” means, collectively, (a) the Second Lien Notes Indenture, (b) the 2018/2021 Senior Notes Indenture, (c) the 2020 Senior Notes Indenture, (d) the 2026 Senior Notes Indenture and (e) the 2066 Subordinated Indenture.

136. “Independent Director” means an individual who is determined to be independent under the listing rules of the NYSE and the independence requirements for members of audit and compensation committees under the rules of the SEC.

137. “Insurance Contract” means any policy of insurance under which any of the Debtors could have asserted, did assert or may in the future assert a right to coverage for any claim, together with any other contracts, documents or instruments that pertain or relate to such policy.

138. “Insured Claim” means any Claim arising from an incident or occurrence alleged to have occurred prior to the Effective Date: (a) as to which any Insurer is obligated in whole or in part pursuant to the terms, conditions, limitations and exclusions of its Insurance Contract(s) to pay any judgment, settlement or contractual obligation with respect to the Debtors; or (b) that any Insurer otherwise agrees to pay in whole or in part as part of a settlement or compromise of a claim made under the applicable Insurance Contract(s).

139. “Insurer” means any Person that issued, or provides coverage under, any Insurance Contract.

140. “Intercompany Claim” means (a) any Claim of any Debtor against any other Debtor, (b) any Claim of any Debtor against any non-Debtor Affiliate and (c) any Claim of any non-Debtor Affiliate against any Debtor.

141. “Intercreditor Agreement” means that certain First Lien/Second Lien Intercreditor Agreement, dated as of March 16, 2015, among PEC, as borrower, the other grantors party thereto, Citibank, as senior representative for the First Lien Credit Agreement secured parties thereunder and U.S. Bank National Association, as the second priority representative for the secured parties under the Second Lien Notes Indenture.

142. “Interest” means the rights of the holders of the common stock, membership interests, partnership interests or other equity interests issued by a Debtor and outstanding immediately prior to the Petition Date, and any options, warrants or other rights with respect thereto, or any other instruments evidencing an ownership interest in a Debtor and the rights of any Person to purchase or demand the issuance of any of the foregoing, including: (a) redemption, conversion, exchange, voting, participation and dividend rights (including any rights in respect of accrued and unpaid dividends); (b) liquidation preferences; (c) stock options and warrants; and (d) any “Equity Security” (as defined in section 101(16) of the Bankruptcy Code) in any Debtor.

143. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

144. “Liabilities” means any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising in law, equity or otherwise, that are based in whole or in part on any act, event, injury, omission, transaction, agreement, employment, exposure or other occurrence taking place on or prior to the Effective Date.

145. “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

146. “LTIP” means the post-Effective Date long-term incentive plan (including the written plan document and the pool of LTIP Shares provided for thereunder) for executives, other employees and consultants of Reorganized PEC, which will provide for the grant of Cash and stock-based awards including stock options, stock appreciation rights, restricted stock, Reorganized PEC Common Stock, restricted stock units, deferred stock, performance units, dividend equivalents and Cash incentive awards, the material terms of which are set forth on Exhibit I.A.146.

147. “LTIP Shares” means the shares, authorized as of the Effective Date for issuance pursuant to the LTIP equaling 10% of the fully-diluted Reorganized PEC Common Stock (after giving effect to the exercise of the Penny Warrants and the conversion of the Preferred Equity).

148. “MEPP Claim” means any Claim arising, or related to the period, prior to the Effective Date in connection with the United Mine Workers of America 1974 Pension Plan, including (a) proof of Claim number 4722 and (b) any other Claim related to any withdrawal liability under 29 U.S.C. § 1392(c).

149. “MEPP Settlement” means the settlement agreement addressing the resolution of the MEPP Claim on the terms agreed upon between the Debtors and the United Mine Workers of America 1974 Pension Plan.

150. “New Debt and Equity Documents” means, collectively: (a) the credit agreement and/or any indenture for the Exit Facility and any related documentation (if applicable); (b) the credit agreement and any related documentation for the Replacement Secured First Lien Term Loan (if applicable); (c) the indenture for the New Second Lien Notes and any related documentation (if applicable); and (d) the Rights Offering Documents and Private Placement Documents.

151. “New Second Lien Notes” means new second lien notes with the material terms and conditions, and in principal amount subject to adjustment as set forth on Exhibit I.A.151 that may be issued to holders of Allowed Second Lien Notes Claims in accordance with Sections II.B.2.b and IV.D.

152. “Noteholder Claims” means, collectively, the Second Lien Notes Claims and the Unsecured Senior Notes Claims.

153. “Noteholder Co-Proponents” means (a) Aurelius, (b) Contrarian, (c) Discovery, (d) Elliott, (e) Panning, (f) PointState and (g) the SDIC.

154. “Noteholder Steering Committee” means the steering committee of the Noteholder Co-Proponents.

155. “Notes” means, collectively: (a) the Second Lien Notes; (b) the 2018 Senior Notes; (c) the 2020 Senior Notes; (d) the 2021 Senior Notes; and (e) the 2026 Senior Notes.

156. “Notice Parties” means: (a) prior to the Effective Date, (i) the Debtors; (ii) the Creditor Co-Proponents; (iii) the United States Trustee; and (iv) the Creditors’ Committee and (b) on or after the Effective Date, (i) the Reorganized Debtors, (ii) the Creditor Co-Proponents, (iii) the United States Trustee; (iv) the Creditors’ Committee with respect to the matters set forth in Section V.E.8 and (v) the Designated Co-Administrator with respect to the matters set forth in Article VII.

157. “NYSE” means the New York Stock Exchange.

158. “Ordinary Course Professionals Order” means the Order Authorizing the Retention and Compensation of Professionals Utilized by the Debtors and Debtors in Possession in the Ordinary Course of Business [Docket No. 527], entered by the Bankruptcy Court on May 17, 2016.

159. [Reserved]

160. “Other Priority Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Expense Claim, Contingent DIP Facility Surviving Claim, Securitization Facility Claim or Priority Tax Claim.

161. “Other Secured Claims” means, collectively, Secured Claims that are not Administrative Expense Claims, Contingent DIP Facility Surviving Claims, Securitization Facility Claims, First Lien Lender Claims or Second Lien Notes Claims.

162. “Panning” means Panning Capital Management, LP and any affiliates or funds or entities managed by them.

163. “PBGC” means the Pension Benefit Guaranty Corporation, a wholly-owned United States government corporation and an agency of the United States that administers the defined benefit pension plan termination insurance program under Title IV of ERISA.

164. “PEC” means Debtor Peabody Energy Corporation, a Delaware corporation.

165. “PEC Interests” means any Interests in PEC.

166. “Penny Warrants” means warrants that will be issued on the Effective Date and exercisable from and after the Effective Date for a term of 90 days for 5% of the fully diluted Reorganized PEC Common Stock as of the Effective Date (after giving effect to the reservation and deemed issuance of shares of Reorganized PEC Common Stock for issuance upon conversion of the Preferred Equity, but subject to dilution by the LTIP Shares, and any post-Effective Date issuances of capital stock, including pursuant to any dividend or make-whole provision described in Exhibit I.A.174), with an exercise price of $0.01 per share of Reorganized PEC Common Stock, half of which shall be issued to the Noteholder Co-Proponents and half of which shall be available for distribution to the subscribers for the Rights Offering Equity Rights, subject to the terms of the Rights Offering and the Rights Offering Backstop Commitment Agreement.

167. “Pension Plans” means, individually and collectively, the tax-qualified defined benefit pension plans covered by ERISA for which the Debtors are contributing sponsors under 29 U.S.C. §§ 1301(a)(13).

168. “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

169. “Petition Date” means April 13, 2016, the date on which the Debtors Filed their petitions for relief commencing the Chapter 11 Cases.

170. “Plan” means this second amended joint plan of reorganization for the Debtors and all Confirmation Exhibits attached hereto or referenced herein, as the same may be amended, modified or supplemented, subject to the Creditor Approval Rights (as applicable).

171. “Plan Equity Value” means $3.105 billion.

172. “PointState” means PointState Capital LP and any affiliates or funds or entities managed by them.

173. “PPA and BCA Approval Order” means the Amended Order (I) Approving (A) Private Placement Agreement and (B) Backstop Commitment Agreement, (II) Authorizing Debtors to Enter into (A) Plan Support Agreement, (B) Private Placement Agreement and (C) Backstop Commitment Agreement (III) Approving (A) Rights Offering, (B) Related Procedures and (C) Payment of Related Expenses and (IV) Granting Related Relief [Docket No. 2282], entered by the Bankruptcy Court on January 31, 2017.

174. “Preferred Equity” means the convertible preferred equity of Reorganized PEC offered for sale in connection with the Private Placement and convertible into shares of Reorganized PEC Common Stock at a 35% discount to Plan Equity Value and with the other terms and conditions set forth on Exhibit I.A.174, which shall be initially subject to dilution by the LTIP Shares.

175. “Premium Shares” means, collectively, any shares of Reorganized PEC Common Stock issued on account of the Commitment Premiums and the Ticking Premiums.

176. “Priority Tax Claim” means any Claim of a Governmental Unit that is entitled to priority in payment pursuant to section 502(i) or section 507(a)(8) of the Bankruptcy Code.

177. “Private Placement” means the sale of Preferred Equity to each Private Placement Party for an aggregate purchase price of $750 million, upon the terms and conditions set forth in the Private Placement Agreement.

178. “Private Placement Agreement” means that certain Private Placement Agreement, subject to the Creditor Approval Rights (as applicable), dated December 22, 2016, by and among PEC and the Private Placement Parties, as amended on December 28, 2016, and as may be amended or modified from time to time in accordance with its terms.

179. “Private Placement Commitment Premium” means the 8% initial commitment premium, payable on the Effective Date in Reorganized PEC Common Stock to the Private Placement Parties subject to, and in accordance with, the terms of the Private Placement Agreement.

180. “Private Placement Documents” means, collectively, the documents necessary for effectuating the Private Placement, subject to the Creditor Approval Rights (as applicable).

181. “Private Placement Parties” means, collectively, the Noteholder Co-Proponents and any other Person that becomes party to the Private Placement Agreement, subject to, and in accordance with, the terms thereof.

182. “Private Placement Ticking Premium” means the 2.5% monthly ticking premium accruing beginning on April 3, 2017 until the Effective Date (with proration for partial months), payable on the Effective Date in Reorganized PEC Common Stock to the Private Placement Parties subject to, and in accordance with, the terms of the Private Placement Agreement.

183. “Pro Rata” means, when used with reference to a Distribution of property to holders of Allowed Claims in a particular Class or other specified group of Claims pursuant to Article II, proportionately so that, with respect to a particular Allowed Claim in such Class or in such group, the ratio of (a)(i) the amount of property to be distributed on account of such Claim to (ii) the amount of such Claim, is the same as the ratio of (b)(i) the amount of property to be distributed on account of all Allowed Claims in such Class or group of Claims to (ii) the amount of all Allowed Claims in such Class or group of Claims. Until all Disputed Claims in a Class are resolved subject to the terms of the Plan, Disputed Claims shall be treated as Allowed Claims in their Face Amount for purposes of calculating Pro Rata Distributions of property to holders of Allowed Claims in such Class; provided, however, that the foregoing shall not apply in connection with the allocation and Distribution of Rights Offering Equity Rights to holders of Allowed Claims in Classes 2A, 2B, 2C, 2D and 5B, for which the “Pro Rata” Distribution shall be determined pursuant to the Rights Offering Documents and Rights Offering Procedures

184. “Pro Rata Split” means the following percentages: (a) in respect of Second Lien Notes Claims, the quotient of (i) $708 million divided by (ii) the Allowed Claims in Class 5B plus $708 million; and (b) in respect of Claims in Class 5B, the quotient of (i) the Allowed Claims in Class 5B divided by (ii) the Allowed Claims in Class 5B plus $708 million. The Pro Rata Split for Reorganized PEC Common Stock to be initially issued on the Effective Date pursuant to Sections II.B.2.b.iii.B and II.B.2.e.ii.B.1 shall be determined based on Allowed Claims as of the Effective Date, with a reserve of Reorganized PEC Common Stock created for Disputed Claims as of the Effective Date. The Pro Rata Split for all other purposes shall be determined based on Allowed Claims as of the Rights Offering Record Date as determined in accordance with the Rights Offering Procedures.

185. “Professional” means any professional (a) employed in the Chapter 11 Cases pursuant to sections 327, 328, 363 or 1103 of the Bankruptcy Code (other than a professional entitled to receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order) or (b) seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

186. “PSA” means the Plan Support Agreement (including all exhibits and schedules appended thereto), dated December 22, 2016, by and among (a) the Debtors; (b) the Creditor Co-Proponents; and (c) any other Person that becomes a party thereto under the terms thereof, as may be amended or modified from time to time in accordance with its terms.

187. “Receivables Purchase Agreement” means that certain Fifth Amended and Restated Receivables Purchase Agreement dated as of March 25, 2016 (as further amended, supplemented or otherwise modified from time to time) among P&L Receivables Company, as seller, PEC, as servicer, PNC Bank, National Association as administrator and issuer of letters of credit thereunder and the other parties party thereto from time to time, as securitization purchasers.

188. “Receivables Purchase Facility Commitment Letter” means the Receivables Purchase Facility Commitment Letter, dated January 27, 2017, approved by the Bankruptcy Court.

189. “Registration Rights Agreement” means that certain registration rights agreement between Reorganized PEC, the holders of Reorganized PEC Common Stock and the holders of the Preferred Equity, in substantially the form attached as Exhibit I.A.189, subject to the Creditor Approval Rights (as applicable).

190. “Reinstated” or “Reinstatement” means rendering a Claim or Interest unimpaired within the meaning of section 1124 of the Bankruptcy Code. Unless the Plan specifies a particular method of Reinstatement, when the Plan provides that a Claim or Interest will be Reinstated, such Claim or Interest will be Reinstated, at the Debtors’ sole discretion, in accordance with one of the following:

a.	The legal, equitable and contractual rights to which such Claim or Interest entitles the holder will be unaltered; or

b.	Notwithstanding any contractual provisions or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default:

i.	any such default that occurred before or after the commencement of the applicable Chapter 11 Case, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, will be cured;

ii.	the maturity of such Claim or Interest as such maturity existed before such default will be reinstated;

iii.	the holder of such Claim or Interest will be compensated for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law;

iv.	if such Claim arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, the holder of such Claim will be compensated for any actual pecuniary loss incurred by such holder as a result of such failure; and

v.	the legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest will not otherwise be altered.

191. “Released Parties” means, collectively and individually, and, in each case, solely in their capacity as such: (a) the Debtors; (b) the Estates; (c) the Reorganized Debtors; (d) Citibank, in all of its capacities under the First Lien Credit Documents and the DIP Documents (as defined in the DIP Facility Credit Agreement); (e) the First Lien Lenders; (f) the DIP Facility Lenders; (g) the Creditor Co-Proponents, in their capacity as such and in their capacity as First Lien Lenders, Second Lien Noteholders, Unsecured Senior Noteholders, holders of 2066 Unsecured Subordinated Debentures and holders of PEC Interests (as applicable); (h) the Indenture Trustees; (i) the Creditors’ Committee and its members (solely in their capacities as such); (j) the Securitization Parties; (k) the Designated Co-Administrator and (l) with respect to (a) through (k), each such Person’s respective Representatives in their capacity as such.

192. “Reorganized …“ means, when used in reference to a particular Debtor or Debtor Group, such Debtor or Debtor Group on or after the Effective Date.

193. “Reorganized Debtors” means, on and after the Effective Date, subject to the Restructuring Transactions, each of the Debtors as to which the Plan is confirmed, including but not limited to Reorganized PEC, but excluding the Gold Fields Debtors.

194. “Reorganized PEC” means Peabody Energy Corporation, on and after the Effective Date.

195. “Reorganized PEC Common Stock” means the shares of common stock of Reorganized PEC, $0.001 par value per share, to be initially authorized pursuant to the Plan as of the Effective Date, which initial issuance shall be subject to dilution by the LTIP Shares, the conversion of the Preferred Equity and the exercise of the Penny Warrants.

196. “Replacement Secured First Lien Term Loan” means the new first lien term loan, by and among Reorganized PEC, as borrower, and Citibank as administrative agent, in the principal amount of up to $1.5 billion, subject to certain restrictions as set forth in Section IV.D, and on the principal terms and conditions and with a principal amount subject to adjustment as set forth on Exhibit I.A.196, and to be issued on the Effective Date, if applicable, in accordance with Section IV.D, subject to the Creditor Approval Rights (as applicable).

197. “Representatives” means, with respect to any Person, any successor, predecessor, assign, subsidiary, affiliate, officer, director, member of a limited liability company, employee, partner, limited partner, general partner, management company, investment manager, shareholder of a Cayman Islands exempted company, agent, attorney, advisor, investment banker, financial advisor, accountant, actuary, consultant or other professional, in each case in such capacity, serving on or after the Petition Date.

198. “Requisite Consenting Noteholders” means the Requisite Members of the Noteholder Steering Committee and, solely to the extent set forth in the Voting/Consent Structure, the applicable individual(s) or group(s) of holders of Second Lien Notes Claims and Claims in Class 5B.

199. “Requisite Creditor Parties” means, as applicable, the Requisite First Lien Lender Co-Proponents and the Requisite Consenting Noteholders.

200. “Requisite First Lien Lender Co-Proponents” means (a) Citibank, in its capacity as First Lien Agent and (b) First Lien Lender Co-Proponents holding at least two-thirds (2/3) of the combined First Lien Lender Claims held by the First Lien Lender Co-Proponents.

201. “Requisite Members of the Noteholder Steering Committee” means 75% of the Noteholder Steering Committee, based on combined Class 2 and Class 5 holdings as set forth in the Initial Backstop Commitment Schedule and Initial Private Placement Schedule (as such terms are defined in the Restructuring Term Sheet); provided, that if one of the seven members of the Noteholder Steering Committee transfers or assigns any of its claims (in either Class 2 or Class 5) to a third party, such member’s Noteholder Steering Committee voting power attributable to the face amount of such transferred or assigned claims shall be reallocated on a pro rata basis based on holdings as set forth in the Initial Backstop Commitment Schedule (as defined in the Restructuring Term Sheet) to the other Noteholder Steering Committee members who belong as of the date of execution of the PSA to the same ad hoc noteholder group as the transferring or assigning member.

202. “Restructuring Term Sheet” means the Peabody Energy Corporation Plan Term Sheet (including all exhibits and schedules appended thereto), dated December 22, 2016, attached as Exhibit 1 to the PSA.

203. “Restructuring Transactions” means, collectively, those mergers, consolidations, restructurings, reorganizations, transfers, dispositions, conversions, liquidations or dissolutions that the Debtors or Reorganized Debtors determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses or otherwise to simplify the overall corporate structure of the Reorganized Debtors, as described in greater detail in Section IV.F.

204. “Rights Offering” means the offering of the Rights Offering Equity Rights to purchase the Rights Offering Shares, in accordance with the terms of the Rights Offering Procedures, distributed to holders of Allowed Claims as of the Rights Offering Record Date in Classes 2A, 2B, 2C, 2D and 5B.

205. “Rights Offering Backstop Commitment Agreement” means that certain Backstop Commitment Agreement, subject to the Creditor Approval Rights (as applicable), dated December 22, 2016, by and among the Rights Offering Backstop Parties and PEC, as amended on December 28, 2016, and as may be amended or modified from time to time in accordance with its terms.

206. “Rights Offering Backstop Commitment Premium” means the 8% initial commitment premium, payable on the Effective Date in Reorganized PEC Common Stock to the Rights Offering Backstop Parties subject to, and in accordance with, the terms of the Rights Offering Backstop Commitment Agreement.

207. “Rights Offering Backstop Parties” means, collectively, (a) the Noteholder Co-Proponents and (b) any other Person that becomes party to the Rights Offering Backstop Commitment Agreement in accordance with the terms thereof.

208. “Rights Offering Backstop Ticking Premium” means the 2.5% monthly ticking premium accruing beginning on April 3, 2017 until the Effective Date (with proration for partial months), payable on the Effective Date in Reorganized PEC Common Stock to the Rights Offering Backstop Parties subject to, and in accordance with, the terms of the Rights Offering Backstop Commitment Agreement.

209. “Rights Offering Disputed Claims Reserve” means the reserve to be established by the Debtors and/or Reorganized Debtors (as applicable) of Reorganized PEC Common Stock for Distribution, in accordance with the terms of the Plan, to holders of Claims in Class 5B that are not Allowed as of the Rights Offering Record Date but that later become Allowed.

210. “Rights Offering Disputed Claims Reserve Shares” means the shares of Reorganized PEC Common Stock held in the Rights Offering Disputed Claims Reserve.

211. “Rights Offering Documents” means, collectively, the documents necessary for effectuating the Rights Offering, subject to the Creditor Approval Rights (as applicable), substantially in the form approved by the PPA and BCA Approval Order.

212. “Rights Offering Equity Rights” means the non-transferable (other than in connection with transfer of the underlying Claim), non-certificated rights to purchase the Rights Offering Shares distributed to holders of Allowed Claims as of the Rights Offering Record Date in Classes 2A, 2B, 2C, 2D and 5B.

213. “Rights Offering Equity Rights Value” means the value of the Rights Offering Equity Rights on the Effective Date calculated as (a) for each share of Reorganized PEC Common Stock that would have been available for purchase, through the exercise of Rights Offering Equity Rights, by a holder of a Class 5B Claim that was not Allowed as of the Rights Offering Record Date if such holder’s Claim had been Allowed as of the Rights Offering Record Date, the difference between (i) the value of such share at Plan Equity Value and (ii) $13.75; and (b) for each Penny Warrant that such holder would have received through the exercise of Rights Offering Equity Rights if such holder’s Claim had been Allowed as of the Rights Offering Record Date, the difference between (i) the value of a share of Reorganized PEC Common Stock at Plan Equity Value that underlies such Penny Warrant and (ii) $0.01.

214. “Rights Offering Penny Warrants” means Penny Warrants, exercisable for 2.5% of the fully diluted Reorganized PEC Common Stock (after giving effect to the reservation and deemed issuance of shares of Reorganized PEC Common Stock upon the conversion of the Preferred Equity, but subject to dilution by the LTIP Shares and any post-Effective Date issuances of capital stock, including pursuant to any dividend or make-whole provision described in Exhibit I.A.174), that constitute a part of the Rights Offering Shares that may be issued through the exercise of the Rights Offering Equity Rights in accordance with the Rights Offering Procedures.

215. “Rights Offering Procedures” means the procedures governing the Rights Offering approved by the PPA and BCA Approval Order.

216. “Rights Offering Record Date” means the record date for determining the eligibility of a holder of a Claim in Class 2A, 2B, 2C, 2D or 5B to participate in the Rights Offering, which date shall be the date on which the Bankruptcy Court enters an order approving the Disclosure Statement.

217. “Rights Offering Shares” means units consisting of (a) shares of Reorganized PEC Common Stock valued at a 45% discount to Plan Equity Value and (b) the Rights Offering Penny Warrants, which will have a purchase price equal to 55% of the Plan Equity Value of the shares of Reorganized PEC Common Stock that are issued in connection with the exercise of the Rights Offering Equity Rights.

218. “Schedules” means the schedules of assets and liabilities and the statement of financial affairs Filed by each Debtor on June 13, 2016, as required by section 521 of the Bankruptcy Code, as the same may have been or may be amended, modified or supplemented.

219. “SDIC” means South Dakota Investment Council and any affiliates or funds or entities managed by them that hold any First Lien Lender Claims, Second Lien Notes or Unsecured Senior Notes.

220. “SEC” means the Securities and Exchange Commission.

221. “Second Lien Noteholder” means a holder of Second Lien Notes.

222. “Second Lien Notes” means the 10.00% senior secured notes due March 2022 issued under the Second Lien Notes Indenture.

223. “Second Lien Notes Claims” means, collectively, any Claims evidenced by, arising under or in connection with the Second Lien Notes Indenture, the Second Lien Notes or other agreements related thereto, which shall be treated as Allowed Secured Claims in the aggregate amount of $1,158,000,000.00.

224. “Second Lien Notes Indenture” means the indenture relating to the Second Lien Notes, dated March 16, 2015, among PEC, as issuer, the Encumbered Guarantor Debtors and the Gold Fields Debtors, as guarantors, and the Second Lien Notes Indenture Trustee, as the same has been or may be subsequently modified, amended, supplemented or otherwise revised from time to time.

225. “Second Lien Notes Indenture Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as trustee and collateral agent under the Second Lien Notes Indenture.

226. “Secondary Liability Claim” means a Claim that arises from a Debtor being liable as a guarantor of, or otherwise being jointly, severally or secondarily liable for, any contractual, tort, guaranty or other obligation of another Debtor, including any Claim based on: (a) vicarious liability; (b) liabilities arising out of piercing the corporate veil, alter ego liability or similar legal theories; (c) guaranties of collection, payments or performance; (d) indemnity bonds, obligations to indemnify or obligations to hold harmless; (e) performance bonds; (f) contingent liabilities arising out of contractual obligations or out of undertakings (including any assignment or transfer) with respect to leases, operating agreements or other similar obligations made or given by a Debtor or relating to the obligations or performance of another Debtor; (g) several liability of a member of a consolidated (or equivalent) group of corporations for Taxes of other members of the group or of the entire group; or (h) any other joint or several liability, including Claims for indemnification or contribution, that any Debtor may have in respect of any obligation that is the basis of a Claim.

227. “Section 510(b) Claim” means any Claim against a Debtor arising from rescission of a purchase or sale of a security of any Debtor or an Affiliate of any Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such a Claim.

228. “Secured … Claim” means a Secured Claim of the particular type specified.

229. “Secured Claim” means a Claim that is secured by a Lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

230. “Secured Tax Claim” means a Secured Claim arising out of a Debtor’s liability for any Tax.

231. “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a, et seq.

232. “Securitization Facility” has the meaning given to it in the Final ARS Order.

233. “Securitization Facility Claims” means any and all Claims constituting Facility Obligations, as such term is defined in the Final ARS Order.

234. “Securitization Parties” means PNC Bank, National Association, solely in its capacity as administrator and issuer of letters of credit under the Receivables Purchase Agreement, and the other parties party to the Receivables Purchase Agreement from time to time, as securitization purchasers, solely in their capacity as such.

235. “SERP” means the non-qualified supplemental retirement plan, effective as of January 1, 1990, as amended on October 1, 1998 and December 18, 2008, respectively, and as adopted by Peabody Investments Corp.

236. “Stipulation of Amount and Nature of Claim” means a stipulation or other agreement between the applicable Debtor and a holder of a Claim or Interest, that, prior to the Effective Date, is approved by the Bankruptcy Court (including, but not limited to, agreements settling claims pursuant to authority granted under claims settlement procedures established by order of the Bankruptcy Court in the Chapter 11 Cases), or an agreed order of the Bankruptcy Court, establishing the amount and nature of a Claim or Interest. Any such stipulation or other agreement between any Reorganized Debtor and a holder of a Claim or Interest executed after the Effective Date shall not be subject to approval of the Bankruptcy Court.

237. “Subsidiary Debtor” means any Debtor other than PEC.

238. “Subsidiary Debtor Interest” means, as to a particular Subsidiary Debtor, any Interests in such Debtor.

239. “Surety” means any surety bond provider that has issued one or more of the Surety Bonds to any of the Debtors.

240. “Surety Bond” means the surety bonds outstanding under the Debtors’ Surety Bond Program, as described in the Motion of the Debtors and Debtors in Possession, Pursuant to Sections 105(a), 363 and 364 of the Bankruptcy Code, for Interim and Final Orders (I) Authorizing the Debtors to Maintain, Continue and Renew Their Surety Bond Program and (II) Granting Certain Related Relief, filed with the Bankruptcy Court on April 13, 2016 [Docket No. 23].

241. “Tax” means: (a) any net income, alternative or add-on minimum, gross income, gross receipts, gross margin, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, escheat, unclaimed property or windfall, custom, duty or other tax, governmental fee or like assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other Person.

242. “Third Party Disbursing Agent” means the Person expressly designated by a Debtor or Reorganized Debtor to act as a Disbursing Agent pursuant to Article VI.

243. “Ticking Premiums” means the Private Placement Ticking Premium and the Rights Offering Backstop Ticking Premium.

244. “Unencumbered Debtors” means, collectively, the Debtors set forth on Exhibit I.A.244.

245. “Unexpired Lease” means a lease to which a Debtor is a party that is subject to assumption, assumption and assignment, or rejection under section 365 of the Bankruptcy Code.

246. “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is not Impaired.

247. “United States Trustee” means the Office of the United States Trustee for Region 13.

248. “Unsecured Senior Noteholder” means a holder of Unsecured Senior Notes.

249. “Unsecured Senior Notes” means, collectively, the 2018 Senior Notes, the 2020 Senior Notes, the 2021 Senior Notes and the 2026 Senior Notes.

250. “Unsecured Senior Notes Claims” means, collectively, the 2018 Senior Notes Claims, the 2020 Senior Notes Claims, the 2021 Senior Notes Claims and the 2026 Senior Notes Claims.

251. “Unsecured Senior Notes Indentures” means, collectively, the 2018/2021 Senior Notes Indenture, the 2020 Senior Notes Indenture and the 2026 Senior Notes Indenture.

252. “Unsecured Senior Notes Indenture Trustees” means, collectively, the 2018/2021 Senior Notes Indenture Trustee, the 2020 Senior Notes Indenture Trustee and the 2026 Senior Notes Indenture Trustee.

253. “Unsecured Subordinated Debenture Claims” means, collectively, any Claims evidenced by, arising under or in connection with the 2066 Subordinated Indenture, the 2066 Unsecured Subordinated Debentures or other agreements related thereto.

254. “Unsecured Subordinated Debenture Penny Warrants” means Penny Warrants, exercisable for 1.0% of the fully diluted Reorganized PEC Common Stock (after giving effect to the reservation and deemed issuance of shares of Reorganized PEC Common Stock upon the conversion of the Preferred Equity, but subject to dilution by the LTIP Shares and any post-Effective Date issuances of capital stock, including pursuant to any dividend or make-whole provision described in Exhibit I.A.174), issued to the Noteholder Co-Proponents in the Rights Offering and/or under the terms of the Rights Offering Backstop Commitment Agreement and which the Noteholder Co-Proponents have agreed, as part of the global settlement embodied in the Plan, to transfer to holders of Allowed Class 8A Claims solely in the event Class 8A votes in favor of the Plan.

255. “Voting/Consent Structure” means the Private Placement Parties’ and Rights Offering Backstop Parties’ Voting/Consent Structure set forth in Exhibit 8 to the Restructuring Term Sheet.

256. “Voting Deadline” means the deadline for submitting Ballots either to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code that is specified in the Disclosure Statement, the Ballots and/or related solicitation documents approved by the Bankruptcy Court.

B.	Rules of Interpretation and Computation of Time

1.	Rules of Interpretation

For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference herein to an existing document or Confirmation Exhibit Filed or to be Filed shall mean such document or Confirmation Exhibit, as it may have been or may be amended, restated, supplemented or otherwise modified pursuant to the Plan, the Confirmation Order or otherwise; (d) any reference to a Person as a holder of a Claim or Interest includes that Person’s successors, assigns and Affiliates; (e) all references to Sections, Articles or Confirmation Exhibits are references to Sections, Articles and Confirmation Exhibits of or to the Plan; (f) the words “herein,” “hereunder,” “hereof” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a substantive part, or to affect the interpretation, of the Plan; (h) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; and (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the extent not inconsistent with any other provision of this Section.

2.	Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

Pursuant to sections 1122 and 1123 of the Bankruptcy Code, Claims and Interests are classified under the Plan for all purposes, including voting, Confirmation and Distribution. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims, as described in Section II.A, have not been classified and thus are excluded from the Classes described in Section II.B. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such other Class. Notwithstanding the foregoing, in no event shall any holder of an Allowed Claim be entitled to receive payments or Distributions under the Plan that, in the aggregate, exceed the Allowed amount of such holder’s Claim.

A.	Unclassified Claims

1.	Payment of Administrative Expense Claims

a.	Administrative Expense Claims in General

Except as specified in this Section II.A.1, and subject to the bar date provisions herein, unless otherwise agreed by the holder of an Administrative Expense Claim and the applicable Debtor, Reorganized Debtor or, solely with respect to Claims asserted against the Gold Fields Debtors, the Gold Fields Liquidating Trustee, or unless an order of the Bankruptcy Court provides otherwise, each holder of an Allowed Administrative Expense Claim will receive, in full satisfaction, settlement, release and discharge of its Administrative Expense Claim, Cash equal to the full unpaid amount of such Allowed Administrative Expense Claim, which payments shall be made at the Debtors’ option in the ordinary course of business or (i) the latest to occur of (1) the Effective Date (or as soon as reasonably practicable thereafter), (2) the date such Claim becomes an Allowed Administrative Expense Claim (or as soon as reasonably practicable thereafter) and (3) such other date as may be agreed upon by the Reorganized Debtors and the holder of such Claim, or (ii) on such other date as the Bankruptcy Court may order; provided that under no circumstances shall any holder of Claims on account of the Breakup Payments receive or be entitled to receive any Cash on account of such Claim unless the conditions in section 9.5(c)(i) of the Private Placement Agreement (as in effect on December 22, 2016) or section 9.5(c)(i) of the Rights Offering Backstop Commitment Agreement (as in effect on December 22, 2016), as applicable, are satisfied.

b.	Statutory Fees

On or before the Effective Date, Administrative Expense Claims for fees payable pursuant to 28 U.S.C. § 1930 will be paid by the Debtors in Cash equal to the amount of such Administrative Expense Claims. Any fees payable pursuant to 28 U.S.C. § 1930 for each Debtor’s Estate after the Effective Date will be paid by the applicable Reorganized Debtor or successor thereto in accordance therewith until the earlier of the conversion or dismissal of the applicable Chapter 11 Case under section 1112 of the Bankruptcy Code or the closing of the applicable Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code.

c.	Ordinary Course Liabilities

Allowed Administrative Expense Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Expense Claims arising from or with respect to the sale of goods or provision of services on or after the Petition Date in the ordinary course of the applicable Debtor’s business, Administrative Expense Claims of Governmental Units for Taxes (including Tax audit Claims related to Tax years or portions thereof ending after the Petition Date) and Administrative Expense Claims arising from those contracts and leases of the kind described in Section III.A.5, will be paid or satisfied by the applicable Reorganized Debtor, pursuant to the terms and conditions of the particular transaction giving rise to those Administrative Expense Claims, without further action by the holders of such Administrative Expense Claims or further approval by the Bankruptcy Court.

d.	Contingent DIP Facility Surviving Claims

All Contingent DIP Facility Surviving Claims (if any) shall be preserved. All Contingent DIP Facility Surviving Claims payable under the DIP Documents (as defined in the DIP Facility Credit Agreement) shall be Allowed and shall be paid in full in Cash as soon as reasonably practicable after they become due and payable under the DIP Documents (as defined in the DIP Facility Credit Agreement); provided, however, that the foregoing treatment shall not in any way limit or impair any arguments or defenses of the Debtors or the Creditors’ Committee that any Contingent DIP Facility Surviving Claim that may be asserted is not payable under the DIP Documents (as defined in the DIP Facility Credit Agreement). Notwithstanding the foregoing, the treatment of certain letters of credit issued under the terms of the DIP Facility Credit Agreement and any related collateral shall be treated in accordance with the terms of the DIP Payoff Letter.

e.	Securitization Facility Claims

All Securitization Facility Claims shall be Allowed Claims. On or after the Effective Date, unless otherwise agreed by the holder of a Securitization Facility Claim and the applicable Debtor or Reorganized Debtor, Allowed Securitization Facility Claims will be either (a) satisfied in the ordinary course of business in accordance with the terms of the Securitization Facility, as amended and extended on the Effective Date; or (b) paid in Cash in an amount equal to the full amount of those Claims or otherwise satisfied in full pursuant to the terms of the Securitization Facility.

After the Effective Date, the Reorganized Debtors shall continue to reimburse the Securitization Parties for the reasonable fees and expenses (including reasonable and documented legal fees and expenses) incurred by the Securitization Parties after the Effective Date in accordance with the terms of the Securitization Facility.

f.	Certain Premiums, Fees and Expenses

i.	Commitment Premiums; Ticking Premiums; Breakup Payments; Expense Reimbursements Generally

Subject to the entry of the PPA and BCA Approval Order, the Commitment Premiums, the Ticking Premiums, if any, the Breakup Payments, if any, and the Expense Reimbursements shall be Allowed Administrative Expense Claims, subject to Section II.A.1.f.ii, without reduction or offset, in the full amount due and owing under the Private Placement Agreement and the Rights Offering Backstop Commitment Agreement, as applicable. On the Effective Date, if not previously satisfied in full in accordance with the terms of the Private Placement Agreement and/or the Rights Offering Backstop Commitment Agreement, as applicable, any outstanding Expense Reimbursements shall be paid in Cash and any outstanding Commitment Premiums and Ticking Premiums, if any, shall be paid in Reorganized PEC Common Stock in accordance with the Private Placement Agreement and the Rights Offering Backstop Commitment Agreement, as applicable.

ii.	Priority Regarding Payment of Breakup Payments

The Breakup Payments shall be entitled to superpriority administrative expense priority junior to any superpriority claims granted under the Final DIP Order (including any adequate protection claims in respect of holders of First Lien Lender Claims or Second Lien Notes Claims) and any claims to which such superpriority claims are themselves junior (including the Bonding Carve Out (as defined in the Final DIP Order) and the Fee Carve Out (as defined in the Final DIP Order)), subject to the following:

A. In the event of a First Lien Full Cash Recovery under a plan or consummation of a plan that provides any combination of Cash and first lien notes (on terms no less favorable than the terms of the Replacement Secured First Lien Term Loan as set forth on Exhibit I.A.196, including no greater amount of first lien notes than would be issued in accordance with Exhibit I.A.196) that is equal to the Allowed amount of the First Lien Lender Claims, then such fees shall be paid in Cash on the Effective Date on such plan;

B. In the event the conditions set forth in subsection (A) do not occur, then the Breakup Payments and the Administrative Expense Claim on account of such Breakup Payments shall be payable on the Effective Date of such plan in second lien notes with a face amount equal to the amount of the fees which are on terms consistent with the terms of the New Second Lien Notes; provided that, (1) such New Second Lien Notes shall be subordinated to any debt received by Class 1 as a Distribution on substantially the same terms as the existing Intercreditor Agreement governing the First Lien Lender Claims and Second Lien Notes Claims, and (2) to the extent Class 2 shall receive any New Second Lien Notes, the second lien notes shall be subordinated in a chapter 11 or liquidation to such Class 2 holder’s New Second Lien Notes.

iii.	Other Provisions Regarding Certain Fees and Expenses

Subject to (a) the entry of the PPA and BCA Approval Order and (b) receipt of documentation reasonably acceptable to the Debtors, the Debtors shall pay or reimburse the reasonable, documented out-of-pocket fees and expenses, earned and accrued in connection with the Debtors’ Chapter 11 Cases after the Petition Date up until the occurrence of any Termination Event (as defined in the Private Placement Agreement and Rights Offering Backstop Commitment Agreement), of the following entities: (i) the Noteholder Co-Proponents; (ii) the Second Lien Notes Indenture Trustee; and (iii) the Unsecured Senior Notes Indenture Trustees. Such reasonable and documented fees and expenses shall include such parties’ reasonable and documented fees and expenses of legal and financial advisors incurred in connection with the Debtors’ Chapter 11 Cases. The Debtors shall reimburse such reasonable and documented fees and expenses regardless of whether the Debtors’ restructuring contemplated by the PSA is ultimately consummated; provided, however, that no such fees shall be payable in the event the PSA Termination Event (as defined in the PSA and the exhibits thereto) occurs; and provided, further, that upon the occurrence of any Termination Event (as defined in the PSA and the exhibits thereto) (other than the PSA Termination Event), any and all fees and expenses accrued and unpaid as of such date that are required to be paid under the terms of the Private Placement Agreement and the Backstop Commitment Agreement (whether or not such fees and expenses have been billed or invoiced) shall be paid by the Debtors.

The payment of the fees set forth in the previous paragraph shall (a) be approved upon entry of the PPA and BCA Approval Order; (b) be payable within two weeks of receipt of an invoice; and (c) prior to the time paid, be granted administrative expense status against each Debtor on a joint and several basis, subject to Section II.A.1.f.ii.

Each of the Noteholder Co-Proponents agrees to submit bills and invoices with respect to incurred fees and expenses as promptly as possible on a monthly basis. At least ten (10) days prior to the Effective Date, each of the foregoing entities shall provide reasonable estimates of the fees and expenses to be paid by the Debtors on the Effective Date in connection with this Section II.A.1.f.iii. The Debtors shall place into escrow Cash sufficient to satisfy such estimated amounts of such fees and expenses. Any residual balance in such escrow after payment of such fees and expenses shall be returned to the Reorganized Debtors.

g.	Class 5B Cash Pool

The $75 million that the Debtors and Reorganized Debtors are obligated to fund for the Class 5B Cash Pool shall be an Allowed Administrative Expense Claim, which shall be: (a) reduced to $37.5 million upon the Reorganized Debtors’ payment of the first $37.5 million installment in accordance with Section IV.E below and (b) deemed satisfied and paid in full upon the Reorganized Debtors’ payment of the second $37.5 million installment in accordance with Section IV.E below.

h.	Bar Dates for Administrative Expense Claims

i.	General Bar Date Provisions

Except as otherwise provided in Section II.A.1.h.ii or in a Bar Date Order or other order of the Bankruptcy Court, unless previously Filed, requests for payment of Administrative Expense Claims must be Filed and served on the Notice Parties pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 30 days after the Effective Date. Holders of Administrative Expense Claims that are required to File and serve a request for payment of such Administrative Expense Claims and that do not File and serve such a request by the applicable Bar Date will be forever barred from asserting such Administrative Expense Claims against the Debtors, the Reorganized Debtors, the Gold Fields Liquidating Trust or their respective property and such Administrative Expense Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the Notice Parties and the requesting party by the Claims Objection Bar Date.

ii.	Bar Dates for Certain Administrative Expense Claims

A.	Professional Compensation

Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Notice Parties and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order without further Bankruptcy Court review or approval (except as provided in the Ordinary Course Professionals Order). Objections to any Fee Claim must be Filed and served on the Notice Parties and the requesting party by the later of (a) 90 days after the Effective Date, (b) 30 days after the Filing of the applicable request for payment of the Fee Claim or (c) such other period of limitation as may be specifically fixed by a Final Order for objecting to such Fee Claims. To the extent necessary, the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Fee Claims. For the avoidance of doubt, professionals for (i) the Noteholder Co-Proponents, (ii) the Indenture Trustees, (iv) the First Lien Agent and (v) the First Lien Lenders shall not be required to submit fee applications.

B.	Ordinary Course Liabilities

Holders of Allowed Administrative Expense Claims arising from liabilities incurred by a Debtor on or after the Petition Date but prior to the Effective Date in the ordinary course of the Debtor’s business, including Administrative Expense Claims arising from or with respect to the sale of goods or provision of services on or after the Petition Date in the ordinary course of the applicable Debtor’s business, Administrative Expense Claims of Governmental Units for Taxes (including Tax audit Claims related to Tax years or portions thereof ending after the Petition Date), Administrative Expense Claims arising from those contracts and leases of the kind described in Section III.A.5, will not be required to File or serve any request for payment of such Administrative Expense Claims. Such Administrative Expense Claims will be satisfied pursuant to Section II.A.1.c. Any Administrative Expense Claims that are filed contrary to this Section shall be deemed disallowed and expunged, subject to resolution and satisfaction in the ordinary course outside the Chapter 11 Cases.

C.	No Filing For Contingent DIP Facility Surviving Claims and Securitization Facility Claims

Holders of Allowed Administrative Expense Claims that are Contingent DIP Facility Surviving Claims or Securitization Facility Claims will not be required to File or serve any request for payment or application for allowance of such Claims.

D.	No Filing For Commitment Premiums, Ticking Premiums, Breakup Payments, Expense Reimbursements

Holders of Allowed Administrative Expense Claims that are based on the Commitment Premiums, the Ticking Premiums, if any, the Breakup Payments and the Expense Reimbursements will not be required to File or serve any request for payment or application for allowance of such Claims.

iii.	No Modification of Bar Date Order

The Plan does not modify any other Bar Date Order, including Bar Dates for Claims entitled to administrative priority under section 503(b)(9) of the Bankruptcy Code.

2.	Payment of Priority Tax Claims

a.	Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor, Reorganized Debtor or, with respect to Claims asserted against the Gold Field Debtors, the Gold Fields Liquidating Trustee, each holder of an Allowed Priority Tax Claim will receive, at the option of the applicable Debtor, Reorganized Debtor or the Gold Fields Liquidating Trustee, as applicable, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (a) Cash equal to the amount of such Allowed Priority Tax Claim (i) on the Effective Date or (ii) if the Priority Tax Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim or (b) Cash of a total value, as of the Effective Date, equal to the amount of such Allowed Priority Tax Claim, payable in annual equal installments commencing on the later of (i) the Effective Date (or as soon as reasonably practicable thereafter) and (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim (or as soon as practicable thereafter) and ending no later than five years after the Petition Date; provided, however, that all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date will be paid in the ordinary course of business by the Reorganized Debtors as they become due.

b.	Other Provisions Concerning Treatment of Priority Tax Claims

Notwithstanding the provisions of Section II.A.2.a or Section I.A.241, the holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 5, if not subordinated to Class 5 Claims pursuant to an order of the Bankruptcy Court. The holder of an Allowed Priority Tax Claim will not assess or attempt to collect such penalty from the Debtors, the Reorganized Debtors or their respective property (other than as a holder of an Allowed Class 5 Claim).

B.	Classified Claims and Interests

1.	Summary of Classification

Pursuant to sections 1122 and 1123 of the Bankruptcy Code and as set forth herein, the Plan places Claims and Interests in the below Classes for voting, Confirmation and Distribution purposes. A Claim or Interest (a) is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and (b) is classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such other Class. A Claim or Interest is also classified in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for the purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims at each Debtor Group. In the event no holder of a Claim with respect to a specific Class for a particular Debtor Group timely submits a Ballot in compliance with the order approving the Disclosure Statement indicating acceptance or rejection of this Plan, such Class will be deemed to have accepted this Plan pursuant to the Confirmation Order. The Debtors may seek Confirmation of this Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

For administrative convenience, the Plan organizes the Debtors into five (5) groups (each, a Debtor Group) and assigns a letter to each Debtor Group and a number to each Class of Claims against or Interests in the Debtors in each Debtor Group. The Classes of Claims against or Interests in a Debtor belonging to a Debtor Group consisting of more than one Debtor shall each be deemed to be a single Class against all of the Debtors in that Debtor Group for all purposes under the Bankruptcy Code, including voting, Confirmation and Distribution purposes. To the extent a holder has a Claim that may be asserted against more than one Debtor in a Debtor Group, the vote of such holder in connection with such Claim shall be counted as a vote of such Claim against each Debtor in such Debtor Group. For consistency, similarly designated Classes of Claims and Interests are assigned the same number across each of the Debtor Groups. Any non-sequential enumeration of the Classes is intentional to maintain consistency. Notwithstanding these organizing principles for administrative convenience, the Plan is a separate plan of reorganization for each Debtor and no substantive consolidation is intended. Claims against and Interests in the Debtors are classified as follows:

Letter	Debtor Group
A	PEC

B	Encumbered Guarantor Debtors

C	Gold Fields Debtors

D	Gib 1

E	Unencumbered Debtors

Number	Designation
1	First Lien Lender Claims

2	Second Lien Notes Claims

3	Other Secured Claims

4	Other Priority Claims

5	General Unsecured Claims

6	Convenience Claims

7	MEPP Claim

8	Unsecured Subordinated Debenture Claims

9	Intercompany Claims

10	Section 510(b) Claims

11	PEC Interests

12	Subsidiary Debtor Interests

a.	Class Identification

The classification of Claims and Interests against each Debtor (as applicable) under the Plan is as set forth below.

Class(es)	Designation	Impairment	Entitled to Vote
1A – 1D	First Lien Lender Claims	Impaired	Entitled to Vote

2A – 2D	Second Lien Notes Claims	Impaired	Entitled to Vote

3A – 3E	Other Secured Claims	Unimpaired	Deemed to Accept

4A – 4E	Other Priority Claims	Unimpaired	Deemed to Accept

5A – 5E	General Unsecured Claims	Impaired	Entitled to Vote / Deemed to Reject (Gib 1)

6A, 6B	Convenience Claims	Impaired	Entitled to Vote

7A – 7E	MEPP Claim	Impaired	Entitled to Vote

Class(es)	Designation	Impairment	Entitled to Vote
8A	Unsecured Subordinated Debenture Claims	Impaired	Entitled to Vote

9A – 9E	Intercompany Claims	Unimpaired	Deemed to Accept

10A	Section 510(b) Claims	Impaired	Deemed to Reject

11A	PEC Interests	Impaired	Deemed to Reject

12B – 12E	Subsidiary Debtor Interests	Unimpaired	Deemed to Accept

2.	Classified Claims

a.	First Lien Lender Claims (Classes 1A through 1D)

i. Classification: Classes 1A, 1B, 1C and 1D consist of all First Lien Lender Claims.

ii. Allowance: The First Lien Lender Claims shall be Allowed in an amount to be agreed between the Debtors and the Requisite First Lien Lender Co-Proponents or determined by the Bankruptcy Court at the Confirmation Hearing, which amount shall include accrued and unpaid interest at the default rate, except for claims under Swap Contracts (as defined in the First Lien Credit Agreement), which shall be Allowed at the asserted termination amounts thereunder and for which interest shall be allowed at the contractual rate thereunder.

iii. Treatment: On or as soon as practicable after the Effective Date, each holder of an Allowed First Lien Lender Claim in Classes 1A, 1B, 1C and 1D will receive its aggregate Pro Rata share of:

A. Cash equal to the full amount of the Allowed First Lien Lender Claims, including interest at the default rate; or

B. solely to the extent that the Debtors have not received commitments for the Exit Facility prior to the Effective Date in the aggregate principal amount of at least $1.5 billion, and subject to the conditions set forth on Exhibit I.A.196 and in Section IV.D, each holder’s Pro Rata share of (1) the Replacement Secured First Lien Term Loan on the terms and conditions set forth on Exhibit I.A.196 and in Section IV.D in an aggregate principal amount of up to $1.5 billion, such principal amount to be calculated as set forth on Exhibit I.A.196, plus (2) Cash in an amount equal to the difference between (a) the Allowed First Lien Lender Claims, including interest at the default rate, and (b) the aggregate principal amount of the Replacement Secured First Lien Term Loan received pursuant to subsection (1) of this Section II.B.2.a.iii.B.

iv. Voting: Classes 1A, 1B, 1C and 1D are Impaired. Holders of Claims in Classes 1A, 1B, 1C and 1D are entitled to vote to accept or reject the Plan.

b.	Second Lien Notes Claims (Classes 2A through 2D)

i. Classification: Classes 2A, 2B, 2C and 2D consist of all Second Lien Notes Claims.

ii. Allowance: The Second Lien Notes Claims will be allowed in the amount of $1.158 billion, subject to increase if the Effective Date occurs after April 3, 2017.1

iii. Treatment: On or as soon as practicable after the Effective Date, each holder of an Allowed Second Lien Notes Claim in Classes 2A, 2B, 2C and 2D shall receive:

A. at the option of the Debtors in their sole discretion, provided, in the case of (1) or (2) of this Section II.B.2.b.iii.A, the First Lien Full Cash Recovery occurs, its aggregate Pro Rata share of $450 million (calculated as the amount of any such Cash and the principal amount of any Additional First Lien Debt and New Second Lien Notes, excluding any consideration on account of Incremental Second Lien Notes Claims) in any combination of: (1) Cash, (2) principal amount of Additional First Lien Debt and/or (3) principal amount of New Second Lien Notes; provided, however, that in no event shall the aggregate principal amount of New Second Lien Notes (plus, if applicable, the principal amount of any Incremental New Second Lien Notes) issued on the Effective Date be less than $250 million; provided, further, that in no event shall the combined consideration issued under this Section II.B.2.b.iii.A (calculated as the amount of any such Cash and the principal amount of any such Additional First Lien Debt and New Second Lien Notes, excluding any consideration on account of Incremental Second Lien Notes Claims) exceed $450 million in the aggregate;

B. its Pro Rata share of the Pro Rata Split as of the Effective Date of Reorganized PEC Common Stock (which shall be (x) subject to the dilution from the LTIP Shares, the Preferred Equity and the Penny Warrants and (y) issued after giving effect to the issuance of the Rights Offering Shares, the issuance of any Incremental Second Lien Shares, the issuance of any Premium Shares, the issuance of any Rights Offering Disputed Claims Reserve Shares and the reservation and deemed issuance of shares of Reorganized PEC Common Stock for issuance upon the conversion of the Preferred Equity); and

C. its Pro Rata share of the Pro Rata Split as of the Rights Offering Record Date of the Rights Offering Equity Rights.

If the total amount of Allowed Second Lien Notes Claims increases because the Effective Date extends beyond April 3, 2017, then additional consideration shall be provided to the holders of Allowed Second Lien Notes Claims (1) by increasing the consideration pursuant to Section II.B.2.b.iii.A on a pro rata basis in an amount equal to 50% of the amount of the Incremental Second Lien Notes Claims, subject to a $20 million cap for such increase above $450 million pursuant to this clause (1), and (2) in the form of additional Reorganized PEC Common Stock with a total value at Plan Equity Value

[1]

The Second Lien Notes Claims shall be allowed in the amount of $1.0 billion, plus accrued and unpaid prepetition interest and postpetition interest at the non-default rate, accruing through and until the Effective Date. The total estimated amount of Second Lien Notes Claims is $1.158 billion, assuming an April 3, 2017 Effective Date. The Secured Second Lien Notes Claims shall continue to accrue interest at the non-default rate if the Effective Date extends beyond April 3, 2017. As part of the global settlement set forth herein, upon the Effective Date (subject to its occurrence), the value of any and all collateral securing the Second Lien Notes Claims (including, but not limited to, any and all collateral granted to holders of Second Lien Notes as adequate protection or otherwise pursuant to the Final DIP Order) shall be deemed to exceed the total estimated amount of Second Lien Notes Claims (including accrued and unpaid pre-petition and post-petition interest at the non-default rate), and the Second Lien Notes Claims shall be treated in accordance with the terms set forth herein.

equal to the remaining amount of Incremental Second Lien Notes Claims not settled pursuant to clause (1) above; provided, however, that if no Additional First Lien Debt or New Second Lien Notes are being issued pursuant to clauses (2) or (3) of Section II.B.2.b.iii.A (prior to giving effect to the additional consideration described in this paragraph), then the additional consideration pursuant to clause (1) above shall be paid in Cash; and provided further that such incremental amounts may only be paid in Cash or Incremental Additional First Lien Debt if the First Lien Full Cash Recovery occurs.

iv. Voting: Classes 2A, 2B, 2C and 2D are Impaired. Holders of Claims in Classes 2A, 2B, 2C and 2D are entitled to vote to accept or reject the Plan.

c.	Other Secured Claims (Classes 3A through 3E)

i. Classification: Classes 3A, 3B, 3C, 3D and 3E consist of all Other Secured Claims against the respective Debtors.

ii. Treatment: On or as soon as practicable after the Effective Date, unless otherwise agreed by a Claim holder and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Claim in Classes 3A, 3B, 3C, 3D and 3E will receive treatment on account of such Allowed Secured Claim in the manner set forth in Option A, B, C or D below, at the election of the applicable Debtor or Reorganized Debtor. The applicable Debtor or Reorganized Debtor will be deemed to have elected Option A except with respect to (a) any Allowed Secured Claim as to which the applicable Debtor at its sole discretion elects either Option B, Option C or Option D in one or more certifications Filed prior to the conclusion of the Confirmation Hearing and (b) any Allowed Secured Tax Claim, with respect to which the applicable Debtor will be deemed to have elected Option B.

A. Option A: Reinstatement of any such Allowed Other Secured Claim pursuant to section 1124 of the Bankruptcy Code;

B. Option B: payment in full (in Cash) of any such Allowed Other Secured Claims;

C. Option C: satisfaction of any such Allowed Other Secured Claim by delivering the collateral securing any such Allowed Other Secured Claims and paying any interest required to be paid under section 506(b) of the Bankruptcy Code; or

D. Option D: providing such holders with such treatment in accordance with section 1129(b) of the Bankruptcy Code as may be determined by the Bankruptcy Court.

Notwithstanding either the foregoing or Section I.A.241, the holder of an Allowed Secured Tax Claim in Classes 3A, 3B, 3C, 3D and 3E will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with such Allowed Secured Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Classes 5A, 5B, 5C, 5D and 5E, as applicable, if not subordinated to such Claims pursuant to an order of the Bankruptcy Court. The holder of an Allowed Secured Tax Claim will not assess or attempt to collect such penalty from the Debtors, the Reorganized Debtors or their respective property (other than as a holder of a Claim in Classes 5A, 5B, 5C, 5D and 5E, as applicable).

iii. Voting: Classes 3A, 3B, 3C, 3D and 3E are Unimpaired. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

d.	Other Priority Claims (Classes 4A through 4E)

i. Classification: Classes 4A, 4B, 4C, 4D and 4E consist of all Other Priority Claims against the respective Debtors.

ii. Treatment: On or as soon as practicable after the Effective Date, each holder of an Allowed Other Priority Claim will receive Cash equal to the amount of such Allowed Claim, unless the holder of such Other Priority Claim and the applicable Debtor or Reorganized Debtor, as applicable, agree to a different treatment.

iii. Voting: Classes 4A, 4B, 4C, 4D and 4E are Unimpaired. Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Other Priority Claims are not entitled to vote to accept or reject the Plan.

e.	General Unsecured Claims (Classes 5A through 5E)

i. Classification: Classes 5A, 5B, 5C, 5D and 5E consist of all General Unsecured Claims.

ii. Treatment: On or as soon as practicable after the Effective Date, unless otherwise agreed by a Claim holder and the applicable Debtor or Reorganized Debtor:

A. each holder of an Allowed General Unsecured Claim in Class 5A against PEC will receive its Pro Rata share of $5 million plus any Additional PEC Cash;

B. each holder of an Allowed General Unsecured Claim in Class 5B against one of the Encumbered Guarantor Debtors will receive such holder’s Pro Rata share of

1.	the Pro Rata Split as of the Effective Date of the Reorganized PEC Common Stock (which shall be (x) subject to the dilution from the LTIP Shares, the Preferred Equity and the Penny Warrants and (y) issued after giving effect to the issuance of the Rights Offering Shares, the issuance of any Incremental Second Lien Shares, the issuance of any Premium Shares, the issuance of any Rights Offering Disputed Claims Reserve Shares and the reservation and deemed issuance of shares of Reorganized PEC Common Stock for issuance upon the conversion of the Preferred Equity and exercise of Penny Warrants); and

2.	the Pro Rata Split as of the Rights Offering Record Date of the Rights Offering Equity Rights; provided, however, that any holder of a General Unsecured Claim against one of the Encumbered Guarantor Debtors that is not Allowed as of the Rights Offering Record Date shall not participate in the Rights Offering, and instead, if and when such holder’s Claim becomes Allowed, shall receive an amount of Rights Offering Disputed Claims Reserve Shares with a value equal to such holder’s pro rata share of the Rights Offering Equity Rights Value;

provided, however, that, in lieu of the above treatment, each holder of a General Unsecured Claim in Class 5B that receives a Ballot shall have the right to elect to receive such holder’s Pro Rata share with other electing holders of the Class 5B Cash Pool; provided, further, that any holder of a General Unsecured Claim against one of the Encumbered Guarantor Debtors that does not receive a Ballot but whose Claim later becomes Allowed shall have the right to elect into the Class 5B Cash Pool upon allowance of such Claim; provided further, however, that no holder of an Allowed General Unsecured Claim in Class 5B that elects to receive Distributions from the Class 5B Cash Pool shall be entitled to receive more than a 50% recovery on account of their Allowed Claim in Class 5B.

C. each holder of an Allowed General Unsecured Claim in Class 5C against one of the Gold Fields Debtors will receive such holder’s Pro Rata share of the Gold Fields Liquidating Trust Units;

D. each holder of an Allowed General Unsecured Claim in Class 5D against Gib 1 will receive no recovery; and

E. each holder of an Allowed General Unsecured Claim in Class 5E against one of the Unencumbered Debtors will receive Cash in the amount of such holder’s Allowed Claim, less any amounts attributable to late fees, postpetition interest or penalties.

iii. Voting: Classes 5A, 5B, 5C and 5E are Impaired and holders of Claims in Classes 5A, 5B, 5C and 5E are entitled to vote to accept or reject the Plan. Holders of Claims in Class 5D are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, and are not entitled to vote to accept or reject the Plan.

f.	Convenience Claims (Classes 6A and 6B)

i. Classification: Classes 6A and 6B consist of all Convenience Claims against PEC and the Encumbered Guarantor Debtors.

ii. Treatment: On or as soon as practicable after the Effective Date, unless otherwise agreed by a Convenience Claim holder and the applicable Debtor or Reorganized Debtor:

A. each holder of an Allowed Convenience Claim against PEC shall receive Cash in an amount up to 72.5% of its Allowed Convenience Claim; provided, however, that (1) total payments on account of Allowed Convenience Claims against PEC shall not exceed $2 million and (2) to the extent such payments would exceed $2 million, holders of Allowed Convenience Claims in Class 6A shall receive their Pro Rata share of $2 million and (3) to the extent such payments are less than $2 million, the Additional PEC Cash shall become available for Distribution to holders of Allowed Claims in Class 5A; and

B. each holder of an Allowed Convenience Claim against an Encumbered Guarantor Debtor shall receive Cash in an amount up to 72.5% of its Allowed Convenience Claim; provided, however, that (1) total payments on account of Allowed Convenience Claims against the Encumbered Guarantor Debtors shall not exceed $18 million and (2) to the extent such payments would exceed $18 million, holders of Allowed Convenience Claims against the Encumbered Guarantor Debtors shall receive their Pro Rata share of $18 million.

iii. Voting: Classes 6A and 6B are Impaired. Holders of Claims in Classes 6A and 6B are entitled to vote to accept or reject the Plan.

g.	MEPP Claim (Classes 7A through 7E)

i. Classification: Classes 7A, 7B, 7C, 7D and 7E consist of the MEPP Claim asserted against each Debtor.

ii. Allowance: The MEPP Claim shall be allowed in the amount of $75 million.

iii. Treatment: Subject to and in accordance with the terms of the MEPP Settlement, on or as soon as practicable after the Effective Date, unless otherwise agreed by the holder of the MEPP Claim and the applicable Debtor or Reorganized Debtor, the holder of the MEPP Claim shall receive $75 million in Cash paid over five years as follows: (A) $5 million paid on the Effective Date; (B) $10 million paid 90 days after the Effective Date; (C) $15 million paid one year after the previous payment; (D) $15 million paid one year after the previous payment; (E) $15 million paid one year after the previous payment; and (F) $15 million paid one year after the previous payment.

iv. Voting: Classes 7A, 7B, 7C, 7D and 7E are Impaired. Holders of Claims in Classes 7A, 7B, 7C, 7D and 7E are entitled to vote to accept or reject the Plan.

h.	Unsecured Subordinated Debenture Claims (Class 8A)

i. Classification: Class 8A consists of all Unsecured Subordinated Debenture Claims against PEC.

ii. Treatment:

A. The Debtors shall transfer to the 2066 Subordinated Indenture Trustee an amount of Cash equal to the reasonable and documented fees and expenses of the 2066 Subordinated Indenture Trustee under the 2066 Subordinated Indenture outstanding as of the Effective Date (as to which it is anticipated that the 2066 Subordinated Indenture Trustee will exercise its contractual lien rights); provided, however, that such Cash transferred to the 2066 Subordinated Indenture Trustee shall not exceed $350,000; and

B. solely in the event Class 8A votes in favor of the Plan and in connection with the settlement of certain potential intercreditor disputes as part of the global settlement embodied herein, and only if the 2066 Subordinated Indenture Trustee does not object to, and affirmatively supports, the Plan, holders of Allowed Unsecured Subordinated Debenture Claims shall receive from the Noteholder Co-Proponents their Pro Rata share of the Unsecured Subordinated Debenture Penny Warrants from the pool of Penny Warrants issued to the Noteholder Co-Proponents; provided, however, that for the avoidance of doubt, the Debtors shall not make any Distributions to holders of Allowed Unsecured Subordinated Debenture Claims.

iii. Voting: Class 8A is Impaired. Holders of Claims in Class 8A are entitled to vote to accept or reject the Plan.

i.	Intercompany Claims (Classes 9A through 9E)

i. Classification: Classes 9A, 9B, 9C, 9D and 9E consist of all Intercompany Claims.

ii. Treatment: In accordance with the global settlement and compromise embodied in the Plan, all prepetition and postpetition Intercompany Claims shall be ignored for purposes of calculating Distributions to holders of Claims pursuant to the Plan. At the Debtors’ option, and subject to the Restructuring Transactions, on the Effective Date, Intercompany Claims may be Reinstated, settled, offset, cancelled, extinguished or eliminated, including by way of capital contribution. Notwithstanding the foregoing, (A) the intercompany loans (1) owed by Gib 1 to Peabody IC Holdings, LLC, (2) owed by Peabody IC Holdings, LLC to Peabody IC Funding Corp. and (3) owed by non-Debtor Peabody Energy Australia Pty Ltd. to Peabody Investments Corp. will be treated as debt for purposes of calculating Distributions to holders of Claims pursuant to the Plan and (B) the principal balance of the Loan Agreement, dated as of April 11, 2012, among Peabody Investment Corp., as lender, and Peabody Energy Australia Pty Ltd, as borrower, will be reinstated on the Effective Date.

iii. Voting: Classes 9A, 9B, 9C, 9D and 9E are Unimpaired. Each holder of an Intercompany Claim is conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

j.	Section 510(b) Claims (Class 10A)

i. Classification: Class 10A consists of all Section 510(b) Claims against PEC.

ii. Treatment: Claims against PEC that are subordinated by operation of section 510(b) of the Bankruptcy Code, if any, shall be extinguished, cancelled and discharged as of the Effective Date, and holders thereof shall receive no Distributions from the Debtors in respect of their Claims.

iii. Voting: Class 10A is Impaired. Holders of Section 510(b) Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, and are not entitled to vote to accept or reject the Plan.

k.	PEC Interests (Class 11A)

i. Classification: Class 11A consists of all PEC Interests.

ii. Treatment: PEC Interests shall be extinguished, cancelled and discharged as of the Effective Date, and holders of PEC Interests shall neither receive nor retain any property or Distribution in respect of such Interests.

iii. Voting: Class 11A is Impaired. Holders of PEC Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, and are not entitled to vote to accept or reject the Plan.

l.	Subsidiary Debtor Interests (Classes 12B through 12E)

i. Classification: Classes 12B, 12C, 12D and 12E consist of all Subsidiary Debtor Interests.

ii. Treatment: On the Effective Date, Subsidiary Debtor Interests will be Reinstated, subject to any Restructuring Transactions.

iii. Voting: Classes 12B, 12C, 12D and 12E are Unimpaired. Each holder of a Subsidiary Debtor Interest is conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Subsidiary Debtor Interests are not entitled to vote to accept or reject the Plan.

C.	Subordination; Reservation of Rights to Reclassify Claims

The allowance, classification and treatment of Allowed Claims and the respective Distributions and treatments specified in the Plan take into account the relative priority and rights of the Claims in each Class and all contractual, legal and equitable subordination rights relating thereto, whether arising under specific contractual agreements, general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise. Except as expressly set forth herein, consistent with section 510(a) of the Bankruptcy Code, nothing in the Plan shall, or shall be deemed to, modify, alter or otherwise affect any right of a holder of a Claim to enforce a subordination agreement, against any Person other than the Debtors to the same extent that such agreement is enforceable under applicable nonbankruptcy law. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Disputed Claim in accordance with any applicable contractual, legal or equitable subordination.

D.	Special Provisions Regarding the Treatment of Allowed Secondary Liability Claims; Maximum Recovery

The classification and treatment of Allowed Claims under the Plan take into consideration all Allowed Secondary Liability Claims. On the Effective Date, Allowed Secondary Liability Claims will be treated as follows:

1. The Allowed Secondary Liability Claims arising from or related to any Debtor’s joint or several liability for the obligations under any Executory Contract or Unexpired Lease that is being assumed or deemed assumed by another Debtor or under any Executory Contract or Unexpired Lease that is being assumed by and assigned to another Debtor will be Reinstated.

2. Except as provided in Section II.D.1, holders of Allowed Secondary Liability Claims against any Debtor will be entitled to only one Distribution from each Debtor Group in respect of the Liabilities related to such Allowed Secondary Liability Claim and will be deemed satisfied in full by the Distributions from each Debtor Group on account of the related underlying Allowed Claim. Notwithstanding the existence of a Secondary Liability Claim, no multiple recovery on account of any Allowed Claim against Debtors within the same Debtor Group will be provided or permitted.

E.	Special Provisions Regarding Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan will affect the Debtors’ or the Reorganized Debtors’ rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any Unimpaired Claims.

F.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing will be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

G.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote, and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, then such Class of Claims or Interests shall be deemed to have accepted the Plan.

H.	Confirmation Without Acceptance by All Impaired Classes

The Debtors request Confirmation under section 1129(b) of the Bankruptcy Code in the event that any Impaired Class does not accept or is deemed not to accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Plan shall constitute a motion for such relief. The Debtors reserve the right to modify the Plan in accordance with Section X.A to the extent Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE III

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Executory Contracts and Unexpired Leases to Be Assumed

1.	Assumption and Assignment Generally

Except as otherwise provided in the Plan, in any contract, instrument, release or other agreement or document entered into in connection with the Plan or in a Final Order of the Bankruptcy Court, or as requested in any motion Filed on or prior to the Effective Date, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors will assume, or assume and assign, as indicated, each Executory Contract or Unexpired Lease listed on Exhibit III.A.1; provided, however, that the Debtors and the Reorganized Debtors reserve the right, at any time on or prior to the Effective Date, to amend Exhibit III.A.1 to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its rejection pursuant to Section III.B; (b) add any Executory Contract or Unexpired Lease thereto, thus providing for its assumption, or assumption and assignment, pursuant to this Section III.A.1; or (c) modify the amount of any Cure Amount Claim. The Debtors and the Reorganized Debtors reserve the right, at any time until the date that is 30 days after the Effective Date, to amend Exhibit III.A.1 to identify or change the identity of the Reorganized Debtor or other Person that will be an assignee of an Executory Contract or Unexpired Lease. Each contract and lease listed on Exhibit III.A.1 will be assumed only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit III.A.1 will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including any related agreements as described in Section III.A.2) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.

2.	Assumptions and Assignments of Ancillary Agreements

Each Executory Contract or Unexpired Lease listed on Exhibit III.A.1 will include any modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such contract or lease, irrespective of whether such agreement, instrument or other document is listed on Exhibit III.A.1, unless any such modification, amendment, supplement, restatement or other agreement is rejected pursuant to Section III.B or designated for rejection in accordance with Section III.A.3.

3.	Approval of Assumptions and Assignments; Assignments Related to Restructuring Transactions

The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumption (including any related assignment resulting from the Restructuring Transactions or otherwise) of Executory Contracts and Unexpired Leases pursuant to Section III.A as of the Effective Date, except for Executory Contracts and Unexpired Leases that (a) have been rejected pursuant to a Final Order of the Bankruptcy Court, (b) are subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such

Executory Contract or Unexpired Lease, (c) are subject to a motion to reject such Executory Contract or Unexpired Lease Filed on or prior to the Effective Date, (d) are rejected pursuant to Section III.B or (e) are designated for rejection in accordance with the second to last sentence of this paragraph. As of the effective time of an applicable Restructuring Transaction, any Executory Contract or Unexpired Lease to be held by any Debtor or Reorganized Debtor and assumed hereunder or otherwise in the Chapter 11 Cases, if not expressly assigned to a third party previously in the Chapter 11 Cases or assigned to a particular Reorganized Debtor pursuant to the procedures described in this Section III.A, will be deemed assigned to the surviving, resulting or acquiring corporation in the applicable Restructuring Transaction, pursuant to section 365 of the Bankruptcy Code. If an objection to a proposed assumption, assumption and assignment, or Cure Amount Claim is not resolved in favor of the Debtors or the Reorganized Debtors, the applicable Executory Contract or Unexpired Lease may be designated by the Debtors or the Reorganized Debtors for rejection within ten (10) Business Days of the entry of the order of the Bankruptcy Court resolving the matter against the Debtors. Such rejection shall be deemed effective as of the Effective Date.

4.	Payments Related to the Assumption of Executory Contracts and Unexpired Leases

Cure Amount Claims associated with each Executory Contract or Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the applicable Debtor or Reorganized Debtor: (a) by payment of the Cure Amount Claim in Cash on the Effective Date; or (b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. If there is a dispute regarding (a) the amount of any Cure Amount Claim, (b) the ability of the applicable Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to the assumption or assignment of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code will be made within 30 days following the entry of a Final Order or the execution of a Stipulation of Amount and Nature of Claim resolving the dispute and approving the assumption and/or assignment.

5.	Contracts and Leases Entered Into After the Petition Date or Previously Assumed

Contracts, leases and other agreements entered into after the Petition Date by a Debtor, including any Executory Contracts or Unexpired Leases assumed by a Debtor pursuant to a prior order of the Bankruptcy Court and not thereafter assigned or rejected, will be performed by such Debtor or Reorganized Debtor in the ordinary course of its business, and, if applicable, in accordance with any prior order assuming such Executory Contract or Unexpired Lease, as applicable. Accordingly, such contracts and leases (including any assumed Executory Contracts or Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order; provided, however, that any Executory Contracts or Unexpired Leases assumed by a Debtor and not previously assigned will be (a) assigned to the Reorganized Debtor or any other Person identified on Exhibit III.A.1, if any; or (b) deemed assigned pursuant to Section III.A.3. The Debtors and the Reorganized Debtors reserve the right, at any time until the date that is 30 days after the Effective Date, to amend Exhibit III.A.1 to identify or change the identity of the party that will be the assignee of an Executory Contract or Unexpired Lease.

6.	Customer Agreements

To the extent that (a) the Debtors are party to any contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services, (b) any such agreement constitutes an Executory Contract or Unexpired Lease and (c) such agreement (i) has not been rejected pursuant to a Final Order of the Bankruptcy Court, (ii) is not subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such Executory Contract or Unexpired Lease, (iii) is not subject to a motion to reject such Executory Contract or Unexpired Lease Filed on or prior to the Effective Date, (iv) is not listed on Exhibit III.A.1, (v) is not listed on Exhibit III.B.1 and (vi) has not been designated for rejection in accordance with Section III.B, such agreement (including any related agreements), purchase order or similar agreement will be assumed by the Debtors and assigned, if applicable, to the Reorganized Debtor whose predecessor Debtor entity was party to such agreement or purchase order, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The Cure Amount Claim to be paid in connection with the assumption of such a customer-related contract, purchase order or similar agreement that is not specifically identified on Exhibit III.A.1 shall be $0.00. Listing a contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services on Exhibit III.A.1 will not constitute an admission by a Debtor or Reorganized Debtor that such agreement is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.

7.	Proofs of Claim Based on Executory Contracts or Unexpired Leases that Have Been Assumed

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all proofs of Claim Filed with respect to Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Plan (except proofs of Claim asserting Cure Amount Claims not paid in accordance with the terms of the Plan or the order approving such assumption), including the Confirmation Order, shall be deemed disallowed and expunged from the claims register as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Rejection of Executory Contracts and Unexpired Leases

1.	Rejection Generally

On the Effective Date, except for an Executory Contract or Unexpired Lease that was previously assumed, assumed and assigned, or rejected by an order of the Bankruptcy Court or that is assumed pursuant to this Article III (including any related agreements assumed or assumed and assigned pursuant to Section III.A.2), each Executory Contract or Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. The Executory Contracts or Unexpired Leases to be rejected will include, but will not be limited to, the Executory Contracts or Unexpired Leases listed on Exhibit III.B.1, provided that the Debtors and the Reorganized Debtors reserve the right, at any time on or prior to the Effective Date, to amend Exhibit III.B.1 to: (a) delete any Executory Contract or Unexpired Lease listed therein and add such Executory Contract or Unexpired Lease to Exhibit III.A.1, thus providing for its assumption, or assumption and assignment, pursuant to Sections III.A.1 and III.A.2; or (b) add any Executory Contract or Unexpired Lease to Exhibit III.B.1, notwithstanding any prior assumption of such Executory Contract or Unexpired Lease by the Debtors, thus providing for its rejection pursuant to this Section III.B.1. Each contract and lease listed on Exhibit III.B.1 will be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit III.B.1 will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder. Irrespective of whether an Executory Contract or Unexpired Lease is listed on Exhibit III.B.1, it will be deemed rejected unless such contract (a) is listed on Exhibit III.A.1 as of the Effective Date, (b) was previously assumed, assumed and assigned, or rejected by order of the Bankruptcy Court and was not subsequently added to Exhibit III.B.1 or otherwise rejected by the Debtors prior to the Effective Date or (c) is deemed assumed pursuant to the other provisions of this Article III. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the later of: (a) the Effective Date; or (b) the resolution of any objection to the proposed rejection of an Executory Contract or Unexpired Lease. Any Claims arising from the rejection of any Executory Contract or Unexpired Lease not previously assumed by the Debtors pursuant to an order of the Bankruptcy Court will be treated as General Unsecured Claims, subject to the provisions of section 502 of the Bankruptcy Code.

2.	Rejection Damages Bar Date

Except as otherwise provided in a Final Order of the Bankruptcy Court approving the rejection of an Executory Contract or Unexpired Lease, Claims arising out of the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan must be Filed with the Bankruptcy Court and served upon counsel to the Debtors and Designated Co-Administrator and, if concerning the Gold Fields Debtors, the Gold Fields Liquidating Trustee, on or before the later of: (a) 30 days after the Effective Date; or (b) for Executory Contracts identified on Exhibit III.B.1, 30 days after (i) a notice of such rejection is served under the Contract Procedures Order, if the contract counterparty does not timely file an objection to the rejection in accordance with the Contract Procedures

Order or (ii) if such an objection to rejection is timely filed with the Bankruptcy Court in accordance with the Contract Procedures Order, the date that an order is entered approving the rejection of the applicable contract or lease or the date that the objection to rejection is withdrawn. Any Claims not Filed within such applicable time periods will be forever barred from receiving a Distribution from the Debtors, the Reorganized Debtors or the Estates.

C.	Executory Contract and Unexpired Lease Notice Provisions

In accordance with, and subject to, the Contract Procedures Order, the Debtors or the Reorganized Debtors, as applicable, will provide (a) notice to each counterparty to an Executory Contract or Unexpired Lease that is being assumed pursuant to the Plan of: (i) the contract or lease being assumed; (ii) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; (iii) any assignment of an Executory Contract or Unexpired Lease (pursuant to the Restructuring Transactions or otherwise); and (iv) the procedures for such party to object to the assumption of the applicable Executory Contract or Unexpired Lease, the amount of the proposed Cure Amount Claim or any assignment of an Executory Contract or Unexpired Lease; (b) notice to each party whose Executory Contract or Unexpired Lease is being rejected pursuant to the Plan; (c) notice to each party whose Executory Contract or Unexpired Lease is being assigned pursuant to the Plan; (d) notice of any amendments to Exhibit III.B.1 to the Plan; and (e) any other notices relating to the assumption, assumption and assignment, or rejection of Executory Contracts or Unexpired Leases required under the Plan or the Contract Procedures Order in accordance with the Contract Procedures Order.

D.	Obligations to Indemnify Directors, Officers and Employees

Prior to the Effective Date, the Debtors (a) shall make arrangements to continue liability and fiduciary (including ERISA) insurance, or purchase a tail policy or policies, for the period from and after the Effective Date, for the benefit of any person who is serving or has served as one of the Debtors’ directors, officers or employees at any time from and after the Petition Date and (b) shall fully pay the premium for such insurance. Any and all directors and officers liability and fiduciary (including ERISA) insurance or tail policies in existence as of the Effective Date shall be continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the applicable Debtor pursuant to section 365 of the Bankruptcy Code.

The obligations of each Debtor or Reorganized Debtor to indemnify any person who was serving as one of its directors, officers or employees on or after the Petition Date by reason of such person’s prior or future service in such a capacity, or as a director, officer or employee of another corporation, partnership or other legal entity at the applicable Debtor’s request, to the extent provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor or Reorganized Debtor, will be deemed and treated as Executory Contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

The obligations of each Debtor or Reorganized Debtor to indemnify any person who was serving as one of its directors, officers or employees prior to but not on or after the Petition Date by reason of such person’s prior service in such a capacity, or as a director, officer or employee of another corporation, partnership or other legal entity at the applicable Debtor’s request, to the extent provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor or otherwise, will terminate and be discharged pursuant to section 502(e) of the Bankruptcy Code or otherwise as of the Effective Date; provided, however, that to the extent that such indemnification obligations no longer give rise to contingent Claims that can be disallowed pursuant to section 502(e) of the Bankruptcy Code, such indemnification obligations will be deemed and treated as Executory Contracts that are rejected by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date, and any Claims arising from such indemnification obligations (including any rejection damage claims) will be subject to the bar date provisions of Section III.B.2.

E.	Surety Bonds; Indemnity Agreements

1. Each Surety Bond shall be deemed assumed, with the Sureties’ consent, in accordance with Section III.A, effective as of the Effective Date and each Reorganized Debtor party thereto shall pay any and all premium and other obligations due or that may become due on or after the Effective Date; provided that, in lieu of the assumption of a Surety Bond, a Surety may elect to issue a name-change rider to any such Surety Bond or to issue new surety bonds naming (on the same terms and conditions as the existing Surety Bonds) the applicable Reorganized Debtor as permittee/principal. Under terms and conditions mutually agreed with the Debtors, certain Sureties have agreed to issue new Surety Bonds in connection with efforts by the Debtors and the Reorganized Debtors to meet their regulatory obligations for financial assurance in connection with their mining and related operations as of the Effective Date. Except as altered or modified in connection with any Restructuring Transactions, as specified in Section IV.F.2 and except for the Gold Fields Debtors’ assets and liabilities transferred to the Gold Fields Liquidating Trust, each obligation of a Debtor that is covered by a Surety Bond, including, but not limited to, obligations of the Debtors to various Governmental Units (which, solely for purposes of this section, shall include federally recognized Indian Tribes) for reclamation of mines, are not being released, discharged, precluded or enjoined by the Plan or the Confirmation Order and shall remain obligations of the applicable Reorganized Debtor as of the Effective Date. Nothing contained in this Section III.E shall constitute or be deemed a waiver of any claim or Cause of Action that any Debtor may hold against any entity. Notwithstanding any failure to object to cure amounts listed in Exhibit III.A.1 or otherwise, on the Effective Date, all unpaid premiums and loss adjustment expenses including attorneys’ fees, that are due to a Surety as of the Effective Date shall be paid to the applicable Surety, and all associated proofs of Claim on account of or in respect of any agreement with such Surety covered by this section shall be deemed withdrawn automatically and without further notice to or action by the Bankruptcy Court and shall be expunged from the claims register.

2. Each Reorganized Debtor, except for the Gold Fields Debtors, shall be deemed to have assumed as of the Effective Date, and shall continue to perform under, any of its Indemnity Agreements. To the extent that Restructuring Transactions create new corporate entities or change the relative corporate position of PEC as parent, then each new corporate entity and the new corporate parent will execute an Indemnity Agreement. Notwithstanding the foregoing, if requested, each applicable Reorganized Debtor shall enter into a new indemnity agreement with the applicable Sureties which shall be on terms and conditions agreed to by the Sureties and the Reorganized Debtors. To the extent that any Surety Bond or Indemnity Agreement is executed and held in escrow in anticipation of confirmation of the Plan, then upon the Effective Date such assumption of the Surety Bond and/or Indemnity Agreement shall be deemed ratified by each applicable Reorganized Debtor and such documents shall be released from escrow in accordance with the terms of the applicable escrow agreement. Failure to expressly identify any Indemnity Agreement on Exhibit III.A.1 shall not imply or be deemed to be a rejection of or failure to assume such Indemnity Agreement. Notwithstanding any other provision of the Plan or any other agreement executed in connection with the Plan, all letters of credit, proceeds from drawn letters of credit, if any, or other collateral issued to the Sureties as security for a Debtor’s and/or Reorganized Debtor’s obligations under an existing or new Surety Bond or Indemnity Agreement shall remain in place to secure against any “loss” or “default” (as defined in the applicable Indemnity Agreement) incurred by the respective Surety in accordance with the applicable, assumed Indemnity Agreement, and the Sureties’ respective rights to draw on such letters of credit pursuant to the applicable Indemnity Agreement shall remain unaffected. Except for Sureties’ Claims or Indemnity Agreements relating to the Gold Fields Debtors and notwithstanding any other provisions of the Plan or Confirmation Order, nothing in the injunction and release provisions of the Plan, including Sections V.E.3 and V.E.4, shall be deemed to apply to the Sureties or to the Sureties’ claims, nor shall these provisions of the Plan be interpreted to bar, impair, alter, diminish or enlarge the rights or obligations of the Sureties vis-a-vis any parties other than the Debtors or the Reorganized Debtors, or prevent or otherwise limit the Sureties from exercising their rights under any of the Surety Bonds, letters of credit, Indemnity Agreements, Surface Mining Control and Reclamation Act or the common law of suretyship.

3. Notwithstanding any other provisions of the Plan or Confirmation Order, nothing in the injunction and release provisions of the Plan, including Sections V.E.3 and V.E.4, shall be deemed to apply to the Sureties or to the Sureties’ Claims, nor shall these provisions of the Plan be interpreted to bar, impair, alter, diminish or enlarge the rights or obligations of the Sureties vis-a-vis any parties other than the Debtors or the Reorganized Debtors, or prevent or otherwise limit the Sureties from exercising their rights under any of the Surety Bonds, letters of credit, Indemnity Agreements, Surface Mining Control and Reclamation Act or the common law of suretyship.

F.	No Change in Control

The consummation of the Plan, the implementation of the Restructuring Transactions or the assumption, or assumption and assignment, of any Executory Contract or Unexpired Lease to a Reorganized Debtor is not intended to, and shall not, constitute a change in ownership or change in control under any employee benefit plan or program (including the LTIP), financial instrument, loan or financing agreement, Executory Contract or Unexpired Lease or contract, lease or agreement in existence on the Effective Date to which a Debtor is a party.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Continued Corporate Existence and Vesting of Assets

Except as otherwise provided herein (including with respect to the Restructuring Transactions described in Section IV.F and the treatment of the Gold Fields Debtors described in Section IV.J.3): (a) on or after the Effective Date, Reorganized PEC shall exist as a separate corporate entity, with all corporate powers in accordance with state law and the certificates of incorporation and bylaws attached hereto collectively as Exhibit IV.H.1.a; (b) subject to the Restructuring Transactions, each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, conversion, dissolution or otherwise) under applicable state law; and (c) on the Effective Date, all property of the Estate of each Debtor, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest, subject to the Restructuring Transactions, in the applicable Reorganized Debtor free and clear of all Claims, Liens, charges, Liabilities, other encumbrances, Interests and other interests. On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire and dispose of property and compromise or settle any claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to, or the approval of, the Bankruptcy Court.

B.	The Rights Offering and Private Placement

The Plan contemplates that the Debtors shall raise an aggregate of $1.5 billion of equity capital through the Rights Offering and the Private Placement. In connection with the consummation of the Plan, the Rights Offering and the Private Placement shall be consummated in accordance with the terms of the Plan, the PSA, the Rights Offering Procedures, the Rights Offering Backstop Commitment Agreement, the Rights Offering Documents, the Private Placement Agreement and the Private Placement Documents. All Reorganized PEC Common Stock shall be initially subject to dilution by the Preferred Equity, the Penny Warrants and the LTIP Shares.

1.	The Rights Offering

On the Effective Date, the Debtors shall consummate the $750 million Rights Offering, through which each holder of an Allowed Claim in Classes 2A, 2B, 2C, 2D and 5B as of the Rights Offering Record Date, subject to the terms and conditions set forth in the Plan and the Rights Offering Procedures, shall have the opportunity, pursuant to the Rights Offering Procedures, to purchase the Rights Offering Shares, which consist of (a) shares of Reorganized PEC Common Stock and (b) the Rights Offering Penny Warrants. The purchase price for the Rights Offering Shares will be equal to 55% of the Plan Equity Value of the shares of Reorganized PEC Common Stock that are issued in connection with the exercise of the Rights Offering Equity Rights.

After consultation with counsel and the Noteholder Steering Committee, the Debtors may decrease the number of Rights Offering Equity Rights distributed to holders of Second Lien Notes Claims, Unsecured Senior Notes Claims and General Unsecured Claims in Class 5B as required or instructed by the Bankruptcy Court or the SEC, in each case to allow the Rights Offering to be exempt from registration under the

Securities Act pursuant to section 1145 of the Bankruptcy Code; provided, however, that (a) in no event shall such decrease in the number of Rights Offering Equity Rights result in a decrease of the aggregate purchase price for all Rights Offering Shares offered in the Rights Offering below $650 million and (b) in no event shall the price per unit to be paid in the Rights Offering be subject to increase or decrease in connection with such decrease in the number of Rights Offering Equity Rights. In this event, any amounts excluded shall instead be purchased directly by the Rights Offering Backstop Parties pursuant to the Rights Offering Backstop Commitment Agreement.

2.	The Rights Offering Backstop Commitment Agreement

The Rights Offering will be 100% backstopped by the Rights Offering Backstop Parties in accordance with the terms and conditions of the Rights Offering Backstop Commitment Agreement. Subject to and in accordance with the Rights Offering Backstop Commitment Agreement, as consideration for the Rights Offering Backstop Parties’ obligations, the Rights Offering Backstop Parties shall receive (a) the Rights Offering Backstop Commitment Premium, which will be payable on the Effective Date in Reorganized PEC Common Stock at Plan Equity Value and (b) the Rights Offering Backstop Ticking Premium, if any, which shall be fully earned and nonrefundable as accrued through the Effective Date and will be payable on the Effective Date in Reorganized PEC Common Stock at Plan Equity Value. In addition, the Noteholder Co-Proponents shall receive fifty percent (50%) of the Penny Warrants.

The Reorganized PEC Common Stock issued in connection with the Rights Offering Backstop Commitment Premium shall be issued after giving effect to the reservation and deemed issuance of shares of Reorganized PEC Common Stock for issuance upon the conversion of the Preferred Equity and the exercise of the Penny Warrants, but subject to dilution by the LTIP Shares and any post-Effective Date issuances of capital stock, including pursuant to any dividend or make-whole provision described in Exhibit I.A.174.

3.	The Private Placement

On the Effective Date, the Debtors shall consummate the Private Placement pursuant to the Private Placement Agreement and Private Placement Documents. Pursuant to the Private Placement, the Private Placement Parties shall be obligated to purchase $750 million in the aggregate of Preferred Equity on the terms and conditions set forth in the Private Placement Agreement. Subject to and in accordance with the Private Placement Agreement, as consideration for the Private Placement Parties’ obligations under the Private Placement Agreement, the Private Placement Parties shall receive (a) the Private Placement Commitment Premium, which will be payable on the Effective Date in Reorganized PEC Common Stock at Plan Equity Value and (b) the Private Placement Ticking Premium, if any, which shall be fully earned and nonrefundable as accrued through the Effective Date and will be payable on the Effective Date in Reorganized PEC Common Stock at Plan Equity Value.

The Reorganized PEC Common Stock issued in connection with the Private Placement Commitment Premium shall be issued after giving effect to the reservation and deemed issuance of shares of Reorganized PEC Common Stock issuable upon the conversion of the Preferred Equity and the exercise of the Penny Warrants, but subject to dilution by the LTIP Shares and any post-Effective Date issuances of capital stock, including pursuant to any dividend or make-whole provision described in Exhibit I.A.174.

For the avoidance of doubt, any Preferred Equity purchased by the Private Placement Parties in the Private Placement pursuant to the Private Placement Agreement shall be solely on account of the new money provided in the Private Placement and not on account of any purchaser’s Second Lien Notes Claims or Unsecured Senior Notes Claims.

Solely in the event Class 8A votes in favor of the Plan, and only if the 2066 Subordinated Indenture Trustee does not object to, and affirmatively supports, the Plan, the Noteholder Co-Proponents shall transfer the Unsecured Subordinated Debenture Penny Warrants to the 2066 Subordinated Indenture Trustee for the distribution of such Unsecured Subordinated Debenture Penny Warrants to holders of Unsecured Subordinated Debenture Claims on a Pro Rata basis.

C.	Reorganized PEC Common Stock; Rights Offering Equity Rights; Penny Warrants; Preferred Equity; LTIP Shares

1.	Issuance and Distribution of Reorganized PEC Common Stock, Rights Offering Equity Rights, Penny Warrants, Preferred Equity and LTIP Shares

On the Effective Date, 450,000,000 shares of Reorganized PEC Common Stock shall be authorized, and Reorganized PEC shall issue 71,836,154 shares of Reorganized PEC Common Stock pursuant to the Plan, including (a) the initial distribution of Reorganized PEC Common Stock to holders of Allowed Claims in Classes 2A, 2B, 2C, 2D and 5B and (b) the Reorganized PEC Common Stock issued in connection with the Rights Offering, the Private Placement Commitment Premium, the Private Placement Ticking Premium, if any, the Rights Offering Backstop Commitment Premium, the Rights Offering Backstop Ticking Premium, if any, the Rights Offering Disputed Claims Reserve Shares and the Incremental Second Lien Shares, if any. On the Effective Date, the Debtors will also issue the Penny Warrants. Such Reorganized PEC Common Stock, Rights Offering Equity Rights and Penny Warrants, when issued or distributed as provided in the Plan, will be duly authorized, validly issued and fully paid and nonassessable.

On the Effective Date, 50,000,000 shares of Preferred Equity, shall be authorized, and Reorganized PEC shall issue up to 30,000,000 shares of Preferred Equity pursuant to the Plan in connection with the Private Placement. Such Preferred Equity, when issued or distributed as provided in the Plan, will be duly authorized, validly issued and fully paid and nonassessable.

The LTIP Shares that may be subject to awards granted from time to time by Reorganized PEC, including awards of restricted stock, options, stock appreciation rights, restricted stock units, deferred stock, performance units, Cash incentives or other equity awards, if any, pursuant to the LTIP, shall be authorized on the Effective Date without the need for further corporate action and without any further action by the holders of Claims or Interests.

Each issuance and Distribution under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such Distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such Distribution or issuance, which terms and conditions shall bind each Person receiving such issuance. Any shares not necessary to satisfy obligations under the Plan shall have the status of authorized but not issued shares of Reorganized PEC.

2.	Section 1145 Exemption for Reorganized PEC Common Stock, Rights Offering Equity Rights and Rights Offering Penny Warrants

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the issuance of (a) the Reorganized PEC Common Stock (including shares issued pursuant to the Rights Offering but excluding shares issued pursuant to the Rights Offering Backstop Commitment Agreement and Private Placement Agreement), (b) the Rights Offering Equity Rights in connection with the Rights Offering and (c) the Rights Offering Penny Warrants in connection with the Rights Offering, in each case, under the Plan in exchange for Claims will be exempt from registration under the Securities Act and any state’s securities law registration requirements and all rules and regulations promulgated thereunder.

3.	Federal Securities Law Exemptions for Private Placement, Backstop Amounts, Private Placement Commitment Premium and Rights Offering Backstop Commitment Premium

The issuance of (a) Preferred Equity in connection with the Private Placement, (b) the Rights Offering Equity Rights, Reorganized PEC Common Stock and Penny Warrants in connection with the Rights Offering Backstop Parties’ backstop commitment obligations under the Rights Offering Backstop Commitment Agreement, (c) the Reorganized PEC Common Stock constituting the Premium Shares and (d) the Penny Warrants to be issued to the Noteholder Co-Proponents, in each case, will be exempt from registration under Section 4(a)(2) of the Securities Act.

4.	Listing and Reporting Requirements

Reorganized PEC shall use reasonable best efforts to cause the Reorganized PEC Common Stock and the Preferred Equity to be listed for trading on the NYSE as soon as practicable after the Effective Date. The Reorganized PEC Common Stock will be freely tradable in accordance with section 1145 of the Bankruptcy Code, except to the extent such Reorganized PEC Common Stock is issued in reliance on Section 4(a)(2) of the Securities Act, as set forth in Section IV.C.3. To the extent Reorganized PEC is not able to list the Reorganized PEC Common Stock and/or the Preferred Equity on the NYSE, it will cooperate with any registered broker-dealer who may seek to initiate price quotations for the Reorganized PEC Common Stock and/or the Preferred Equity on the OTC Bulletin Board or any other over-the-counter market or private market for traders of restricted securities.

As of the Effective Date, Reorganized PEC will be, and it is the intention that Reorganized PEC will remain, a reporting company under the Exchange Act. On the Effective Date, the Reorganized PEC Common Stock and the Preferred Equity will be registered under the Exchange Act as and to the extent required, including in connection with the terms of the Rights Offering Backstop Commitment Agreement and the Private Placement Agreement.

D.	The Exit Facility; the Replacement Secured First Lien Term Loan; the Additional First Lien Debt and the New Second Lien Notes

The Debtors shall attempt, on a “best efforts” basis, to obtain commitments for the Exit Facility of not less than $1.5 billion in principal amount, the terms of which are no less favorable, when taken as a whole, to the Debtors than the terms of the Replacement Secured First Lien Term Loan, as determined by the Debtors in their reasonable business judgment and of sufficient size and on appropriate terms, including the ability to enter into up to $250 million of ABL Facilities (as defined in Exhibit I.A.196), to avoid the need to issue all or part of the Replacement Secured First Lien Term Loan and/or the New Second Lien Notes. In the Debtors’ sole discretion, provided that the First Lien Full Cash Recovery occurs, the size of the Exit Facility may be increased up to (a) $1.95 billion in principal amount in order to provide holders of Second Lien Notes Claims with up to $450 million in Cash and/or Additional First Lien Debt as set forth in Section II.B.2.b or (b) an incrementally higher amount, in accordance with Section II.B.2.b, if the Effective Date does not occur on or before April 3, 2017. If the Exit Facility Condition is not satisfied, then the Debtors may enter into the Replacement Secured First Lien Term Loan on the terms and conditions set forth on Exhibit I.A.196 and in Section IV.D in an aggregate principal amount of up to $1.5 billion, such principal amount to be calculated as set forth on Exhibit I.A.196, and holders of Allowed First Lien Lender Claims shall receive their Pro Rata share thereof in accordance with Section II.B.2.a. In addition, the holders of Allowed Second Lien Notes Claims may receive the Additional First Lien Debt (solely in the event that a First Lien Full Cash Recovery occurs) or New Second Lien Notes in accordance with Section II.B.2.b.

E.	The Class 5B Cash Pool

The Class 5B Cash Pool shall be paid into a segregated account by the Debtors and/or the Reorganized Debtors for Distribution in accordance with the terms of the Plan to holders of Allowed Claims in Class 5B who elect on their Ballot to receive a Distribution from the Class 5B Cash Pool in lieu of receiving any Distributions of (i) Reorganized PEC Common Stock, (ii) Rights Offering Equity Rights or (iii) if applicable, Rights Offering Disputed Claims Reserve Shares for holders of Claims in Class 5B that are Disputed Claims as of the Rights Offering Record Date and later become Allowed. The Reorganized Debtors shall fund the Class 5B Cash Pool in two installments as follows: (i) $37.5 million on the date that is 100 days after the Effective Date; and (ii) $37.5 million on the date that is 190 days after the Effective Date. Any Cash held in the Class 5B Cash Pool after Distributions to holders of Allowed Claims in Class 5B that elect to receive a Distribution from the Class 5B Cash Pool, up to a maximum of 50% of their Allowed Claims, shall be retained by the Reorganized Debtors. For the avoidance of doubt, under no circumstances shall the Debtors pay more than $75 million into the Class 5B Cash Pool on account of Allowed Class 5B Claims.

F.	Restructuring Transactions

1.	Restructuring Transactions Generally

On or after the Confirmation Date, the applicable Debtors or Reorganized Debtors may enter into such Restructuring Transactions and may take such actions as the Debtors or Reorganized Debtors may determine to be necessary or appropriate to effect, in accordance with applicable nonbankruptcy law, a corporate restructuring of their respective businesses or a simplification of the overall corporate structure of the Reorganized Debtors, including but not limited to the Restructuring Transactions identified on Exhibit IV.F.1, all to the extent not prohibited by any other terms of the Plan, the PSA or the New Debt and Equity Documents. Without limiting the foregoing, unless otherwise provided by the terms of a Restructuring Transaction, all such Restructuring Transactions will be deemed to occur on the Effective Date and may include one or more mergers, consolidations, restructurings, reorganizations, transfers, dispositions, conversions, liquidations or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect these transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, reorganization, transfer, disposition, conversion, formation, partnership, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, formation, dissolution or change in entity form pursuant to applicable state law; and (d) the taking of all other actions that the applicable entities determine to be necessary or appropriate, including (i) making filings or recordings that may be required by applicable state law in connection with such transactions and (ii) any appropriate positions on one or more tax returns (e.g., worthlessness deductions). Any such transactions may be effected on or subsequent to the Confirmation Date without any further action by the stockholders, members, partners or directors of any of the Debtors or the Reorganized Debtors.

2.	Obligations of Any Successor Entity in a Restructuring Transaction

The Restructuring Transactions may result in all or substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring entities. In situations in which a Reorganized Debtor is merged into, acquired by or combined with another entity, such surviving, resulting or acquiring entity will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in the Plan or in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring entity, which may provide that another Reorganized Debtor will perform such obligations.

G.	Securitization Facility

On the Effective Date, Reorganized PEC, the other applicable Reorganized Debtors and P&L Receivables Company shall enter into the Amended Securitization Facility on terms substantially as set forth in the Receivables Purchase Facility Commitment Letter.

H.	Corporate Governance and Directors and Officers

1.	Constituent Documents of Reorganized PEC and the Other Reorganized Debtors

As of the Effective Date, the certificates of incorporation and the bylaws (or comparable constituent documents) of Reorganized PEC and the other Reorganized Debtors will be substantially in the forms set forth in Exhibits IV.H.1.a and IV.H.1.b, respectively. The certificates of incorporation and bylaws (or comparable constituent documents) of Reorganized PEC and each other Reorganized Debtor, among other things, will (a) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code and (b) with respect to Reorganized PEC, authorize the issuance of Reorganized PEC Common

Stock, Rights Offering Equity Rights, Penny Warrants, LTIP Shares and Preferred Equity in amounts not less than the amounts necessary to permit the Distributions required or contemplated by the Plan, the Rights Offering and the Private Placement. After the Effective Date, Reorganized PEC and the other Reorganized Debtors may amend and restate their certificates of incorporation or bylaws (or comparable constituent documents) as permitted by applicable state law, subject to the terms and conditions of such constituent documents. On the Effective Date, or as soon thereafter as is practicable, Reorganized PEC and each other Reorganized Debtor shall file such certificates of incorporation (or comparable constituent documents) with the secretary of state or jurisdiction or similar office of the state or jurisdiction in which Reorganized PEC and such other Reorganized Debtors are incorporated or organized, to the extent required by and in accordance with the applicable corporate law of such state or jurisdiction.

2.	Directors and Officers of Reorganized PEC and the Other Reorganized Debtors

Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, from and after the Effective Date: (a) the initial officers of Reorganized PEC and the other Reorganized Debtors will consist of the individuals identified on Exhibit IV.H.2; and (b) the initial boards of directors of (i) Reorganized PEC shall consist of nine members, including the chief executive officer of Reorganized PEC, and eight Independent Directors, as set forth on Exhibit IV.H.2 and (ii) each of the other Reorganized Debtors shall consist of the individuals identified, or will be designated pursuant to the procedures specified, on Exhibit IV.H.2. The Independent Directors of Reorganized PEC, as described in the preceding sentence, shall be selected as follows: (a) the Debtors shall designate one (1) such Independent Director; (b) Contrarian, PointState and Panning may, together, select one (1) such Independent Director; (c) Elliott may select one (1) such Independent Director; and (d) a selection committee comprising the chief executive officer of PEC, a representative of Elliott, and one nominee acting on behalf of Contrarian, PointState, and Panning, acting as a selection committee, shall agree on the retention of a search firm to identify and recommend the remaining five (5) Independent Directors, which recommendation shall be decided upon by such selection committee; provided, however, that any existing members of the board of directors of PEC who wish to stand for the board of directors of Reorganized PEC shall be interviewed and evaluated by such search firm. Each director appointed, as described in this paragraph, will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the certificate of incorporation and bylaws (or comparable constituent documents) of Reorganized PEC or the applicable other Reorganized Debtor and state law; provided, however, for the avoidance of doubt, this sentence shall not modify the process for the selection of the initial board of Reorganized PEC as set forth in first and second sentences of this paragraph.

I.	Employment-Related Agreements; Retiree Benefits; Workers’ Compensation Programs

1.	Employment-Related Agreements

As of the Effective Date, each of the Reorganized Debtors will have authority to: (a) maintain, reinstate, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with its active and retired directors, officers and employees, subject to the terms and conditions of any such agreement and applicable nonbankruptcy law; and (b) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees. For the avoidance of doubt, the Reorganized Debtors shall continue, as of the Effective Date, the LTIP and all other employee benefit plans and arrangements of the Reorganized Debtors unless otherwise expressly addressed herein, subject to the terms and conditions of any such plan or arrangements, including the Debtors’ rights to amend, modify, supplement or terminate any such plan or arrangements in accordance with the terms thereof.

For the avoidance of doubt, (a) any issuance, transfer or acquisition of common stock, preferred stock, or other securities upon the Effective Date pursuant to the Plan or in connection with the Debtors’ restructuring, including, but not limited to, any purchase of shares by any party or parties pursuant to the Private Placement or the Rights Offering, (b) entry into any agreement, including the Rights Offering Backstop Commitment Agreement and the Private Placement Agreement in connection with such proposed issuance, transfer, or acquisition and (c) revesting of assets in Reorganized PEC as of the Effective Date pursuant to the Plan, shall not, and shall not be deemed to, result in a “Change in Control” under the LTIP.

2.	Retiree Benefits

Unless otherwise ordered by the Bankruptcy Court, the Reorganized Debtors shall continue to pay all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(l)(B) or (g) of section 1114 of the Bankruptcy Code, for the duration of the period the applicable Debtor has obligated itself to provide such benefits, subject to the terms of each such benefit plan.

3.	Assumption of Pension Plans

On the Effective Date, except as otherwise expressly set forth herein, Reorganized Peabody Investments Corp. and Reorganized Peabody Western Coal Company shall assume their respective Pension Plans, and the PBGC shall be deemed to have withdrawn with prejudice the contingent proofs of Claim filed by the PBGC against the Debtors with respect to such Pension Plans. On and after the Effective Date, Reorganized Peabody Investments Corp., Reorganized Peabody Western Coal Company and Reorganized Peabody Holding Company, LLC, as applicable, will continue to sponsor and administer the Pension Plans, satisfy the minimum funding standards pursuant to 26 U.S.C. § 412 and 29 U.S.C. § 1082 and administer the Pension Plans in accordance with their terms and the provisions of ERISA and the Internal Revenue Code.

On the Effective Date, the liabilities relating to the current employees as of the Petition Date under the Frozen SERA Plan will be spun off and transferred to the Active SERA Plan. Only insofar as the Active SERA Plan is deemed an Executory Contract, it will be assumed on the Effective Date. The liabilities of former employees as of the Petition Date will remain under the Frozen SERA Plan. Notwithstanding the foregoing or any other provisions of the Plan, the Debtors and Reorganized Debtors, as applicable, will terminate or, if applicable, reject, the SERP, the Gold Fields PEP and the Frozen SERA Plan.

4.	Continuation of Workers’ Compensation Programs

From and after the Effective Date: (a) the Reorganized Debtors will continue to administer and pay all valid claims for benefits and liabilities arising under the Debtors’ workers’ compensation programs for which the Debtors or the Reorganized Debtors are responsible under applicable state workers’ compensation law as of the Effective Date, regardless of when the applicable injuries occurred, in accordance with the Debtors’ prepetition practices and procedures and governing state workers’ compensation law; and (b) nothing in the Plan shall discharge, release or relieve the Debtors or the Reorganized Debtors from any current or future liability under applicable state workers’ compensation law in the jurisdictions where the Debtors or the Reorganized Debtors participate in workers’ compensation programs. The Debtors and the Reorganized Debtors, as applicable, expressly reserve the right to challenge the validity of any claim for benefits or liabilities arising under any workers’ compensation program.

J.	Gold Fields Liquidating Trust

1.	Gold Fields Liquidating Trust Generally

On or prior to the Effective Date, the Gold Fields Liquidating Trust shall be established pursuant to the Gold Fields Liquidating Trust Agreement for the purpose of liquidating the Gold Fields Liquidating Trust Assets, resolving all Disputed Claims against the Gold Fields Debtors, making all Distributions to holders of Allowed Claims against the Gold Fields Debtors in accordance with the terms of the Plan and otherwise implementing the Plan with respect to the Gold Fields Debtors and administering the Gold Fields Debtors’ Estates. Subject to and to the extent set forth in the Plan, the Confirmation Order, the Gold Fields Liquidating Trust Agreement or other agreement (or any other order of the Bankruptcy Court entered pursuant to or in furtherance hereof), the Gold Fields Liquidating Trust (and the Gold Fields Liquidating Trustee), pursuant to and in furtherance of the Plan and the Gold Fields Liquidating Trust Agreement, shall be empowered to exercise such powers as may be vested in the Gold Fields Liquidating Trustee under the Gold Fields Liquidating Trust Agreement or the Plan, or as deemed by the Gold Fields Liquidating Trustee to be necessary and proper to implement the provisions of the Plan and the Gold Fields Liquidating Trust Agreement including, but not limited to, taking such actions as are necessary or appropriate to close or dismiss any or all of the Chapter 11 Cases of the Gold Fields Debtors and

dissolving the Gold Fields Liquidating Trust in accordance with the terms of the Gold Fields Liquidating Trust Agreement. Notwithstanding anything to the contrary in the Plan, the Gold Fields Liquidating Trust’s primary purpose is liquidating the Gold Fields Liquidating Trust Assets (which include, without limitation, the Historic Gold Fields Policies), with no objective to continue or engage in the conduct of a trade or business except to the extent consistent with the trust’s liquidating purpose and reasonably necessary to conserve and protect such Assets and provide for the orderly liquidation thereof. Gold Fields Liquidating Trust Expenses shall be paid, pursuant to and in furtherance of the Plan and the Gold Fields Liquidating Trust Agreement, from the Gold Fields Liquidating Trust as required, at the direction of the Gold Fields Liquidating Trustee, consistent with the Gold Fields Liquidating Trust Agreement.

2.	Funding of and Transfer of Assets Into the Gold Fields Liquidating Trust

a. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, other than rights under any Executory Contract or Unexpired Lease that is being rejected pursuant to the Plan, the Debtors will transfer the Gold Fields Liquidating Trust Assets, including any Cash held by or on behalf of the Gold Fields Debtors, to the Gold Fields Liquidating Trust, and all such Assets shall vest in the Gold Fields Liquidating Trust, to be administered by the Gold Fields Liquidating Trustee pursuant to, in furtherance of and in accordance with the Plan and the Gold Fields Liquidating Trust Agreement; provided, however, that, for the avoidance of doubt, pursuant to the global settlement embodied in the Plan, all Intercompany Claims by and between the Gold Fields Debtors and any other Debtor and all other Claims and Causes of Action the Gold Fields Debtors have or may have against any other Debtor shall be deemed settled, released and discharged pursuant to the terms of the Plan, and such Claims, Intercompany Claims and Causes of Action shall not be transferred to the Gold Fields Liquidating Trust. Such transferred Assets will be transferred to and vest in the Gold Fields Liquidating Trust on the Effective Date, free and clear of all Liens, except as set forth in Section IV.N.

b. The act of transferring the Gold Fields Liquidating Trust Assets and rights to the Gold Fields Liquidating Trust, as authorized by this Plan, shall not be construed to destroy or limit any such Assets or rights or be construed as a waiver of any right, and such rights may be asserted by the Gold Fields Liquidating Trust as if the Asset or right was still held by the applicable Gold Fields Debtor.

3.	Dissolution of Gold Fields Debtors

a. Notwithstanding anything in the Plan or the Confirmation Order to the contrary, as of the Effective Date and upon the transfer of the Gold Fields Liquidating Trust Assets to the Gold Fields Liquidating Trust under the Plan, the Gold Fields Debtors shall be deemed dissolved for all purposes without any necessity of filing any document, taking any further action or making any payment to any governmental authority in connection therewith.

b. All Claims against the Gold Fields Debtors are deemed satisfied, waived and released as to the Gold Fields Debtors in exchange for the treatment of such Claims under the Plan (including the Distribution of Gold Fields Liquidating Trust Units and other distributions to be made pursuant to and in furtherance of the Plan and the Gold Fields Liquidating Trust Agreement), and holders of Allowed Claims against any Gold Fields Debtor will have recourse solely to the assets of the Gold Fields Liquidating Trust for the payment of their Allowed Claims in accordance with the terms of the Plan and the Gold Fields Liquidating Trust Agreement.

4.	Gold Fields Liquidating Trustee

a. The initial Gold Fields Liquidating Trustee shall be selected by the Debtors in consultation with the Creditors’ Committee.

b. The Gold Fields Liquidating Trustee shall be the successor to and representative of the Estate of each of the Gold Fields Debtors appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code. The powers, rights and responsibilities of the Gold Fields Liquidating Trustee shall be specified in the Gold Fields Liquidating Trust Agreement.

5.	Indemnification

The Gold Fields Liquidating Trust Agreement may include reasonable and customary indemnification provisions for the benefit of the Gold Fields Liquidating Trustee and/or other parties. Any such indemnification shall be the sole responsibility of the Gold Fields Liquidating Trust and payable solely from the Gold Fields Liquidating Trust Assets, with no recourse to any Reorganized Debtor.

6.	Gold Fields Liquidating Trust Units

a. On the Effective Date, Gold Fields Liquidating Trust Units shall be issued to the holders of Allowed Claims in Class 5C, pursuant to, in furtherance of and in accordance with the Plan, the Confirmation Order and the Gold Fields Liquidating Trust Agreement. Gold Fields Liquidating Trust Units shall entitle the holder thereof to receive certain payments from the Gold Fields Liquidating Trust pursuant to and in furtherance of the Plan, the Confirmation Order and the Gold Fields Liquidating Trust Agreement.

b. No fractional amount of Gold Fields Liquidating Trust Units shall be distributed under the Plan. To the extent any holder of a Claim in Class 5C would be entitled to receive a fractional amount of Gold Fields Liquidating Trust Units, the number of Gold Fields Liquidating Trust Units shall be rounded downward to be distributed, pursuant to and in furtherance of the Plan and the Gold Fields Liquidating Trust Agreement, to that holder to the nearest whole integer. No consideration shall be provided in lieu of such fractional amounts of Gold Fields Liquidating Trust Units that are rounded down.

7.	Tax Treatment

The Gold Fields Liquidating Trust is intended to be treated for U.S. federal income tax purposes in part as a liquidating trust described in Treasury Regulation § 301.7701-4(d) and in part as one or more Disputed Claims reserves treated either as discrete trusts taxed pursuant to Section 641 et seq. of the Internal Revenue Code or as disputed ownership funds described in Treasury Regulation § 1.468B-9. For federal income tax purposes, the transfer of the Gold Fields Liquidating Trust Assets by the applicable Debtors to the Gold Fields Liquidating Trust will be treated in part as the transfer of assets by the Debtors to the holders of Allowed Claims in Classes 5C, subject to any liabilities of the Debtors or the Gold Fields Liquidating Trust payable from the proceeds of such assets, followed by the transfer of such assets (subject to such liabilities) by such holders to the Gold Fields Liquidating Trust in exchange for the Gold Fields Liquidating Trust Units, and in part as the transfer of assets by the Debtors to one more Disputed Claims reserves. The holders of Allowed Claims in Class 5C will be treated for federal income tax purposes as the grantors and deemed owners of their respective shares of the Gold Fields Liquidating Trust Assets (subject to such liabilities), depending on their rights to Distributions under the Plan. As grantors and deemed owners of such assets, the holders of Allowed Claims in Class 5C will be required to include in income their respective shares of the income, deductions, gains, losses and credits attributable to such assets. The holders of Allowed Claims in Class 5C will be required to use the values assigned to such assets by the Gold Fields Liquidating Trustee for all federal tax purposes, including the recognition of income, deduction, gain or loss with respect to their Allowed Claims and any gain or loss recognized on the subsequent disposition of an asset in which the holder holds an interest. The Gold Fields Liquidating Trust Agreement will contain certain provisions to comply with IRS guidance for trusts treated as liquidating trusts. Among other things, the agreement will (a) require that the Gold Fields Liquidating Trust terminate no later than five years after the Effective Date, subject to extension with Bankruptcy Court approval, (b) limit the Gold Fields Liquidating Trustee’s investment powers, (c) limit the business operations carried on by the Gold Fields Liquidating Trust to activities reasonably necessary to and consistent with the trust’s liquidating purpose, (d) prohibit the Gold Fields Liquidating Trust from receiving or retaining Cash or Cash equivalents in excess of an amount reasonably necessary to meet Claims and contingent liabilities or to maintain the value of the trust assets during liquidation and (e) distribute at least annually to the holders of Allowed Claims in Class 5C the Gold Fields Liquidating Trust’s net income and the net proceeds from the sale of Gold Fields Liquidating Trust Assets in excess of an amount reasonably necessary to meet Claims and contingent liabilities (including Disputed Claims) and to maintain the value of the Gold Fields Liquidating Trust Assets. Gold Fields Liquidating Trust Assets reserved for holders of Disputed Claims will be treated as one or more Disputed Claims reserves for tax purposes, which will be subject to an entity-level Tax on some or all of their net income or gain. No holder of a Claim will be treated as the grantor or deemed owner of an asset reserved for Disputed Claims until such holder receives or is allocated an interest in such asset. The Gold Fields Liquidating Trustee will file all Tax returns on a basis consistent with the treatment of the Gold Fields Liquidating Trust in part as a liquidating trust (and grantor trust pursuant to Treasury Regulation § 1.671-1(a)) and in part as one or more Disputed Claims reserves taxed as discrete trusts or disputed ownership funds, and will pay all Taxes owed from Gold Fields Liquidating Trust Assets.

8.	Settlement of Claims

Except as otherwise provided in the Plan or the Gold Fields Liquidating Trust Agreement, on and after the Effective Date, the Gold Fields Liquidating Trustee may, pursuant to and in furtherance of the Plan and the Gold Fields Liquidating Trust Agreement, compromise or settle any Claims against the Gold Fields Debtors without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and pay the charges that it incurs on or after the Effective Date for Gold Fields Liquidating Trust Expenses, professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to the Bankruptcy Court.

9.	Sale of Assets by Gold Fields Liquidating Trust

In connection with the sale, liquidation, transfer, distribution or disposition of the Gold Fields Liquidating Trust Assets by the Gold Fields Liquidating Trustee pursuant to and in furtherance of the Plan and the Gold Fields Liquidating Trust Agreement, the Gold Fields Liquidating Trustee shall deposit any proceeds thereof in the applicable account maintained by the Gold Fields Liquidating Trust. The Gold Fields Liquidating Trustee may, pursuant to and in furtherance of the Plan and the Gold Fields Liquidating Trust Agreement, conduct any sales or liquidations of non-Cash assets from the Gold Fields Liquidating Trust on any terms it deems reasonable, without further order of the Bankruptcy Court.

K.	Corporate Action

The Restructuring Transactions and the following corporate actions and transactions will be deemed to occur and be effective as of the date specified in the documents effectuating the applicable Restructuring Transaction (or other transactions) or the Effective Date if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by the Debtors, the Reorganized Debtors or any other Person or entity: (a) the adoption of new or amended and restated certificates of incorporation and bylaws (or comparable constituent documents) for Reorganized PEC and the other Reorganized Debtors; (b) the initial selection of directors and officers for each Reorganized Debtor; (c) the entry into, and performance under, the Exit Facility and receipt of the proceeds thereof; (d) the entry into and performance under the Rights Offering Backstop Commitment Agreement, the Rights Offering Documents, the Private Placement Agreement and the Private Placement Documents; (e) if applicable, the entry into, and performance under, the Replacement Secured First Lien Term Loan; (f) if applicable, the issuance of the Additional First Lien Debt; (g) if applicable, the issuance of the New Second Lien Notes; (h) the issuance and Distribution of Reorganized PEC Common Stock and LTIP Shares; (i) the issuance of the Rights Offering Equity Rights, Penny Warrants and Preferred Equity pursuant to the Rights Offering and the Private Placement; (j) the Distribution of Cash and interests pursuant to the Plan; (k) the entry into, and performance under, the Amended Securitization Facility; (l) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; (m) the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans, severance plans and other employee plans and related agreements; and (n) the other matters provided for under the Plan involving the corporate structure of any Debtor and any Reorganized Debtor or corporate action to be taken by or required of a Debtor or a Reorganized Debtor in connection with the consummation of the Plan and the Debtors’ emergence from bankruptcy.

L.	Special Provisions Regarding Insured Claims

1.	Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims

Distributions, if any, under the Plan to each holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent Insurance Contracts and applicable law. Nothing in this Section IV.L will constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or Liabilities, whether arising before, on or after the Effective Date, that any Person may hold against any other Person, including the Insurers.

2.	Assumption and Continuation of Insurance Contracts

Notwithstanding anything to the contrary in the Plan and regardless of whether any Insurance Contract is listed on Exhibit III.A.1 or Exhibit III.B.1: (a) from and after the Effective Date, all Insurance Contracts will be assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code or continued in accordance with their terms, such that each of the parties’ contractual, legal and equitable rights under each Insurance Contract shall remain unaltered; (b) the parties to each Insurance Contract will continue to be bound by such Insurance Contract as if the Chapter 11 Cases had not occurred; (c) nothing in the Plan shall affect, impair or prejudice the rights and defenses of the Insurers or the Reorganized Debtors under the Insurance Contracts in any manner, and such Insurers and Reorganized Debtors shall retain all rights and defenses under the Insurance Contracts, and the Insurance Contracts shall apply to, and be enforceable by and against, the Reorganized Debtors and the applicable Insurer(s) as if the Chapter 11 Cases had not occurred; and (d) nothing in the Plan shall in any way operate to, or have the effect of, impairing any party’s legal, equitable or contractual rights, obligations and/or claims under any Insurance Contract, if any, in any respect, and any such rights and obligations shall be determined under the Insurance Contracts, any agreement of the parties and applicable law.

Notwithstanding anything to the contrary in the Disclosure Statement, Plan, Exit Facility, any documents related to the Exit Facility, the Confirmation Order, any exhibits, supplements, appendices or any other document related to the foregoing or any order (or notice or provision) setting a Bar Date, or any other pleading, notice or Bankruptcy Court order (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction or release, or confers Bankruptcy Court jurisdiction): (a) on and after the Effective Date (i) the ACE Assumption Order shall be in full force and effect and binding on and enforceable against the Reorganized Debtors in all respects, and (ii) the Reorganized Debtors shall be substituted for the Debtors in all respects under the Insurance Program (as that term is defined in the ACE Assumption Order); (b) the Insurance Program shall not be assigned to any other entity without the express written consent of ACE (as that term is defined in the ACE Assumption Order); and (c) nothing alters, modifies or otherwise amends the terms and conditions of the Insurance Program. For the avoidance of doubt: (a) term “Insurance Program” as used herein shall not include the Historic Gold Fields Policies; (b) any injunction set forth in the Plan or Confirmation Order shall not enjoin, limit, affect, or otherwise apply to the authorizations provided under or acts permitted by paragraphs 4, 11, and 14 of the ACE Assumption Order; and (c) nothing in this second paragraph of Section IV.L.2. shall be deemed to apply to, affect, or relate to (i) any rights or claims of ACE, as Surety, under or in respect of any Surety Bonds or any Indemnity Agreements, letters of credit (or the proceeds thereof) or other collateral or security relating thereto or (ii) the treatment of said rights or claims under the Plan.

M.	Cancellation and Surrender of Instruments, Securities and Other Documentation

1.	First Lien Credit Documents

Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan or as otherwise provided for herein, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article VI, the First Lien Credit Agreement and the First Lien Credit Documents will be deemed canceled and of no further force and effect against the Debtors, without any further action on the part of any Debtor; provided that any and all indemnification provisions in the First Lien Credit Documents shall survive the occurrence of the Confirmation Date and the Effective Date solely to the extent such indemnification provisions would survive the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations and Swap Obligations (each as defined in the First Lien Credit Agreement) under the terms of the First Lien Credit Agreement. The holders of the First Lien Lender Claims will have no rights against the Debtors, the Reorganized Debtors, their Estates or their Assets, the Gold Fields Liquidating Trust or the First Lien Agent arising from or relating to such documentation or the cancellation thereof, except the rights provided pursuant to the Plan. Notwithstanding the foregoing and anything contained in the Plan, the applicable provisions of the First Lien Credit Agreement and First Lien Credit Documents will continue in effect solely for the purposes of (a) allowing the First Lien Agent, the Reorganized Debtors or any Third Party Disbursing Agent to make Distributions on account of First Lien Lender Claims as provided in Article VI, (b) permitting the First Lien Agent to maintain or assert any rights it may have against Distributions to holders of First Lien Lender Claims pursuant to the terms the First Lien Credit Agreement or First Lien Credit Documents and (c) the reimbursement of reasonable and documented fees and expenses of the First Lien Agent (including reasonable and documented fees and expenses of its professionals) incurred solely in connection with the First Lien Credit Agreement after the Effective Date. The Reorganized Debtors shall not have any obligations to the First Lien Agent for any fees, costs or expenses, except as expressly provided in the Plan.

Notwithstanding anything to the contrary contained in the Plan, on and after the Effective Date all duties and responsibilities of the First Lien Agent arising under or related to the First Lien Credit Agreement shall be discharged except to the extent required in order to effectuate the Plan. For the avoidance of doubt and notwithstanding the foregoing, nothing contained in the Plan or the Confirmation Order shall in any way limit or affect the standing of the First Lien Agent to appear and be heard in the Chapter 11 Cases on and after the Effective Date.

2.	Notes and 2066 Unsecured Subordinated Debentures

Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan or as otherwise provided for herein, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article VI, the Second Lien Notes Indenture, the Unsecured Senior Notes Indentures and the Notes will be deemed canceled and of no further force and effect against the Debtors, without any further action on the part of any Debtor. The holders of the Notes will have no rights against the Debtors, the Reorganized Debtors, their Estates or their Assets or the Gold Fields Liquidating Trust arising from or relating to such instruments and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no Distribution under the Plan will be made to or on behalf of any holder of an Allowed Noteholder Claim until such Notes are surrendered to and received by the applicable Third Party Disbursing Agent to the extent required in Section VI.K. Notwithstanding the foregoing and anything contained in the Plan, the applicable provisions of the applicable Indentures will continue in effect solely for the purposes of (a) allowing the applicable Indenture Trustees or other Disbursing Agents to make Distributions on account of Noteholder Claims as provided in Section VI.C; and (b) permitting the applicable Indenture Trustees to maintain or assert any rights or charging liens they may have on Distributions to holders of Notes pursuant to the terms the applicable Indenture. The Reorganized Debtors shall not have any obligations to any Indenture Trustee for any fees, costs or expenses, except as expressly provided in the Plan.

Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan or as otherwise provided for herein, on the Effective Date, the 2066 Subordinated Indenture and the 2066 Unsecured Subordinated Debentures will be deemed canceled and of no further force and effect against the Debtors, without any further action on the part of any Debtor. Neither the holders of the 2066 Unsecured Subordinated Debentures nor the 2066 Subordinated Indenture Trustee will have any rights against the Debtors, their Estates or their Assets arising from or relating to such instruments and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan. Solely to the extent Class 8A votes in favor of the Plan and only if the 2066 Subordinated Indenture Trustee does not object to the Plan, and notwithstanding the foregoing and anything contained in the Plan, the applicable provisions of the 2066 Unsecured Subordinated Debentures will continue in effect solely for the purposes of (a) allowing the 2066 Subordinated Indenture Trustee to distribute the Unsecured Subordinated Debenture Penny Warrants to holders of Unsecured Subordinated Debenture Claims; and (b) permitting the 2066 Subordinated Indenture Trustee to maintain or assert any rights or charging liens it may have pursuant to the terms of the 2066 Unsecured Subordinated Debentures.

3.	PEC Interests

The PEC Interests shall be deemed canceled and of no further force and effect on the Effective Date. The holders of, or parties to, such canceled securities and other documentation will have no rights arising from or relating to such securities and other documentation or the cancellation thereof.

N.	Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan (including those relating to the Exit Facility, the Replacement Secured First Lien Term Loan, the Additional First Lien Debt and the New Second Lien Notes (each as may be applicable)), or where a Claim is Reinstated, on the Effective Date and consistent with the treatment provided for Claims and Interests in Article II, all Liens against, and security interests in, property of any Estate will be deemed fully released and discharged, and all of the right, title and interest of any holder of such Liens, including any rights to any collateral thereunder, will revert to the applicable Reorganized Debtor and its successors and assigns or the Gold Fields Liquidating Trust (as applicable). As of the Effective Date: (a) the holders of such Liens will be authorized and directed to release any collateral or other property of the Estates (including any cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, or the Gold Fields Liquidating Trustee, to evidence the release of such Lien, including the execution, delivery, filing or recording of such releases, intellectual property assignments, mortgage or deed of trust releases, UCC-3 termination statements and other similar discharge or release documents as may be requested by the Reorganized Debtors or the Gold Fields Liquidating Trustee; and (b) the Reorganized Debtors and the Gold Fields Liquidating Trustee (and any of their respective agents, attorneys or designees) shall be authorized to execute and file on behalf of creditors Form UCC-3 termination statements, intellectual property assignments, mortgage or deed of trust releases or such other forms or release documents as may be necessary or appropriate to implement the provisions of this Section IV.N.

O.	Effectuating Documents; Further Transactions

On and after the Effective Date and without the need for any approvals, authorizations or consents except those expressly required pursuant to the Plan: (a) the president, chief executive officer, chief financial officer, chief legal officer, any senior vice president, vice president or treasurer of each Debtor or Reorganized Debtor, as applicable, and any designee of the same, shall be authorized to execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the provisions of the Plan, the Restructuring Transactions, the Rights Offering and the Rights Offering Documents, the Rights Offering Backstop Commitment Agreement, the Private Placement, the Private Placement Agreement and the Private Placement Documents, the Exit Facility, the Gold Fields Liquidating Trust Agreement, the Replacement Secured First Lien Term Loan (if applicable), the issuance of the Additional First Lien Debt (if applicable), the issuance of the New Second Lien Notes (if applicable), Amended Securitization Facility, the LTIP, the Reorganized PEC Common Stock, Preferred Equity, Penny Warrants and LTIP Shares issued pursuant to the Plan, in each case, in the name of and on behalf of the Reorganized Debtors and (b) the secretary or any assistant secretary of each Debtor or Reorganized Debtor will be authorized to certify or attest to any of the foregoing actions.

P.	Exemption from Certain Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers pursuant to the Plan, including but not limited to the following, will not be subject to any stamp, transfer, mortgage recording, sales or use or other similar Tax or governmental assessment: (a) the issuance, transfer, exchange, Distribution or sale of any of the Reorganized PEC Common Stock, the Rights Offering Equity Rights, the Penny Warrants and the Preferred Equity (including pursuant to the Rights Offering and the Private Placement), the LTIP Shares, the Gold Fields Liquidating Trust Units and any other securities of the Debtors, the Reorganized Debtors or the Gold Fields Liquidating Trust, or any of the foregoing; (b) the creation of any mortgage, deed of trust, Lien or other security interest; (c) the making or assignment of any lease or sublease; (d) the execution and delivery of the Exit Facility and the Replacement Secured First Lien Term Loan (if applicable); (e) the execution and delivery of the Rights Offering Documents (including the Rights Offering Backstop Commitment Agreement) and the Private Placement Documents (including the Private Placement Agreement); (f) the issuance of the Additional First Lien Debt (if applicable); (g) the issuance of the New Second Lien Notes (if applicable); (h) the execution and delivery of the Amended Securitization Facility; (i) any Restructuring Transaction; (j) the execution and implementation of the Gold Fields Liquidating Trust Agreement, including the creation of the Gold Fields Liquidating Trust, any transfers of the Gold Fields Liquidating Trust Assets or other assets (if any) to, by or from the Gold Fields Liquidating Trust pursuant to and in furtherance of the Plan and the Gold Fields Liquidating Trust Agreement, and the sale, liquidation, transfer, foreclosure, abandonment or other disposition of the Gold Fields Liquidating Trust Assets; (k) any sale of Assets by the Debtors under section 363 of the Bankruptcy Code in connection with the Plan; (l) the creation of and transfers in connection with the Rights Offering Disputed Claims Reserve and (m) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including the following: any merger or securities purchase agreements, agreements of consolidation, restructuring, reorganization, transfer, disposition, conversion, liquidation or dissolution, deeds, bills of sale or assignments, applications, certificates or statements executed or filed in connection with the Plan, including any Restructuring Transaction occurring under the Plan. The Confirmation Order will direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such Tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such Tax or governmental assessment.

ARTICLE V

CONFIRMATION OF THE PLAN

A.	Conditions Precedent to Confirmation

The following conditions are conditions to the entry of the Confirmation Order unless such conditions, or any of them, have been satisfied or duly waived pursuant to Section V.C:

1. The Bankruptcy Court shall have entered an order, in form and substance acceptable to the Debtors, subject to the Creditor Approval Rights (as applicable), approving the adequacy of the Disclosure Statement.

2. All Confirmation Exhibits shall be in form and substance acceptable to the Debtors, subject to the Creditor Approval Rights (as applicable).

3. The Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors, subject to the Creditor Approval Rights (as applicable).

4. The PSA shall not have been terminated.

5. All of the schedules, documents, supplements and exhibits to the Plan shall be substantially in form and substance as required by the PSA.

6. The Rights Offering Backstop Commitment Agreement shall not have been terminated.

7. The Plan shall not have been materially amended, altered or modified from the Plan as Filed dated as of March 14, 2017, unless such material amendment, alteration or modification has been made in accordance with Section X.A.

B.	Conditions Precedent to the Effective Date

The Effective Date will not occur, and the Plan will not be consummated, unless and until the following conditions have been satisfied or duly waived pursuant to Section V.C:

1. The Bankruptcy Court shall have entered the Confirmation Order.

2. The Confirmation Order shall have become a Final Order.

3. All documents and agreements necessary to consummate the Plan shall have been effected or executed.

4. If applicable, the conditions to closing the Exit Facility shall have occurred or will occur on the Effective Date and the Debtors or Reorganized Debtors, as applicable, shall have received (or will receive in connection with the consummation of the Plan) the amounts required to be funded thereunder.

5. If applicable, the conditions to issuing the Replacement Secured First Lien Term Loan shall have occurred or will occur on the Effective Date.

6. The conditions to consummating the Private Placement and the Rights Offering shall have been satisfied or waived by the parties thereto, and the Reorganized Debtors shall have received (or will receive simultaneously with the consummation of the Plan) the amounts required to be funded thereunder in the aggregate gross amount of not less than $1.5 billion.

7. The MEPP Claim shall be resolved pursuant to a Stipulation of Amount and Nature of Claim or otherwise resolved by the Bankruptcy Court in a manner satisfactory to the Debtors, subject to the Creditor Approval Rights (as applicable).

8. The Debtors shall have received all authorizations, consents, legal and regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are necessary to implement and consummate the Plan and that are required by law, regulation, or order and any and all steps necessary to consummate the Plan in any applicable jurisdictions other than the United States have been effectuated, including completion of the Restructuring Transactions and the other transactions contemplated by the Plan and the implementation and consummation of the contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan.

9. The Debtors shall have obtained a Bonding Solution to address all of their self-bonding reclamation obligations in accordance with applicable laws and regulations.

10. Any waiting period applicable to the Debtors’ restructuring under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or similar law or statute shall have been terminated or shall have expired.

11. All of the schedules, documents, supplements and exhibits to the Plan shall be substantially in form and substance as required by the PSA.

12. The Rights Offering Backstop Commitment Agreement shall not have been terminated.

13. The PSA shall not have been terminated.

14. All fees provided for in the Final DIP Order, including the reasonable and documented fees and expenses of the legal and financial advisors of Citibank or the First Lien Lenders (subject to and in accordance with the terms of the First Lien Credit Agreement) incurred in connection with the Chapter 11 Cases prior to the Effective Date and for which the Debtors have received invoices, shall have been paid in full by the Debtors.

15. The Plan and all Confirmation Exhibits shall not have been materially amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Section X.A of the Plan.

C.	Waiver of Conditions to Confirmation or the Effective Date

Each condition to Confirmation set forth in Section V.A and each condition to the Effective Date set forth in Section V.B may be waived in whole or in part at any time by the Debtors, subject to the Creditor Approval Rights (as applicable), without an order of the Bankruptcy Court; provided, however, that for the avoidance of doubt, the Debtors will not waive their obligation to have a Bonding Solution as of the Effective Date.

D. Effect of Nonoccurrence of Conditions to the Effective Date

If each of the conditions to the Effective Date is not satisfied, or duly waived in accordance with Section V.C, then, before the time that each of such conditions has been satisfied and upon notice to such parties in interest as the Bankruptcy Court may direct, the Debtors may File a motion requesting that the Bankruptcy Court vacate the Confirmation Order; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is satisfied before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section V.D: (a) the Plan will be null and void in all respects, including with respect to (i) the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code, (ii) the assumptions, assignments or rejections of Executory Contracts and Unexpired Leases pursuant to Article III and (iii) the releases described in Section V.E.4; and (b) nothing contained in the Plan, nor any action taken or not taken by the Debtors with respect to the Plan, the Disclosure Statement or the Confirmation Order, will be or will be deemed to be (i) a waiver or release of any Claims by or against, or any Interest in, any Debtor, (ii) an admission of any sort by the Debtors or any other party in interest or (iii) prejudicial in any manner to the rights of the Debtors or any other party in interest.

E.	Effect of Confirmation of the Plan

1.	Comprehensive Settlement of Claims and Controversies

Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, the provisions of the Plan, including the releases set forth in Section V.E.4, will constitute an integrated, good faith compromise and settlement of all claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any Distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. Such compromises and settlements include, but are not limited to, the compromise and settlement of all disputes between the Debtors, the Creditor Co-Proponents and the Creditors’ Committee. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements, are (a) in the best interests of the Debtors, the Reorganized Debtors, the Estates and their respective property and Claim and Interest holders; (b) the result of good faith, arms-length negotiations among the parties; and (c) fair, equitable and reasonable. Without limiting the foregoing in any respect, the claims and controversies compromised and settled pursuant to this Plan include: (a) the CNTA Dispute; (b) the Creditors’ Committee Alleged Causes of Action; (c) all of the Debtors’ preference actions under section 547 of the Bankruptcy Code; (d) the reconciliation, recognition and treatment of Intercompany Claims; and (e) resolution of the MEPP Claim. Accordingly, on the Effective Date, (a) the CNTA Dispute shall be deemed resolved, (b) the CNTA Dispute Adversary Proceeding shall be dismissed with prejudice; (c) the Creditors’ Committee Alleged Causes of Action shall be deemed released; (d) all of the Debtors’ preference actions under section 547 of the Bankruptcy Code shall be deemed released; (e) the Intercompany Claims shall be treated as set forth in Section II.B.2.i; and (f) the MEPP Claim shall be deemed resolved and the United Mine Workers of America 1974 Pension Plan shall release the Debtors and all of their non-Debtor Affiliates from any cause of action regarding the MEPP Claim and withdrawal liability under U.S.C. § 1392(c). The settlements and releases contained within the Plan, including, without limitation, the settlements and releases described in this paragraph, are fully integrated with, and inseparable from, the other provisions of the Plan.

2.	Discharge of Claims and Termination of Interests

a. Complete Satisfaction, Discharge and Release

Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims (other than Intercompany Claims, except to the extent provided in the Restructuring Transactions) and termination of all Interests (other than Subsidiary Debtor Interests) arising on or before the Effective Date, including any interest accrued on Claims from and after the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date and consistent with Exhibit IV.F.1 to the Plan: (a) discharge the Debtors from all Claims or other Liabilities that arose on or before the Effective Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of holders of Interests in the Debtors other than Subsidiary Debtor Interests.

b. Discharge and Termination

In accordance with Section V.E.2.a, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date and consistent with Exhibit IV.F.1 to the Plan, of a discharge of all Claims and other debts and Liabilities against the Debtors and a termination of all Interests and other rights of the holders of Interests in the Debtors (other than Subsidiary Debtor Interests), pursuant to, and solely to the full extent provided by, sections 524(a)(1), 524(a)(2) and 1141(d) of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors or Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest. For the avoidance of doubt, pursuant to section 1141(d)(3) of the Bankruptcy Code, the confirmation of the Plan does not discharge the Gold Fields Debtors.

3.	Injunction

On the Effective Date, except as otherwise provided herein or in the Confirmation Order:

a. All Persons who have been, are or may be holders of (a) Claims or (b) Interests, shall be enjoined from taking any of the following actions against or affecting the Debtors, their Estates or assets or the Reorganized Debtors, or the respective assets or property thereof, with respect to such Claims or Interests (other than actions brought to enforce any rights or obligations under the Plan and appeals, if any, from the Confirmation Order):

i. commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtors, their Estates or Assets or the Reorganized Debtors, or the respective assets or property thereof;

ii. enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order against the Debtors, their Estates or Assets or the Reorganized Debtors, or the respective assets or property thereof;

iii. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Lien against the Debtors, their Estates or Assets or the Reorganized Debtors, or the respective assets or property thereof, other than as contemplated by the Plan;

iv. except as provided herein, asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Debtor or Reorganized Debtor, or the respective assets or property thereof; and

v. proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan or the settlements set forth herein to the extent such settlements have been approved by the Bankruptcy Court in connection with Confirmation.

b. All Persons that have held, currently hold or may hold any Liabilities released or exculpated pursuant to Sections V.E.4 and V.E.5, respectively, will be permanently enjoined from taking any of the following actions against any Released Party or its property on account of such released Liabilities: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (b) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Lien; (d) except as provided herein, asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Released Party; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

4. Releases

a. General Releases by Debtors and Reorganized Debtors

Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all Persons who may purport to claim by, through, for or because of them, will forever release, waive and discharge all Liabilities that they have, had or may have against any Released Party except with respect to obligations arising under the Plan; provided, however, that the foregoing provisions shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted gross negligence or willful misconduct.

b. General Releases by Holders of Claims or Interests

Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the consideration and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each holder of a Claim or Interest that (a) votes in favor of the Plan or (b) is conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code, to the fullest extent permissible under law, will be deemed to forever release, waive and discharge all Liabilities in any way relating to: (i) any Debtor; (ii) the Chapter 11 Cases; (iii) the Estates; (iv) the formulation, preparation, negotiation, dissemination, implementation, administration, Confirmation or consummation of any of the Plan (or the property to be distributed under the Plan), the Confirmation Exhibits, the Disclosure Statement, the Exit Facility, the Replacement Secured First Lien Term Loan (if applicable), the New Second Lien Notes (if applicable), the Additional First Lien Debt (if applicable), the Rights Offering and the Rights Offering Documents, the Private Placement and the Private Placement Documents, the Rights Offering Backstop Commitment Agreement, the Private Placement Agreement, the Amended Securitization Facility, the Gold Fields Liquidating Trust Agreement, any contract, employee pension or other benefit plan, instrument, release or other agreement or document related to any Debtor, the Chapter 11 Cases or the Estates created, modified, amended, terminated or entered into in connection with either the Plan or any agreement between the Debtors and any Released Party; or (v) any other act taken or omitted to be taken in connection with the Chapter 11 Cases, including, without limitation, acts or omissions occurring after the Confirmation Date in connection with Distributions made consistent with the terms of the Plan by any Disbursing Agent or Third Party Disbursing Agent, that such Person has, had or may have against any Released Party (which release will be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code); provided, however, that the foregoing provisions shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted gross negligence or willful misconduct; provided, further, that the foregoing provisions shall not affect any rights to enforce the Plan, the Exit Facility, the Replacement Secured First Lien Term Loan (if applicable), the New Second Lien Notes (if applicable), the Additional First Lien Debt (if applicable), the Rights Offering and the Rights Offering Documents, the Private Placement and the Private Placement Documents, the Rights Offering Backstop Commitment Agreement, the Private Placement Agreement, the Amended Securitization Facility, the Gold Fields Liquidating Trust Agreement or the other contracts, instruments, releases, agreements or documents to be, or previously, entered into or delivered in connection with the Plan.

c. Release of Released Parties by Other Released Parties

From and after the Effective Date, except with respect to obligations arising under the Plan, the Exit Facility, the Replacement Secured First Lien Term Loan (if applicable), the New Second Lien Notes (if applicable), the Additional First Lien Debt (if applicable), the Rights Offering and the Rights Offering Documents, the Private Placement and the Private Placement Documents, the Rights Offering Backstop Commitment Agreement and the Private Placement Agreement, the Amended Securitization Facility, the Gold Fields Liquidating Trust Agreement, to the fullest extent permitted by applicable law, the Released Parties shall release one another from any and all Liabilities that any Released Party is entitled to assert against any other Released Party in any way relating to: (i) any Debtor; (ii) the Chapter 11 Cases; (iii) the Estates; (iv) the formulation, preparation, negotiation, dissemination, implementation, administration, Confirmation or consummation of any of the Plan (or the property to be distributed under the Plan), the Confirmation Exhibits, the Disclosure Statement, the Exit Facility, the Replacement Secured First Lien Term Loan (if applicable), the New Second Lien Notes (if applicable), the Additional First Lien Debt (if applicable), the Rights Offering and the Rights Offering Documents, the Private Placement and the Private Placement Documents, the Rights Offering Backstop Commitment Agreement, the Private Placement Agreement, the Amended Securitization Facility, the Gold Fields Liquidating Trust Agreement, any contract, employee pension or other benefit plan, instrument, release or other agreement or document related to any Debtor, the Chapter 11 Cases or the Estates created, modified, amended, terminated or entered into in connection with either the Plan or any agreement between the Debtors and any Released Party; or (v) any other act taken or omitted to be taken in connection with the Chapter 11 Cases, including, without limitation, acts or omissions occurring after the Confirmation Date in connection with Distributions made consistent with the terms of the Plan by any Disbursing Agent or Third Party Disbursing Agent; provided, however, that the foregoing provisions shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted gross negligence or willful misconduct.

5.	Exculpation

From and after the Effective Date, except as otherwise specifically provided in the Plan or the Confirmation Order, to the fullest extent permitted by applicable law, the Released Parties shall neither have nor incur any liability to any Person or entity with respect to any and all Claims and Causes of Action in connection with, relating to or arising out of the Chapter 11 Cases, including, without limitation, Claims and Causes of Actions relating to or arising out of acts or omissions occurring after the Confirmation Date in connection with Distributions made consistent with the terms of the Plan by any Disbursing Agent or Third Party Disbursing Agent, the restructuring of the Debtors, the formulation, negotiation, preparation, dissemination, implementation, administration, solicitation, Confirmation or consummation of the Plan, the Restructuring Term Sheet, the Disclosure Statement, the PSA, the settlements set forth in the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or in relation to the Plan, including, without limitation, the Confirmation Exhibits, the Exit Facility, the Replacement Secured First Lien Term Loan (if applicable), the New Second Lien Notes (if applicable), the Additional First Lien Debt (if applicable), the Rights Offering and the Rights Offering Documents, the Private Placement and the Private Placement Documents, the Rights Offering Backstop Commitment Agreement, the Private Placement Agreement, the Gold Fields Liquidating Trust Agreement, the issuance of the Reorganized PEC Common Stock, Rights Offering Equity Rights, Penny Warrants, Preferred Equity, LTIP Shares, the Amended Securitization Facility or any act taken or omitted to be taken in connection with or relating to any of the foregoing; provided, however, that the foregoing shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted gross negligence or willful misconduct. Any of the foregoing parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

6.	Other Provisions Regarding Release; Discharge; Injunction

a.	Nothing in this Plan or the Confirmation Order:

i.	releases, discharges, exculpates, precludes or enjoins the enforcement of:

A. any liability or obligation to, or any claim or any cause of action by, a Governmental Unit (which, solely for purposes of this section, shall include federally recognized Indian Tribes)

under any applicable Environmental Law to which any Reorganized Debtor is subject to the extent that it is the owner, lessee, permittee or operator of real property or a mining operation after the Effective Date (whether or not such liability, obligation, claim or cause of action is based in whole or in part on acts or omissions prior to the Effective Date, but only to the extent applicable Environmental Law imposes such claim or cause of action on such Reorganized Debtor in its capacity as the self bond guarantor, owner, lessee, permittee or operator of real property or a mining operation after the Effective Date); provided, that all of the Debtors’ or Reorganized Debtors’ claims, defenses or Causes of Action related thereto under applicable Environmental Law are likewise preserved;

B. any claim of a Governmental Unit (which, solely for purposes of this section, shall include federally recognized Indian Tribes) under any Environmental Law, or other applicable police or regulatory law, in each case that, in accordance with the Bankruptcy Code and bankruptcy law, arises from the mining operation of any Reorganized Debtor; provided, that all of the Debtors’ or Reorganized Debtors’ claims, defenses or Causes of Action related thereto under any Environmental Law, or other applicable police or regulatory law, are likewise preserved;

C. any liability to a Governmental Unit (which, solely for purposes of this section, shall include federally recognized Indian Tribes) on the part of any Person or entity other than the Debtors or the Reorganized Debtors or their successors or assigns, or any claim assertable by a Governmental Unit (which, solely for purposes of this section, shall include federally recognized Indian Tribes) against any Person or entity other than the Debtors or the Reorganized Debtors; provided, however that this Section V.E.6.a.1.C of the Plan shall not preserve any liabilities that may be barred by the exculpation provision set forth in Section V.E.5 of the Plan; or

D. enforcement of the In the Matter of American Zinc and Lead Smelting Site, Caney, KS, Blue Tee Corp., EPA Region VII, Docket No. CERCLA -7-99-0007 Administrative Order On Consent for Removal Response Action against the Gold Fields Liquidating Trust;

E. any liability to a Governmental Unit (which, solely for purposes of this section, shall include federally recognized Indian Tribes, to the extent applicable) under Environmental Law, the Federal Mine Safety and Health Act of 1977, any state mine safety law or other applicable police or regulatory law, in each case, that is not a Claim; provided that this Section V.E.6.a.1.E of the Plan shall not preserve any liabilities that may be barred by the exculpation provision set forth in Section V.E.5 of the Plan; provided, further that all parties’ claims, defenses or Causes of Action related thereto under Environmental Law, the Federal Mine Safety and Health Act of 1977, any state mine safety law or other applicable police or regulatory law, are likewise preserved; or

ii. except for the transfer of the Gold Fields Debtors’ assets to the Gold Fields Liquidating Trust to which the applicable Governmental Unit(s) consent, authorizes the transfer or assignment of any (1) license, (2) permit, (3) registration, (4) authorization or (5) approval to which a Governmental Unit (which, solely for purposes of this section, shall include federally recognized Indian Tribes) is the counter-party without compliance with all applicable legal requirements, court orders and approvals under non-bankruptcy laws and regulations, in each case solely to the extent such license, permit, registration, authorization or approval is not an Executory Contract or Unexpired Lease that would be subject to the provisions of section 365 of the Bankruptcy Code. For the avoidance of doubt, to the extent of any conflict between the terms of the Plan or the Confirmation Order and the Stipulation and Agreed Order Regarding Certain Assumed Agreements and Leases of Nonresidential Real Property with the United States of America [Docket No. 2662] (the “Lease Stipulation”), the terms of the Lease Stipulation shall control. For the further avoidance of doubt, nothing herein shall permit the transfer of any licenses issued by the U.S. Nuclear Regulatory Commission without compliance with all applicable legal requirements.

b. Except with respect to the United Mine Workers of America 1974 Pension Plan and Trust (which is not a Pension Plan) and the MEPP Claim (which shall be treated and discharged in the Plan), no provision contained herein or section 1141 of the Bankruptcy Code shall be construed as discharging, releasing or relieving any party from liability it may have with respect to the Pension Plans under any law, government policy or regulatory provision. The PBGC and the Pension Plans shall not be enjoined or precluded from enforcing such liability or responsibility with respect to the Pension Plans against any party as a result of any of provisions for satisfaction, release, injunction, exculpation and discharge of Claims in the Plan or any other document filed in the Chapter 11 Cases.

c. Notwithstanding any of the foregoing release, discharge and exculpation provisions, nothing in this Plan, the Confirmation Order, or any other instrument or document related to the Plan shall release, enjoin or otherwise affect the prosecution of the claims and Causes of Action that have been or could be asserted against any non-Debtor defendant named or to be named in the litigation captioned Lori J. Lynn, et al., v. Peabody Energy Corp., et al., Case No. 4:15-cv-00916-AGF, pending in the United States District Court for the Eastern District of Missouri as described in proofs of Claim number 5998, 5999, 6002.

d. Except as otherwise expressly set forth in any written settlement agreement, nothing contained in the Plan or the Confirmation Order will be construed to prevent any party from (i) defending against objections to Claims and/or (ii) asserting a defense of setoff, recoupment or otherwise in connection with any actions against such party, in each case, solely to the extent permitted by section 553 of the Bankruptcy Code and applicable law. For the avoidance of doubt, neither the Plan nor the Confirmation Order shall be construed to enjoin the United States of America or its agencies from validly exercising its setoff rights in accordance with applicable law to collect post-petition liabilities of the Debtors or the Reorganized Debtors. For the further avoidance of doubt, nothing in the Plan or the Confirmation Order will prevent the assertion of a right of setoff to the extent it was asserted in a properly and timely filed Proof of Claim, and all of the Debtors’ and the Reorganized Debtors’ rights, defenses and Causes of Action with respect thereto are likewise expressly reserved.

e. Nothing in the Plan or the Confirmation Order releases, discharges, precludes, or enjoins the enforcement of: (i) any liability arising under criminal law; or (ii) any statutory or common law cause of action by a Governmental Unit for fraud against any non-Debtor; provided, however that this Section V.E.6.e of the Plan shall not preserve any liabilities that may be barred by the exculpation provision set forth in Section V.E.5 of the Plan. For the avoidance of doubt, nothing in the Plan or the Confirmation Order shall release, discharge, preclude or enjoin the enforcement by a Governmental Unit against the Debtors or the Reorganized Debtors of any liabilities that are exempted from discharge pursuant to section 1141(d)(6) of the Bankruptcy Code or 18 U.S.C. §§ 3613(e) and (f).

7.	Termination of Certain Subordination Rights and Settlement of Related Claims and Controversies

a.	Termination

The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any Distribution made pursuant to the Plan. Except as provided in the Plan, all subordination rights that a holder of a Claim may have with respect to any Distribution to be made pursuant to the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be permanently enjoined.

b.	Settlement

Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any Distribution to be made pursuant to the Plan on account of any Allowed Claim. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors and their respective property and Claim and Interest holders and is fair, equitable and reasonable.

8.	Dissolution of Creditors’ Committee

On the Effective Date, the Creditors’ Committee and any other official committees appointed in the Chapter 11 Cases will dissolve; provided, however, that, following the Effective Date, the Creditors’ Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) Claims and/or applications, and any relief related thereto, for compensation by Professionals and requests for allowance of Administrative Expense Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; (b) any appeals of the Confirmation Order or to which the Creditors’ Committee is a party; (c) any adversary proceeding commenced in these Chapter 11 Cases against the Creditors’ Committee or any of its members (in their capacity as such); and (d) responding to creditor inquiries for one hundred twenty (120) days following the Effective Date. Upon the dissolution of the Creditors’ Committee, the members of the Creditors’ Committee and their respective Professionals will cease to have any duty, obligation or role arising from or related to the Chapter 11 Cases and shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Professionals retained by the Creditors’ Committee and the respective members thereof will not be entitled to assert any Fee Claim whatsoever for any services rendered or expenses incurred after the Effective Date in their capacity as Professionals for the Creditors’ Committee, except for reasonable and documented fees and expenses incurred in connection with the filing, preparation and defense of any fee application and in connection with the other continued limited purposes identified above, which may be paid by the Reorganized Debtors without the need for further Bankruptcy Court approval; provided that any disputes regarding the reasonableness of such fees and expenses shall be subject to resolution by the Bankruptcy Court.

9.	Preservation of Causes of Action

Except as otherwise provided in the Plan, any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, or any Final Order of the Bankruptcy Court, in accordance with section 1123(b)(3)(B) of the Bankruptcy Code, (a) the Reorganized Debtors will retain and may enforce any claims, demands, rights, defenses and Causes of Action that the Debtors (excluding the Gold Fields Debtors) or their Estates may hold against any Person, including, but not limited to, the causes of action specified in Exhibit V.E.9 and (b) the Gold Fields Liquidating Trust will retain and may enforce, pursuant to and in furtherance of the Plan and the Gold Fields Liquidating Trust Agreement, any claims, demands, rights, defenses and Causes of Action that the Gold Fields Debtors or their Estates may hold against any Person except for all Intercompany Claims by and between the Gold Fields Debtors and any other Debtor and all other Claims and Causes of Action the Gold Fields Debtors have or may have against any other Debtor, which excluded Claims and Causes of Action shall be deemed settled, released and discharged pursuant to the global settlement embodied in the Plan. Notwithstanding the foregoing sentence, as of the Effective Date, the Debtors shall release all preference actions under section 547 of the Bankruptcy Code.

10.	Liabilities Under Black Lung Act

Notwithstanding anything in the Plan or the Confirmation Order to the contrary, nothing in the Plan or the Confirmation Order releases, discharges, exculpates, precludes, or enjoins the enforcement of any liability or obligation of the Debtors, the Reorganized Debtors or any predecessor thereto under the Black Lung Act, or any liability or obligation of any Person or entity under any insurance policy, surety bond, letter of credit, or other instrument securing any liability or obligation of the Debtors, the Reorganized Debtors or any predecessor thereto under the Black Lung Act.

Notwithstanding anything in the Plan or the Confirmation Order to the contrary, nothing in the Plan or the Confirmation Order shall (a) result in a waiver or release of any of the Debtors’ or Reorganized Debtors’ claims, defenses or Causes of Action under applicable nonbankruptcy law related to the Black Lung Act or any Liability or obligation the Debtors or Reorganized Debtors may or may not have thereunder or (b) be prejudicial in any manner to the rights and defenses that the Debtors and Reorganized Debtors may have under applicable nonbankruptcy law with respect to Liabilities arising under the Black Lung Act.

ARTICLE VI

PROVISIONS REGARDING DISTRIBUTIONS UNDER THE PLAN

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in this Article VI, Distributions to be made on the Effective Date to holders of Claims as provided by Article II that are Allowed as of the Effective Date shall be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (a) 60 days after the Effective Date; or (b) with respect to any particular Claim, such later date when the applicable conditions of Section III.A.4 (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.F.2 (regarding undeliverable Distributions) or Section VI.K (regarding surrender of canceled instruments and securities), as applicable, are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section VII.E. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but will be deemed to have been completed as of the required date. No Disbursing Agent or Third Party Disbursing Agent nor any other person or entity authorized to make distributions under the Plan shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court or incur any liability to any third party for making Distributions in accordance with the Plan.

B.	Method of Distributions to Holders of Claims

The Reorganized Debtors, or such Third Party Disbursing Agents as the Reorganized Debtors may employ in their sole discretion, will make all Distributions of Cash, securities, interests and other instruments or documents required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may (a) employ or contract with other entities to assist in or make the Distributions required by the Plan and (b) take all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan. The duties of any Third Party Disbursing Agent shall be set forth in the applicable agreement retaining such Third Party Disbursing Agent.

The First Lien Agent will act as the Third Party Disbursing Agent for the First Lien Lenders in accordance with the terms of the First Lien Credit Agreement; provided, however, that any Distributions on account of Claims arising from a Swap Contract (as defined in the First Lien Credit Agreement) shall be made by the Reorganized Debtors directly to the applicable counterparty to such Swap Contract (as defined in the First Lien Credit Agreement) with the assistance of the First Lien Agent to the extent necessary. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable and documented fees and expenses incurred by the First Lien Agent in its capacity as the Third Party Disbursing Agent for Distributions to the First Lien Lenders after the Effective Date and any reasonable and documented compensation and expense reimbursement claims (including reasonable and documented attorney fees and expenses) shall be paid in Cash by the Reorganized Debtors within 30 days of receipt of an invoice.

C.	Distributions on Account of Allowed Noteholder Claims

Distributions on account of Allowed Noteholder Claims shall be made (a) to the respective Indenture Trustee or (b) with the prior written consent of any Indenture Trustee, if applicable, a Third Party Disbursing Agent. The applicable Indenture Trustee may transfer or direct the transfer through the facilities of DTC (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with beneficial holders of the Noteholder Claims to the extent consistent with the customary practices of DTC. If a Distribution is made to an Indenture Trustee, such Indenture Trustee, in its capacity as Third Party Disbursing Agent, shall administer the Distributions in accordance with the Plan and the applicable Indenture and be compensated in accordance with Section VI.E below.

D.	Issuance and Distribution of Unsecured Subordinated Debenture Penny Warrants

Solely to the extent Class 8A votes in favor of the Plan, and only if the 2066 Subordinated Indenture Trustee does not object to the Plan, the Noteholder Co-Proponents shall transfer the Unsecured Subordinated Debenture Penny Warrants to the 2066 Subordinated Indenture Trustee for the distribution of such Unsecured Subordinated Debenture Penny Warrants to holders of Unsecured Subordinated Debenture Claims on a Pro Rata basis. The 2066 Subordinated Indenture Trustee may transfer or direct the transfer through the facilities of DTC (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with beneficial holders of the Unsecured Subordinated Debenture Claims to the extent consistent with the customary practices of DTC. The 2066 Subordinated Indenture Trustee shall be compensated in accordance with Section VI.E below.

E.	Compensation and Reimbursement for Services Related to Distributions

Each Third Party Disbursing Agent providing services related to Distributions pursuant to the Plan will receive from the Reorganized Debtors, without further Bankruptcy Court approval, reasonable compensation in Cash for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made by the Reorganized Debtors and will not be deducted from Distributions to be made pursuant to the Plan to holders of Allowed Claims receiving Distributions from a Third Party Disbursing Agent. For purposes of reviewing the reasonableness of the fees and expenses of any Third Party Disbursing Agent, the Reorganized Debtors shall be provided with copies of invoices of each Third Party Disbursing Agent in the form typically rendered in the regular course of the applicable Third Party Disbursing Agent’s business but with sufficient detail that reasonableness may be assessed. To the extent that there are any disputes that the Reorganized Debtors are unable to resolve with a Third Party Disbursing Agent, the Reorganized Debtors may submit such dispute to the Bankruptcy Court for resolution.

F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions

Distributions to holders of Allowed Claims will be made by a Disbursing Agent: (a) at the address for each such holder as indicated on such Disbursing Agent’s books and records as of the date of any such Distribution; (b) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (c) as provided in Section VI.C; (d) at the address for a Claim transferee set forth in a valid notice of transfer of Claim; (e) at the addresses set forth in any written certification of address change delivered to the Claims and Balloting Agent or the applicable Disbursing Agent, as applicable, after the date of Filing of any related proof of Claim; (f) at the addresses reflected in the applicable Debtor’s Schedules if no proof of Claim has been Filed and neither the Claims and Balloting Agent nor the applicable Disbursing Agent has received a written notice of a change of address; or (g) if clauses (a) through (f) are not applicable, at the last address directed by such holder in a Filing made after such Claim becomes an Allowed Claim. Subject to this Article VI, and unless the Disbursing Agent otherwise determines with respect to a Distribution on account of a Claim, Distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each holder of an Allowed Claim shall have and receive the benefit of the Distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors and the Disbursing Agent shall not incur any liability whatsoever on account of any Distributions under the Plan.

Citibank, in its capacity as a Third Party Disbursing Agent, may, in its sole discretion, limit as early as it determines is reasonably necessary, the further assignment of Claims under the First Lien Credit Documents to allow for the accurate recording of the holders of such Claims as of the Distribution Record Date.

2.	Undeliverable and Undelivered Distributions Held by Disbursing Agents

a. Holding of Undeliverable Distributions

If any Distribution to a holder of an Allowed Claim is returned to a Disbursing Agent as undeliverable, no further Distributions will be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder’s then-current address. Subject to Section VI.F.2.c, Distributions returned to a Disbursing Agent or otherwise undeliverable will remain in the possession of the applicable Disbursing Agent pursuant to this Section VI.F.2.a until such time as a Distribution becomes deliverable. Subject to Section VI.F.2.c, while an undeliverable Distribution remains in the possession of the applicable Disbursing Agent, such undeliverable Distribution will be held for the benefit of the potential claimants of such Distributions.

Pending the Distribution of any Reorganized PEC Common Stock, the Disbursing Agent shall vote, and shall be deemed to vote, all Reorganized PEC Common Stock held by such Disbursing Agent, whether relating to undeliverable Distributions or undelivered Distributions (including any Reorganized PEC Common Stock held in reserve), in the same proportion as all outstanding shares of Reorganized PEC Common Stock properly cast in a shareholder vote.

b. After Distributions Become Deliverable

On each Distribution Date, the applicable Disbursing Agent will make all Distributions that became deliverable to holders of Allowed Claims after the most recent Distribution Date; provided, however, that the applicable Disbursing Agent may, in its sole discretion, establish a record date prior to each Distribution Date, such that only Claims Allowed as of the record date will participate in such periodic Distribution. Notwithstanding the foregoing, the applicable Disbursing Agent reserves the right, if it determines a Distribution on any Distribution Date is uneconomical or unfeasible, or is otherwise unadvisable, to postpone a Distribution Date.

c. Failure to Claim Undeliverable Distributions

In the event that any Distribution to any holder is returned as undeliverable, no Distribution to such holder will be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such Distribution will be made to such holder without interest. Any undeliverable Distributions will be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the Effective Date. After such date, all unclaimed property or interests in property will revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim possessed by the holder to such property or interest in property will be released, settled, compromised, and forever barred.

G.	Timing and Calculation of Amounts to Be Distributed

1.	Distributions to Holders of Allowed Claims

Subject to Sections VI.A and VI.J, on the Effective Date, each holder of an Allowed Claim will receive the full amount of the Distributions that the Plan provides for Allowed Claims in the applicable Class. On each Distribution Date, Distributions also will be made, pursuant to Section VII.E, to holders of Claims that previously were Disputed Claims that were Allowed after the most recent Distribution Date. Such periodic Distributions also shall be in the full amount that the Plan provides for Allowed Claims in the applicable Class, subject to Section VI.J. Distribution Dates shall occur no less frequently than once per year.

2.	Interest on Claims

Except as otherwise specifically provided for in the Plan, or required by bankruptcy law, the Debtors, the Estates and the Reorganized Debtors shall have no obligation to pay any amount that constitutes or is attributable to interest on an Allowed Claim accrued after the Petition Date and no holder of a Claim shall be entitled to be paid any amount that constitutes or is attributable to interest accruing on or after the Petition Date on any Claim without regard to the characterization of such amounts in any document or agreement or to whether such amount has accrued for federal income tax purposes.

3.	De Minimis Distributions and Fractional Interests

a. No Distribution shall be made by the Disbursing Agent on account of an Allowed Claim, except for Allowed Convenience Claims, if the amount to be distributed to the holder of such Claim on the applicable Distribution Date has an economic value of less than $500.

b. No fractional amount of Reorganized PEC Common Stock or Rights Offering Equity Rights shall be distributed under the Plan. To the extent any holder of a Claim would be entitled to receive a fractional amount of Reorganized PEC Common Stock or Rights Offering Equity Rights, the Debtors or Reorganized Debtors, as applicable, shall round downward the number of shares of Reorganized PEC Common Stock or Rights Offering Equity Rights to be distributed to that holder to the nearest whole integer. No consideration shall be provided in lieu of such fractional amounts of Reorganized PEC Common Stock or Rights Offering Equity Rights that are rounded down.

c. No fractional amount of Penny Warrants shall be distributed under the Plan. To the extent any holder of a Claim would be entitled to receive a fractional amount of a Penny Warrant, the Debtors or Reorganized Debtors, as applicable, shall (i) round down to the nearest whole number if the resulting fraction of a Penny Warrant is less than 0.50 or (ii) round up to the nearest whole number if the resulting fraction of a Penny Warrant is equal to or greater than 0.50. No consideration shall be provided in lieu of any fractional amounts of Penny Warrants that are rounded down.

H.	Distribution Record Date

A Disbursing Agent will have no obligation to, and will not, recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the Distribution Record Date and will be entitled for all purposes herein to recognize and make Distributions only to those holders of Allowed Claims that are holders of such Claims, or participants therein, as of the Distribution Record Date.

As of the close of business on the Distribution Record Date, each transfer register for the Notes, as maintained by the respective Indenture Trustees, will be closed. The applicable Disbursing Agent will have no obligation to, and will not, recognize the transfer or sale of any Noteholder Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make Distributions only to those holders who are holders of such Claims as of the close of business on the Distribution Record Date.

Except as otherwise provided in a Final Order, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

I.	Means of Cash Payments

Except as otherwise specified herein, all Cash payments made pursuant to the Plan shall be in U.S. currency and made by check drawn on a domestic bank or foreign bank, as applicable, selected by the applicable Disbursing Agent or, at the option of the applicable Disbursing Agent, by wire transfer, electronic funds transfer or ACH from a domestic bank or foreign bank, as applicable, selected by the Disbursing Agent; provided, however, that Cash payments to foreign holders of Allowed Claims may be made, at the option of the Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

J.	Establishment of Reserves and Provisions Governing Same

The Debtors or Reorganized Debtors may establish any reserves, including the Rights Offering Disputed Claims Reserve, that they deem necessary or advisable to make Distributions to holders of Allowed Claims or otherwise to satisfy their obligations under the Plan, subject to reasonable approval of the Requisite Members of the Noteholder Steering Committee and the Designated Co-Administrator with respect to Class 5B Cash Pool Disputed Claims; provided, however, that the aggregate face amount of disputed Claims permitted to receive Rights Offering Disputed Claims Reserve Shares shall not exceed $300 million without the approval of the Requisite Members of the Noteholder Steering Committee. Following completion of the reconciliation, settlement, and distribution procedures in connection with the Rights Offering Disputed Claims Reserve, any Rights Offering Disputed Claims Reserve Shares which are not distributed from the Rights Offering Disputed Claims Reserve to holders of Disputed Claims pursuant to any procedures governing the administration of the Rights Offering Disputed Claims Reserve shall be cancelled.

K.	Surrender of Canceled Instruments or Securities

1.	Tender of Notes

Except as provided in Section VI.K.2 for lost, stolen, mutilated or destroyed Notes and except as provided in the following paragraph of this Section VI.K.1, each holder of any Note not held through book entry must tender such Note to the applicable Third Party Disbursing Agent in accordance with a letter of transmittal to be provided to such holders by the Third Party Disbursing Agent as promptly as practicable on or after the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of such Note to act and the authenticity of any signatures required thereon. All surrendered Notes will be marked as canceled and delivered to the Reorganized Debtors.

If the record holder of a Noteholder Claim is DTC or its nominee or such other securities depository or custodian thereof, or if a Noteholder Claim is held in book-entry or electronic form pursuant to a global security held by DTC, then the beneficial holder of such a Noteholder Claim shall be deemed to have surrendered such holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

2.	Lost, Stolen, Mutilated or Destroyed Notes

Any holder of an Allowed Noteholder Claim with respect to which the underlying Note has been lost, stolen, mutilated or destroyed must, in lieu of surrendering such Note, deliver to the Third Party Disbursing Agent: (a) evidence satisfactory to the Third Party Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Third Party Disbursing Agent to hold the Third Party Disbursing Agent, the Debtors and Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a holder of such Note. Upon compliance with this Section VI.K.2 by a holder of an Allowed Noteholder Claim, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable Note.

3.	Failure to Surrender Notes

Any holder of a Note not held through book entry that fails to surrender or is deemed not to have surrendered the applicable Note within one year after the Effective Date will have its right to Distributions pursuant to the Plan on account thereof discharged and will be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property. In such case, any Cash, notes, securities or Reorganized PEC Common Stock held for distribution on account thereof will be treated pursuant to the provisions set forth in Section VI.F.2.c.

L.	Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith and distributed thereunder, to the extent applicable, each of the Debtors, the Reorganized Debtors, the Disbursing Agent, or any other party issuing any instruments or making any Distributions under the Plan will comply with all applicable Tax withholding and reporting requirements imposed on it by any Governmental Unit, and all Distributions pursuant to the Plan and all related agreements will be subject to applicable withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, each of the Debtors, Reorganized Debtors, and the Disbursing Agent, as applicable, will be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, applying a portion of any Cash Distribution to be made under the Plan to pay applicable withholding Taxes or establishing any other mechanisms the Disbursing Agent believes are reasonable and appropriate, including requiring a holder of an Allowed Claim to pay the withholding Tax amount to the Disbursing Agent in Cash as a condition of receiving any non-Cash Distributions under the Plan. Any party issuing any instrument or making any Distribution pursuant to the Plan has the right, but not the obligation, to not make a Distribution until such holder has made arrangements satisfactory to the issuing or disbursing party for the payment of any Tax obligations. In the case of any non-Cash Distributions subject to withholding, the distributing party may sell any property so withheld to generate Cash necessary to pay over the withholding Tax. Any amounts withheld pursuant to this Section, including the immediately preceding sentence, will be deemed to have been distributed and received by the applicable recipient for all purposes of the Plan.

Notwithstanding any other provision of the Plan, each holder of an Allowed Claim receiving a Distribution pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any Governmental Unit on account of the Distribution, including income, withholding and other Tax obligations.

Any party entitled to receive any property as an issuance or Distribution under the Plan will be required, if so requested, to deliver to the Disbursing Agent (or such other entity designated by the Debtors, which entity will subsequently deliver to the Disbursing Agent) a properly completed appropriate IRS Form W-9 or (if the party entitled to receive property is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code) IRS Form W-8, and any other tax forms, documentation or certifications that may be requested by the Disbursing Agent to establish the amount of withholding or exemption therefrom. Unless a properly completed IRS Form W-9 or IRS Form W-8, as appropriate, and such other requested tax forms, documentation or certifications are delivered to the Disbursing Agent (or such other entity), the Disbursing Agent, in its sole discretion, may (a) make a Distribution net of any applicable withholding, including backup withholding or (b) reserve such Distribution.

If the Disbursing Agent reserves a Distribution, and the holder fails either establish an exemption from withholding to the satisfaction of the issuing or disbursing party or make arrangements satisfactory to the issuing or disbursing party for the payment of any tax obligations within 180 days after the Effective Date, such Distribution shall be treated as unclaimed property under Section VI.F.2.c, notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary.

The Debtors reserve, and the Reorganized Debtors will have, the right to allocate and distribute all Distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens and similar encumbrances.

M.	Setoffs

Except with respect to claims of a Debtor or a Reorganized Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, each Reorganized Debtor or, as instructed by a Reorganized Debtor, a Third Party Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the Distributions to be made pursuant to the Plan on account of such Claim (before any Distribution is made on account of the Claim) the claims, rights and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of such Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any claims, rights and Causes of Action that the Debtor or Reorganized Debtor may possess against the Claim holder.

N.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

Any Claim will be deemed satisfied in full or in part (as applicable) without a Claims objection having to be Filed by the Debtors or Reorganized Debtors (as applicable) and without any further order or approval of the Bankruptcy Court, to the extent that the holder of such Claim (a) receives payment in full or in part (as applicable) on account of such Claim from an entity that is not a Debtor or Reorganized Debtor (as applicable) and (b) does not File an objection to such Claim being deemed satisfied within 21 days from service of notice thereof. To the extent a holder of a Claim receives, on account of such Claim, both a Distribution under the Plan and a payment from a party that is not a Debtor or Reorganized Debtor (as applicable) on account of such Claim, the Debtors or Reorganized Debtors (as applicable) will serve a notice of such duplicative payment and such holder must, within 21 days of receipt thereof, either (a) repay or return the Distribution to the Debtors or Reorganized Debtors (as applicable) to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the Allowed amount of such Claim or (b) file an objection setting forth the reasons that the holder asserts that such distribution does not have to be returned.

2.	Claims Payable by Third Parties

No Distributions under the Plan will be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ or Reorganized Debtors’ (as applicable) insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. If the Debtors or Reorganized Debtors (as applicable) believe a holder of an Allowed Claim has recourse to an insurance policy and intend to withhold a Distribution pursuant to this Section VI.N.2, the Debtors or Reorganized Debtors (as applicable) shall cause the Disbursing Agent to provide written notice to such holder as to what the Debtors or Reorganized Debtors (as applicable) believe to be the nature and scope of applicable insurance coverage. To the extent that one or more of the Debtors’ or Reorganized Debtors’ insurers (as applicable) agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

O.	Time Bar to Cash Payments

Checks issued in respect of Allowed Claims shall be null and void if not negotiated within 180 days after the date of issuance thereof. Requests for reissuance of any voided check shall be made directly to the Disbursing Agent by the entity to whom such check was originally issued. Any Claim in respect of such a voided check shall be made within 30 days after the date upon which such check was deemed void. If no request is made as provided in the preceding sentence, any Claims in respect of such voided check shall be discharged and forever barred and such unclaimed Distribution shall be treated as unclaimed property under Section VI.F.2.c, notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary.

P.	Application of Distributions

Except as otherwise provided in the Plan, all Distributions to a holder of an Allowed Claim will apply first to the principal amount of such Claim until such principal amount is paid in full and then to any interest accrued on such Claim prior to the Petition Date, and the remaining portion of such Distributions, if any, will apply to any interest accrued on such Claim after the Petition Date.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.	Designated Co-Administrator

1.	Appointment

On the Effective Date, the Creditors’ Committee shall appoint one designee to work as the Designated Co-Administrator of the reconciliation process for Class 5B Cash Pool and the Class 5B Cash Pool Disputed Claims. The Designated Co-Administrator shall be appointed with the rights set forth in Article VII hereof. References to the Reorganized Debtors in this Article VII shall include the Designated Co-Administrator when applicable to the resolution of a Class 5B Cash Pool Disputed Claim. The role and responsibilities of the Designated Co-Administrator shall terminate after all distributions are made to holders of Allowed Class 5B Cash Pool Disputed Claims and the Reorganized Debtors so advise the Designated Co-Administrator in writing (which notice must be sent via email to the Designated Co-Administrator and counsel to the Designated Co-Administrator, if any).

Prior to the Effective Date, the allowance of any Class 5B Claim that will impact distributions from the Class 5B Cash Pool, including if the aggregate amount of claims to be settled is for the benefit of a single claimant, that exceeds $2 million shall require consent of the Creditors’ Committee.

2.	Rights and Powers

The Designated Co-Administrator and the Reorganized Debtors shall work cooperatively to expeditiously resolve Class 5B Cash Pool Disputed Claims in a cost-effective and expeditious manner consistent with the procedures outlined in this Article VII. The Reorganized Debtors shall provide the Designated Co-Administrator with a spreadsheet of all Class 5B Cash Pool Disputed Claims, which shall include the filed Class 5B Cash Pool Disputed Claim amounts and any objections to be asserted thereto. The Designated Co-Administrator may request, and the Reorganized Debtors shall provide, all information and documentation underlying each Class 5B Cash Pool Disputed Claim and the objections to be asserted (if any) in response to each Class 5B Cash Pool Disputed Claim. The Reorganized Debtors shall consult with the Designated Co-Administrator before settling, allowing, or objecting to any Class 5B Cash Pool Disputed Claim, and the Designated Co-Administrator shall have the right to evaluate the Class 5B Cash Pool Disputed Claim and the proposed resolution before any Class 5B Cash Pool Disputed Claim is settled or allowed, or an objection is filed. If the Reorganized Debtors file an objection to a Class 5B Cash Pool Disputed Claim, the Designated Co-Administrator shall be entitled to notice of the objection and any response thereto, and may appear and be heard with respect to any such objection. To the extent a dispute arises between the Reorganized Debtors and the Designated Co-Administrator with respect to the resolution of a Class 5B Cash Pool Disputed Claim that cannot be resolved consensually, the applicable parties may seek appropriate relief from the Bankruptcy Court.

The Designated Co-Administrator shall be authorized and empowered to retain and pay professionals to represent it with respect to its responsibilities without the approval of the Bankruptcy Court.

3.	Payment of Fees and Expenses

The reasonable and documented fees and costs of the Designated Co-Administrator associated with the reconciliation process for Class 5B Cash Pool and Class 5B Cash Pool Disputed Claims shall be paid by the Reorganized Debtors up to the amount of $3 million without further notice or approval from the Bankruptcy Court within 30 days of receipt of an invoice.

B.	Allowance of Claims

After the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses the Debtors had with respect to any Claim immediately prior to the Effective Date, except with respect to any Claim deemed Allowed under the Plan. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order (including the Confirmation Order) in the Chapter 11 Cases allowing such Claim. All settled Claims approved prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties.

Any Claim that has been listed in the Schedules as disputed, contingent or unliquidated, and for which no proof of Claim has been timely filed, is not considered Allowed and shall be expunged without further action and without any further notice to or action, order or approval of the Bankruptcy Court.

C.	Prosecution of Objections to Claims

1.	Objections to Claims

All objections to Claims must be Filed and served on the holders of such Claims, and any amendment to the Schedules to reduce any scheduled Claim must be made by the Debtors, the Reorganized Debtors or the Gold Fields Liquidating Trustee (as applicable) by the Claims Objection Bar Date. If an objection to a Claim has not been Filed or an amendment to the Schedules has not been made by the Claims Objection Bar Date, the particular Claim will be treated as an Allowed Claim in the amount specified in a timely filed proof of Claim or the amount scheduled, as applicable, if such Claim has not been allowed earlier in a different amount.

2.	Extension of Claims Objection Bar Date

The Reorganized Debtors may seek authorization to extend the Claims Objection Bar Date for some or all Disputed Claims for cause through the Filing of a motion with the Bankruptcy Court. Likewise, the Gold Fields Liquidating Trustee may seek authorization to extend the Claims Objection Bar Date for some or all Disputed Claims against the Gold Fields Debtors for cause through the Filing of a motion with the Bankruptcy Court.

3.	Authority to Prosecute and Settle Claims Objections

After the Effective Date, except as provided in the following paragraph, the Reorganized Debtors shall have the sole authority: (a) to File, withdraw or litigate to judgment, objections to Claims; (b) to settle or compromise any Disputed Claim without any further notice to or action, order or approval by the Bankruptcy Court; and (c) to administer and adjust the claims register to reflect any such settlements or compromises without any further notice to or action, order or approval by the Bankruptcy Court.

After the Effective Date, solely with respect to Claims asserted against the Gold Fields Debtors, the Gold Fields Liquidating Trustee shall have the sole authority, pursuant to and in furtherance of the Plan and the Gold Fields Liquidating Trust Agreement: (a) to File, withdraw or litigate to judgment, objections to such Claims; (b) to settle or compromise any such Disputed Claim without any further notice to or action, order or approval by the Bankruptcy Court; and (c) to administer and adjust the claims register to reflect any such settlements or compromises without any further notice to or action, order or approval by the Bankruptcy Court.

The Requisite First Lien Lender Co-Proponents and the Requisite Members of the Noteholder Steering Committee shall have reasonable approval rights over any material Claim settlement, including but not limited to, any settlement related to the MEPP Claim above the amounts held in reserve by the Debtors for such MEPP Claim.

The Reorganized Debtors shall, with the consent of the Designated Co-Administrator, File a notice with the Bankruptcy Court declaring that all Class 5B Cash Pool Disputed Claims have been resolved.

4.	Authority to Amend Schedules

The Debtors, the Reorganized Debtors and, pursuant to and in furtherance of the Plan and the Gold Fields Liquidating Trust Agreement and solely with respect to the Gold Fields Debtors’ Schedules, the Gold Fields Liquidating Trustee, as applicable, will have the authority to amend the Schedules with respect to any Claim and to make Distributions based on such amended Schedules without approval of the Bankruptcy Court. If any such amendment to the Schedules reduces the amount of a Claim or changes the nature or priority of a Claim, the Debtors, the Reorganized Debtors or the Gold Fields Liquidating Trustee (as applicable) will provide the holder of such Claim with notice of such amendment and parties in interest will have 30 days to File an objection to such amendment with the Bankruptcy Court. If no such objection is Filed, the applicable Disbursing Agent may proceed with Distributions based on such amended Schedules without approval of the Bankruptcy Court.

D.	Estimation of Claims

The Debtors, prior to the Effective Date, and the Reorganized Debtors and the Gold Fields Liquidating Trustee (pursuant to and in furtherance of the Plan and the Gold Fields Liquidating Trust Agreement and solely with respect to Claims asserted against the Gold Fields Debtors), after the Effective Date, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of Distributions), and the relevant Reorganized Debtor or the Gold Fields Liquidating Trustee (pursuant to and in furtherance of the Plan and the Gold Fields Liquidating Trust Agreement), as applicable, may elect to pursue any supplemental proceedings to object to any ultimate Distribution on such Claim.

E.	Distributions on Account of Disputed Claims Once Allowed

Distributions on account of Disputed Claims that become Allowed Claims after the Effective Date shall be made in accordance with Article VI of the Plan.

F.	Offer of Judgment

The Reorganized Debtors and, pursuant to and in furtherance of the Plan and the Gold Fields Liquidating Trust Agreement and solely with respect to Claims asserted against the Gold Fields Debtors, the Gold Fields Liquidating Trustee, as applicable, are authorized to serve upon a holder of a Disputed Claim an offer to allow judgment to be taken on account of such Disputed Claim, and, pursuant to Bankruptcy Rules 7068 and 9014, Federal Rule of Civil Procedure 68 shall apply to such offer of judgment. To the extent the holder of a Disputed Claim must pay the costs incurred by the Reorganized Debtors or Gold Fields Liquidating Trustee after the making of such offer, the Reorganized Debtors and the Gold Fields Liquidating Trustee (pursuant to and in furtherance of the Plan and the Gold Fields Liquidating Trust Agreement), as applicable, are entitled to set off such amounts against the amount of any Distribution to be paid to such holder without any further notice to or action, order, or approval of the Bankruptcy Court.

G.	Amendments to Claims

On or after the Effective Date, except as provided herein, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court, the Reorganized Debtors or, solely with respect to Claims asserted against the Gold Fields Debtors, the Gold Fields Liquidating Trustee, and, to the extent such prior authorization is not received, any such new or amended Claim filed shall be deemed disallowed in full and expunged without any further action or authority or approval of the Bankruptcy Court.

ARTICLE VIII

CONSOLIDATION

A.	Consolidation

The classification and manner of satisfying all Claims and Interests under the Plan take into consideration the rights of holders of Claims and Interests, whether arising under contract, law, or equity, that a holder of a Claim or Interest may have against each of the Debtors. Holders of Claims or Interests against more than one Debtor are classified in consolidated classes of Claims against and Interests in the Debtor Groups as set forth in Article II for administrative convenience with respect to voting and the making of Distributions on account of Claims and Interests. The Confirmation Order will approve this administrative consolidation.

Such administrative consolidation will have no effect on (a) the legal and corporate structures of the Debtors; (b) pre- and post-Effective Date guarantees, liens, and security interests that are required to be maintained (i) in connection with contracts or leases that were entered into during the Chapter 11 Cases or (ii) Executory Contracts or Unexpired Leases that have been, or will be, assumed or assumed and assigned pursuant to the Plan; (c) Interests between and among the Debtors; (d) distributions from any insurance policies or proceeds of such policies; (e) the revesting of assets in the separate Reorganized Debtors; and (f) the responsibility of each Estate for the payment of its respective quarterly fees to the office of the United States Trustee pursuant to 28 U.S.C. § 1930 until the applicable Debtor’s case is closed, dismissed or converted to another chapter of the Bankruptcy Code. In addition, such administrative consolidation will not constitute a waiver of the mutuality requirement for setoff under section 553 of the Bankruptcy Code.

B.	Order Granting Consolidation

This Plan serves as a motion seeking entry of an order consolidating the Debtors, as described and to the limited extent set forth in Section VIII.A. Unless an objection to such consolidation is made in writing by any creditor or claimant affected by the Plan, Filed with the Bankruptcy Court and served on the parties listed in Section X.G on or before the Voting Deadline, or such other date as may be fixed by the Bankruptcy Court, the consolidation order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely Filed, a hearing with respect thereto will occur at the Confirmation Hearing. In addition, in the event any such objections are timely Filed, the Debtors reserve the right to establish at the Confirmation Hearing the ability to confirm the Plan on an entity-by-entity basis.

ARTICLE IX

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142(b) of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, exclusive jurisdiction to:

A. Allow, disallow, estimate, determine, liquidate, reduce, classify, re-classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of (a) any request for payment of any Administrative Expense Claim and (b) any and all objections to the amount, allowance, priority or classification of Claims or Interests;

B. Either grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

C. Resolve any matters related to the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;

D. Ensure that Distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

E. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and either grant or deny any applications Filed in the Bankruptcy Court involving any Debtor or any Reorganized Debtor that may be pending on the Effective Date or brought thereafter;

F. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement and the Confirmation Order;

G. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan, including the Private Placement Documents and the Private Placement Agreement, the Rights Offering Documents and the Rights Offering Backstop Commitment Agreement, the Gold Fields Liquidating Trust Agreement or any Person’s or entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

H. Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile or clarify any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, provided, however, that any modification to the New Debt and Equity Documents is subject to the Creditor Approval Rights (as applicable);

I. Hear and determine any matter, case, controversy, suit, dispute, or Causes of Action regarding the existence, nature and scope of the releases, injunctions, and exculpation provided under the Plan, and issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to implement, enforce or restrain interference by any Person with respect to the consummation, implementation or enforcement of the Plan or the Confirmation Order, including the releases, injunctions, and exculpation provided under the Plan;

J. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or Distributions pursuant to the Plan are enjoined or stayed;

K. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

L. Enforce, clarify or modify any orders previously entered by the Bankruptcy Court in the Chapter 11 Cases;

M. Enter a final decree or decrees closing the Chapter 11 Cases;

N. Determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes;

O. Recover all assets of the Debtors and their Estates, wherever located;

P. Hear and determine any disputes with the Designated Co-Administrator; and

Q. Hear any other matter over which with the Bankruptcy Court has jurisdiction.

To the extent that it is legally impermissible for the Bankruptcy Court to have exclusive jurisdiction over any of the foregoing matters, the Bankruptcy Court will have non-exclusive jurisdiction over such matters to the extent legally permissible. The Plan shall not modify the jurisdictional provisions of the New Debt and Equity Documents. Notwithstanding anything herein to the contrary, on and after the Effective Date, the Bankruptcy Court’s retention of jurisdiction pursuant to the Plan shall not govern the enforcement or adjudication of any rights or remedies with respect to or as provided in the New Debt and Equity Documents, and the jurisdictional provisions of such documents shall control.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in this Article IX, the provisions of this Article IX shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE X

MISCELLANEOUS PROVISIONS

A.	Modification of the Plan

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, and subject to the Creditor Approval Rights (as applicable), the Debtors reserve the right to alter, amend or modify the Plan before its substantial consummation. Prior to the Effective Date, subject to the Creditor Approval Rights, the

Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court. For the avoidance of doubt, the Plan and any exhibits, supplements, appendices or documents related thereto may not be modified in any way that adversely affects the distributions, recovery, treatment, classification, or other rights or entitlements of the Noteholder Co-Proponents (either as a group or individually) without the consent of the Requisite Members of the Noteholder Steering Committee (or the affected Noteholder Co-Proponent, as applicable).

Holders of Claims that have accepted the Plan shall be deemed to have accepted the Plan, as amended, modified, or supplemented, if the proposed amendment, modification, or supplement does not materially and adversely change the treatment of the Claim of such holder; provided, however, that any holders of Claims who were deemed to accept the Plan because such Claims were Unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment, modification, or supplement, such Claims continue to be Unimpaired.

B.	Revocation of the Plan

The Debtors reserve the right to revoke or withdraw the Plan as to any Debtor or all of the Debtors prior to the Confirmation Date or at the Confirmation Hearing. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if the Confirmation Date or the Effective Date does not occur as to any or all of the Debtors, then as to such Debtors: (a) the Plan will be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, will be deemed null and void; and (c) nothing contained in the Plan, nor any action taken or not taken by the Debtors with respect to the Plan, the Disclosure Statement or the Confirmation Order, shall be or shall be deemed to be: (i) a waiver or release of any Claims by or against such Debtor(s); (ii) an admission, acknowledgement, offer or undertaking of any sort by such Debtor(s) or any other party in interest; or (iii) prejudicial in any manner to the rights of such Debtor(s) or any other party in interest. The revocation or withdrawal of the Plan with respect to one or more Debtors shall not require re-solicitation of the Plan with respect to the remaining Debtors. For the avoidance of doubt, the revocation of the Plan or withdrawal of the Plan with respect to one or more Debtors (but fewer than all of the Debtors) shall be subject to the Creditor Approval Rights.

C.	Severability of Plan Provisions

If any term or provision of the Plan is held by the Bankruptcy Court or any other court of competent jurisdiction to be invalid, void or unenforceable, the Bankruptcy Court, in each case at the election of and with the consent of the Debtors, subject to the Creditor Approval Rights (as applicable), may alter and interpret such term or provision to the extent necessary to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remaining terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified except in accordance with the terms of the Plan; and (c) nonseverable and mutually dependent.

D.	Returned Letter of Credit Proceeds

Solely after the Distributions contemplated under Section II.B.2.a are made to the First Lien Lenders, after the Effective Date, if funds are received by the First Lien Agent from a beneficiary of a drawn First Lien Letter of Credit for the account of any L/C Issuer (as defined in the First Lien Credit Agreement) or directly from an L/C Issuer that had already been previously reimbursed by the Revolving Credit Lenders (as defined in the First Lien Credit Agreement) for a draw on a First Lien Letter of Credit and that, under the terms of the First Lien Credit Agreement, would be required to be returned to one or more of the Revolving Credit Lenders on account of such Revolving Credit Lenders’ Applicable Percentage (as defined in the First Lien Credit Agreement) of any Unreimbursed Amount (as defined in the First Lien Credit Agreement), the First Lien Agent shall deliver such funds to the Reorganized Debtors.

E.	Successors and Assigns

Except as expressly provided otherwise in the Plan, the rights, benefits and obligations of any Person named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, if any, of such Person.

F.	Plan/Confirmation Order Controls

In the event and to the extent that any provision of the Plan is inconsistent with the provisions of the Disclosure Statement, the provisions of the Plan shall control and take precedence. In the event and to the extent that any provision of the Plan is inconsistent with the provisions of the Confirmation Order, the provisions of the Confirmation Order shall control and take precedence.

G.	Service of Documents

Any pleading, notice or other document required by the Plan or the Confirmation Order to be served on or delivered to (a) the Debtors and the Reorganized Debtors, (b) the Creditors’ Committee, (c) the First Lien Agent, (d) the Ad Hoc Group of Second Lien Noteholders, (e) the Ad Hoc Group of Unsecured Senior Noteholders, (f) the Second Lien Notes Indenture Trustee, (g) any Unsecured Senior Notes Indenture Trustee, (h) the 2066 Subordinated Indenture Trustee, (i) the United States Trustee, (j) the Gold Fields Liquidating Trustee or (k) the Designated Co-Administrator must be sent by overnight delivery service, facsimile transmission, courier service or messenger to:

1.	The Debtors and the Reorganized Debtors

Heather Lennox

JONES DAY

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Telephone: (216) 586-3939

Facsimile: (216) 579-0212

Amy Edgy

Daniel T. Moss

JONES DAY

51 Louisiana Avenue, N.W.

Washington, D.C. 20001-2113

Telephone: (202) 879-3939

Facsimile: (202) 626-1700

Steven N. Cousins

Susan K. Ehlers

ARMSTRONG TEASDALE LLP

7700 Forsyth Boulevard

Suite 1800

St. Louis, Missouri 63105

Telephone: (314) 621-5070

Facsimile: (314) 612-2239

(Counsel to the Debtors and the Reorganized Debtors)

2.	The Creditors’ Committee

Lorenzo Marinuzzi

Jonathan I. Levine

Jennifer L. Marines

Daniel J. Harris

MORRISON & FORRESTER LLP

250 55th Street

New York, New York 10019-9601

Telephone: (212) 468-8000

Facsimile: (212) 468-7900

Ryan C. Hardy

Eric C. Peterson

Sherry K. Dreisewerd

SPENCER FANE LLP

1 North Brentwood Boulevard

St. Louis, Missouri 63105

Telephone: (314) 863-7733

Facsimile: (314) 862-4656

(Counsel to the Creditors’ Committee)

3.	The First Lien Agent

Damian S. Schaible

Darren S. Klein

Angela M. Libby

DAVIS POLK & WARDWELL LLP

450 Lexington Avenue

New York, New York 10017

Telephone: (212) 450-4000

Facsimile: (212) 710-5800

Lloyd A. Palans

Brian C. Walsh

Laura Uberti Hughes

BRYAN CAVE LLP

One Metropolitan Square

211 N. Broadway, Suite 3600

St. Louis, Missouri 63102

Telephone: (314) 259-2000

Facsimile: (314) 259-2020

(Counsel to the First Lien Agent)

4.	The Ad Hoc Group of Second Lien Noteholders

Jay M. Goffman

Shana A. Elberg

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Four Times Square

New York, NY 10036

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

John G. Young, Jr.

STINSON LEONARD STREET LLP

7700 Forsyth Boulevard

Suite 1100

St. Louis, MO 63105

Telephone: (314) 863-0800

Facsimile: (314) 863-9388

Jordan J. Feist

WOODS, FULLER, SHULTZ & SMITH, P.C.

300 South Phillips Avenue

Suite 300

Sioux Falls, SD 57104

Telephone: (605) 336-3890

Facsimile: (605) 339-3357

(Counsel to certain members of the Ad Hoc Group of Second Lien Noteholders)

5.	The Ad Hoc Group of Unsecured Senior Noteholders

Kenneth H. Eckstein

P. Bradley O’Neill

Stephen Zide

Andy Dove

KRAMER LEVIN NAFTALIS & FRANKEL LLP

1177 Avenue of the Americas

New York, New York 10036

Telephone: (212) 715-9100

Facsimile: (212) 715-8000

Gregory D. Willard

John G. Boyle

Alec L. Moen

DOSTER, ULLOM & BOYLE, LLC

16090 Swingley Ridge Road

Suite 620

St. Louis, Missouri 63017

Telephone: (636) 532-0042

Stephen E. Hessler

KIRKLAND & ELLIS LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4974

Facsimile: (212) 446-4900

Brian Ford

Melissa N. Koss

KIRKLAND & ELLIS LLP

555 California Street

San Francisco, California 94104

Telephone: (415) 439-1823

Facsimile: (415) 439-1500

(Counsel to certain members of the Ad Hoc Group of Unsecured Senior Noteholders)

6.	The Second Lien Notes Indenture Trustee

Howard S. Steel

BROWN RUDNICK LLP

Seven Times Square, 47th Floor

New York, New York 10036

Telephone: (212) 209-4800

Facsimile: (212) 209-4801

Spencer P. Desai

Danielle Suberi

Thomas H. Riske

DESAI EGGMANN MASON LLC

7733 Forsyth Boulevard, Suite 800

St. Louis, Missouri 63105

Telephone: (314) 881-0800

Facsimile: (314) 881-0820

(Counsel to the Second Lien Notes Indenture Trustee)

7.	The Unsecured Senior Notes Indenture Trustees

Douglas E. Spelfogel

Richard J. Bernard

FOLEY & LARDNER LLP

90 Park Ave.

New York, NY 10016

Telephone: (212) 682-7474

Facsimile: (212) 687-2329

Mark L. Prager

FOLEY & LARDNER LLP

321 North Clark St.

Chicago, IL 60654

Telephone: (312) 832-4500

Facsimile: (312) 832-4700

(Counsel to the Unsecured Senior Notes Indenture Trustees)

8.	2066 Subordinated Indenture Trustee

Thomas A. Pitta

Edward P. Zujkowski

EMMET, MARVIN AND MARTIN, LLP

120 Broadway, 32nd Floor

New York, New York 10271

Telephone: (212) 238-3000

Facsimile: (212) 238-3100

Brad McCormack

THE SADER LAW FIRM

2345 Grand Boulevard, Suite 2150

Kansas City, Missouri 64108-2663

Telephone: (816) 561-1818

Facsimile: (816) 561-0818

(Counsel to the 2066 Subordinated Indenture Trustee)

9.	The United States Trustee

Daniel J. Casamatta

Office of The United States Trustee

400 East 9th Street, Room 3440

Kansas City, MO 64106

Telephone: (816) 512-1940

Facsimile: (816) 512-1967

Paul A. Randolph

Leonora S. Long

Office of The United States Trustee

111 S. 10th Street, Room 6353

St. Louis, MO 63102

Telephone: (314) 539-2980

Facsimile: (314) 539-2990

10.	The Gold Fields Liquidating Trustee

[TBD]

11.	The Designated Co-Administrator

Cullen Drescher Speckhart, Esq.

Wolcott Rivers Gates Attorneys at Law

200 Bendix Road, Suite 300

Virginia Beach, VA 23452

Email: cspeckhart@wolriv.com

Telephone: (757) 470-5566

Dated: March 15, 2017	Respectfully submitted,

Peabody Energy Corporation, on its own behalf and on behalf of each affiliate Debtor

	By:	/s/ Amy B. Schwetz
	Name:	Amy B. Schwetz
	Title:	Executive Vice President, Chief Financial Officer of Peabody Energy Corporation

COUNSEL:

/s/ Steven N. Cousins

Steven N. Cousins, MO 30788

Susan K. Ehlers, MO 49855

Armstrong Teasdale LLP

7700 Forsyth Boulevard, Suite 1800

St. Louis, MO 63105

Telephone: (314) 621-5070

Facsimile: (314) 612-2239

Email: scousins@armstrongteasdale.com

Email: sehlers@armstrongteasdale.com

Heather Lennox (admitted pro hac vice)

JONES DAY

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Telephone: (216) 586-3939

Facsimile: (216) 579-0212

Amy Edgy (admitted pro hac vice)

Daniel T. Moss (admitted pro hac vice)

JONES DAY

51 Louisiana Avenue, N.W.

Washington, D.C. 20001-2113

Telephone: (202) 879-3939

Facsimile: (202) 626-1700

ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION